Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE E.W. SCRIPPS COMPANY,
SCRIPPS MEDIA, INC.,
SCRIPPS FARADAY INC.,
ION MEDIA NETWORKS, INC.,
AND
solely in its capacity as the Equityholder Representative hereunder,
BD ION EQUITYHOLDER REP LLC

DATED AS OF SEPTEMBER 23, 2020

THIS DOCUMENT IS NOT INTENDED TO CREATE A LEGALLY BINDING OFFER OR AGREEMENT UNLESS AND UNTIL EXECUTED BY THE PARTIES HERETO.

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SCHEDULES

SCHEDULE I	Equityholders
SCHEDULE II	Working Capital Methodologies
SCHEDULE III	Example of Per Share Price Calculation
SCHEDULE IV	Expiration Dates of FCC Licenses
SCHEDULE V	Pre-Closing Acquisitions[1]

EXHIBITS

EXHIBIT A	Form of Letter of Transmittal
EXHIBIT B	Surviving Company Certificate of Incorporation
EXHIBIT C	Surviving Company Bylaws
EXHIBIT D	Form of Escrow Agreement
EXHIBIT E	Form of Paying Agent Agreement
EXHIBIT F	Form of Network Affiliation Agreement
EXHIBIT G	Additional Defined Terms

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2020 (this "Agreement"), by and among The E.W. Scripps Company, an Ohio corporation ("EWS"), Scripps Media, Inc., a Delaware corporation and wholly owned subsidiary of EWS ("Parent"), Scripps Faraday Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub" and, together with EWS and Parent, each, a "Parent Party" and collectively, the "Parent Parties"), ION Media Networks, Inc., a Delaware corporation (the "Company"), and BD ION Equityholder Rep LLC, a Delaware limited liability company, solely in its capacity as the Equityholder Representative (as hereinafter defined) hereunder (the "Equityholder Representative").

W I T N E S S E T H:
WHEREAS, at the Effective Time, upon the terms and subject to the conditions set forth herein, the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company being the Surviving Company (as hereinafter defined), and as a result of which, Parent shall be the sole stockholder of the Surviving Company;

WHEREAS, the respective boards of directors of the Company and the Parent Parties have unanimously approved this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), and, to the extent required by applicable Law, declared the advisability of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, is executing and delivering an action by written consent of stockholders adopting this Agreement and approving the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, certain EWS Family Shareholders (as hereinafter defined), as holders of a sufficient number of the issued and outstanding EWS Common Voting Shares (as hereinafter defined) to give the EWS Shareholder Approval (as hereinafter defined), are executing and delivering a voting agreement (the "Voting Agreement"), pursuant to which, each such EWS Family Shareholder has agreed to vote their respective EWS Common Voting Shares in favor of giving the EWS Shareholder Approval at each of the EWS Family Shareholder Meeting and the EWS Shareholder Meeting; and

WHEREAS, promptly following the execution and delivery of this Agreement, the Key Company Stockholder (as hereinafter defined) will execute and deliver an action by written consent of stockholders adopting this Agreement and approving the transactions contemplated hereby, including the Merger (the "Written Consent").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.
"ACA" has the meaning set forth in Section 4.9(k).

"Accounting Firm" has the meaning set forth in Section 2.7(b).

"Accounting Principles" means, collectively, (a) the rules and principles set forth on Schedule II (collectively, the "Agreed Principles") and (b) GAAP, applied in a manner consistent with its application to the preparation of the Financial Statements and the Base Balance Sheet (the "Financial Statement Principles"); provided, that in the event of any conflict among the Agreed Principles and Financial Statement Principles, then the Agreed Principles shall take precedence.

"Additional Consideration Amounts" means any (a) amounts payable to Equityholders pursuant to Section 2.7(c) relating to the post-Closing purchase price adjustment mechanism set forth in Section 2.7, (b) amounts released to the Equityholders from the Equityholder Representative Expense Fund Account pursuant to Section 2.11, (c) amounts payable to Equityholders from the Tax Escrow Amount pursuant to Section 2.16 and (d) amounts payable to Equityholders pursuant to Section 2.17.

"Adjustment Calculation Time" means 11:59 p.m. local time in New York, NY on the day immediately prior to the Closing Date.

"Adjustment Items" means Company Cash and Cash Equivalents, Current Income Taxes, Tax Benefit Amount, Company Working Capital, Company Fees and Expenses that remain unpaid immediately prior to the Effective Time and Indebtedness for Borrowed Money of the Company and the Company Subsidiaries that remains unpaid immediately prior to the Effective Time.

"Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, that none of the EWS Family Shareholders shall be deemed to be an Affiliate of any Parent Party for purposes of this Agreement (other than where expressly provided for herein).

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company or any Company Subsidiary is or has been a member.

"Aggregate Exercise Amount" means the aggregate sum of each per share exercise price payable for Warrants outstanding immediately prior to the Effective Time.

"Aggregate SAR Base Price" means the aggregate sum of each base price payable for Stock Appreciation Rights outstanding immediately prior to the Effective Time (such amount may be negative).

"Aggregate Share Number" means the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time, plus the aggregate number of Common Shares subject to issuance for which Warrants outstanding immediately prior to the Effective Time are exercisable, plus the aggregate number of Common Shares subject to Stock Appreciation Rights outstanding immediately prior to the Effective Time.

"Agreement" has the meaning set forth in the Preamble.

"Alternative Financing" has the meaning set forth in Section 6.16(b).

"Ancillary Agreements" means, collectively, the Escrow Agreement, the Paying Agent Agreement, the Voting Agreement and the other agreements, documents, certificates and instruments delivered pursuant to this Agreement.

"Applicable Percentage" means, with respect to each Equityholder, a fraction, as set forth opposite the American Stock Transfer & Trust Company, LLC account number or other identifier, as applicable, of such Equityholder on Schedule I attached hereto (as may be revised in accordance with Section 2.9(c)), (a) the numerator of which is equal to the aggregate number of Common Shares held by such Equityholder, plus the aggregate number of Common Shares subject to the Warrants held by such Equityholder, plus the aggregate number of Common Shares subject to the Stock Appreciation Rights held by such Equityholder and (b) the denominator of which is equal to the Aggregate Share Number.

"Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

"Assumed Change in Law" has the meaning set forth on Section 1.1(a) of the Disclosure Schedule.

"Audit" means any audit, assessment of Taxes, examination or other proceeding by the United States Internal Revenue Service or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

"Audited Annual Financial Statements" has the meaning set forth in Section 6.19.

"Bankers' Fees" means the aggregate amount of fees and expenses payable to the Company's financial advisors, Goldman Sachs & Co. LLC and Moelis & Company LLC, in connection with the transactions contemplated by this Agreement.

"Base Balance Sheet" has the meaning set forth in Section 4.6(a).

"Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act.

"Cash and Cash Equivalents" means cash and cash equivalents, including short-term liquid investments (including readily marketable equity securities and government guaranteed debt obligations). Notwithstanding the previous sentence, the definition of Cash and Cash Equivalents shall (a) be calculated net of a party's issued but uncleared checks and drafts, (b) include uncleared checks and drafts issued, received or deposited for the account of such party, (c) include the balances in account numbers 10505 (Prepaid Insurance), 10510 (Prepaid Expenses – Rent), 10515 (Prepaid Expenses) and 15110 (Security Deposits), (d) exclude cash and cash equivalents held outside of the United States by the Company or any Company Subsidiary, if any, and (e) exclude the balance of account number 10110 (PAC Account).

"Certificate of Merger" has the meaning set forth in Section 3.2.

"Charges" has the meaning set forth in Section 6.12(e).

"Cleanup" means all actions required to: (a) remove, treat or remediate Hazardous Materials; (b) prevent the Release or threatened Release of Hazardous Materials; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; and/or (d) respond to any requests by Governmental Entities for information or documents in any way relating to removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials.

"Closing" has the meaning set forth in Section 3.1.

"Closing Date" has the meaning set forth in Section 3.1.

"Closing Date Merger Consideration" means (a) the Gross Merger Consideration, plus (b) the amount of all Company Cash and Cash Equivalents, plus (c) the Tax Benefit Amount, plus (d) the Completed Acquisition Amount, if any, plus (e) the amount, if any, by which Company Working Capital is in excess of the Company Working Capital Target, plus (f) one-half of the fees, costs and expenses of the D&O Tail Policy obtained pursuant to Section 6.6, minus (g) the amount, if any, by which Company Working Capital is less than the Company Working Capital Target, minus (h) the aggregate amount of all Company Fees and Expenses that remain unpaid immediately prior to the Effective Time, minus (i) all Indebtedness for Borrowed Money of the Company and the Company Subsidiaries that remains unpaid immediately prior to the Effective Time; provided, however, that such amount will be reduced by the aggregate amount of Indebtedness for Borrowed Money paid by the Company or any Company Subsidiary pursuant to Section 2.12(a), minus (j) Current Income Taxes, minus (k) the Equityholder Representative Expense Fund Amount, minus (l) Purchase Price Adjustment Escrow Amount, minus (m) the Tax Escrow Amount.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment Letters/Agreement" has the meaning set forth in Section 5.6.

"Common Shares" means shares of common stock, par value $0.001 per share, of the Company.

"Communications Act" means the Communications Act of 1934, as amended.

"Company" has the meaning set forth in the Preamble.

"Company 401(k) Plan" has the meaning set forth in Section 6.7(d).

"Company Cash and Cash Equivalents" means the amount of all Cash and Cash Equivalents held by the Company and the Company Subsidiaries as of the Adjustment Calculation Time; provided, however, that such amount will be reduced by the aggregate amount of Cash and Cash Equivalents paid by the Company or any Company Subsidiary pursuant to Section 2.12(a).

"Company Employees" has the meaning set forth in Section 6.7(a).

"Company Fees and Expenses" means (a) the aggregate amount of all fees, costs, and expenses incurred or payable by the Company or any Company Subsidiary to a third party, any Affiliate or Equityholder (excluding payments pursuant to Section 2.4), or any director, officer or employee (but solely as set forth in clause (ii) below with respect to payments to directors, officers and employees in their capacities as such) in connection with or related to the transactions contemplated by the Agreement (including those that become due and payable at or after the Effective Time pursuant to contracts or other arrangements entered into by or on behalf of the Company or any Company Subsidiary prior to the Effective Time in connection with or related to the transactions contemplated hereby), including (i) all investment banking (including the Bankers' Fees), broker, legal, accounting, transfer agent and advisor fees and expenses incurred or payable by the Company or any Company Subsidiary in connection with or related to the transactions contemplated by this Agreement, in each case whether or not accrued or invoiced and (ii) any compensation payable by the Company or any Company Subsidiary to any director, officer, employee, agent, consultant or advisor solely as a result of the transactions contemplated by this Agreement, including the portion of the Retention Bonuses payable by the Company at Closing pursuant to the Retention Bonus Program (which constitutes 50% of the Retention Bonuses), severance and incentive payments that do not require any termination or separation from service following the Closing before they become payable or, if they do require any such termination or separation of service before they become payable, such termination or separation of service occurs as of the Effective Time (without any action by Parent or, following the Closing, the Surviving Company as an Affiliate of Parent), change in control payments (including any "excess parachute payment" within the meaning of Section 280G of the Code, adverse Tax penalties imposed thereon and any requirement to pay a Tax gross-up or similar make-whole payment), other retention or "stay" bonuses intended to induce employees of the Company or the Company Subsidiaries to remain employed by the Company or the Company Subsidiaries through the Closing (if any), special or closing bonuses or similar payments (excluding any payments made pursuant to Section 2.4 and excluding the portion of the Retention Bonuses payable by Parent on the six (6) month anniversary of the Closing pursuant to the Retention Bonus Program); (b) one-half of the fees and expenses of the Paying Agent (including any fees of American Stock Transfer & Trust Company, LLC related to mailings or other services after the date hereof in connection with this Agreement or the transactions contemplated hereby); (c) one-half of the fees and expenses of the Escrow Agent; (d) one-half of the filing fees payable to Governmental Entities as contemplated by Section 6.9(a); and (e) the fees, costs and expenses of the D&O Tail Policy obtained pursuant to Section 6.6.

"Company Fees and Expenses Payment Schedule" has the meaning set forth in Section 2.8.

"Company IT Systems" means all computer software and code, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any Company Subsidiary.

"Company Owned Intellectual Property" means all Intellectual Property owned by the Company or any Company Subsidiary.

"Company Station Licenses" means the main station license issued by the FCC with respect to each of the Company Stations.

"Company Stations" means the television broadcast stations owned by the Company or any Company Subsidiary, each of which, as of the date of this Agreement, is listed in Section 1.1(a) of the Disclosure Schedule (which Section 1.1(a) of the Disclosure Schedule shall be updated prior to the Closing Date by the Company (upon notice to Parent) to also include any Company Station acquired after the date hereof in accordance with the terms hereof).

"Company Stock Plans" means, collectively, the ION Media Networks, Inc. 2010 Management Equity Incentive Plan and the ION Media Networks, Inc. 2020 Management Equity Incentive Plan.

"Company Subsidiary" means a Subsidiary of the Company.

"Company Used Intellectual Property" means all Intellectual Property owned or controlled by a third Person and used by the Company or any Company Subsidiary in connection with the business of the Company and the Company Subsidiaries as currently conducted, but excluding any Company Owned Intellectual Property.

"Company Working Capital" means the sum of the Current Assets of the Company and the Company Subsidiaries, minus the Current Liabilities of the Company and the Company Subsidiaries, as of the Adjustment Calculation Time. A calculation of the Company Working Capital as of June 30, 2020 is set forth on Schedule II.

"Company Working Capital Target" means $70,000,000.

"Competition Laws" means any supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

"Completed Acquisition Amount" means, if the contemplated acquisition set forth in Schedule V is consummated prior to the Closing on materially the terms set forth in Schedule V, the sum of (a) the purchase price paid in cash by the Company or any Company Subsidiary at the closing for such acquisition and prior to the Closing pursuant to the underlying purchase agreement for such acquisition, as adjusted (i) upward to give effect to any purchase price adjustment amounts (excluding any indemnity amounts) paid in cash by the Company or any Company Subsidiary following the closing for such acquisition and prior to the Closing pursuant to the underlying purchase agreement for such acquisition and (ii) downward to give effect to any purchase price adjustment or indemnification amounts received by the Company or any Company Subsidiary following the closing for such acquisition and prior to the Closing pursuant to the underlying purchase agreement for such acquisition, and (b) any capital expenditures actually expended by the Company or any Company Subsidiary prior to the Closing solely in connection with such acquisition (as evidenced by reasonable supporting documentation provided to Parent) and not in excess of $2,500,000.

"Compliant" means, prior to the expiration of the Marketing Period, with respect to the "Required Information," that (a) such Required Information does not contain any untrue statement of a material fact regarding the Company or any of the Company Subsidiaries (taken as a whole) or omit to state any material fact regarding the Company or any of the Company Subsidiaries necessary in order to make such Required Information not misleading in the light of the circumstances under which such statements were delivered, (b) (i) the Company's independent auditors have not withdrawn any audit opinion with respect to the audited financial statements contained in such Required Information (it being understood that such Required Information will be Compliant if the Company's independent auditors have subsequently delivered an unqualified audit opinion with respect to such financial statements and, if applicable, the applicable financial statements have been amended, as applicable) and (ii) the Company or the Company Subsidiaries shall not have publicly announced an intention to restate any financial statements contained in such Required Information (it being understood that such Required Information will be Compliant if such restatement is completed and the applicable Required Information has been delivered to Parent or the Company has publicly announced that it has concluded that no restatement shall be required, as applicable) and (c) the financial statements (taken as a whole) included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the independent auditors of the Company and the Company Subsidiaries to issue a customary comfort letter to the Debt Financing Sources, including as to customary negative assurances and change period, in order to consummate an offering of debt securities on any day during the Marketing Period.

"Confidentiality Agreement" has the meaning set forth in Section 6.4.

"Consent" has the meaning set forth in Section 4.4(b).

"Continuation Period" has the meaning set forth in Section 6.7(a).

"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, curfew, shut down, closure, sequester, safety or similar Law, directive, pronouncement, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act and the FFCRA.

"COVID-19 Pandemic" means the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic, and/or outbreak occurring on and prior to the Closing Date.

"Credit Agreement" means that certain Credit Agreement, dated as of December 18, 2013 and amended by Amendment No. 1, dated as of December 1, 2014, Amendment No. 2, dated as of December 2, 2016, Amendment No. 3, dated as of June 2, 2017, Amendment No. 4, dated as of December 12, 2017, and Amendment No. 5 to the Credit Agreement and Amendment No. 1 to the Security Agreement, dated as of July 25, 2019, among the Company, the Guarantors (as defined in the Credit Agreement) from time to time party thereto, each lender from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent and the other parties thereto (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time).

"Current Assets" means the sum of the current assets accounts specified on Schedule II and as determined in accordance with the Accounting Principles as of the Adjustment Calculation Time without taking into account the transactions contemplated by this Agreement; provided, however, that Current Assets shall exclude (a) Cash and Cash Equivalents, (b) receivables from Affiliates, directors, officers, employees, or Equityholders or any of their respective Affiliates, (c) prepaid loan origination fees and deferred financing charges, (d) current Tax assets related to Current Income Taxes and deferred Tax assets, (e) assets related to programming rights and (f) the balance of account number 10110 (PAC Account).

"Current Income Taxes" means the accrued and unpaid current income Tax liabilities of the Company and the Company Subsidiaries, determined in accordance with the Accounting Principles as of the Adjustment Calculation Time, calculated taking into account the payment of Company Fees and Expenses and any applicable deductions or credits available by Law to offset such liabilities, and decreased, without duplication, by any prepayments of income Taxes or other current income Tax assets; provided, if no amounts are paid into the Tax Escrow Account at Closing and state and local Specified Tax Liabilities remain unpaid at Closing, the amount of such unpaid state and local Specified Tax Liabilities shall be included in Current Income Taxes. For the avoidance of doubt, the "Current Income Taxes" amount shall not be reduced below zero (0) by any deduction or credit attributable to (A) the payment of Company Fees and Expenses or (B) the satisfaction of Indebtedness for Borrowed Money of the Company on the Closing Date or in connection with the Closing as described in clause (b) of the definition of "Transaction Tax Deductions", but shall be reduced below zero (0) as a result of the prepayment of income Taxes to the extent such prepayments exceed the otherwise accrued current income Tax liabilities.

"Current Liabilities" means the sum of the current liability accounts specified on Schedule II and as determined in accordance with the Accounting Principles as of the Adjustment Calculation Time without taking into account the transactions contemplated by this Agreement; provided, however, that Current Liabilities shall exclude (a) Indebtedness for Borrowed Money of the Company and the Company Subsidiaries that remains unpaid immediately prior to the Effective Time, (b) Company Fees and Expenses that remain unpaid immediately prior to the Effective Time, (c) liabilities related to the settlement of Stock Appreciation Rights (i) that are satisfied, paid, performed and discharged in full prior to the Closing or (ii) which are satisfied pursuant Section 2.4 or Section 2.5, (d) liabilities for Current Income Taxes and deferred Tax liabilities, (e) liabilities related to programming rights and (f) the balance of account number 20305 (Political Action Committee Contribution); provided that, and notwithstanding anything in this Agreement or Schedule II to the contrary, Current Liabilities shall be deemed to include (A) any payment that becomes due by the Company in excess of prior payments or issuances of Common Stock in connection with the exercise of any appraisal rights by the holder of the Stock Appreciation Rights identified in Section 1.1(b) of the Disclosure Schedule if such payment is not paid in full prior to the Closing and whether or not the amount of such payment is finally determined at or following the Closing (any such payment liability, the "Specified SAR Liability") and (B) the unpaid employer portion of payroll Taxes of the Company and the Company Subsidiaries, if any, the payment of which is deferred because of applicable provisions of the CARES Act.

"D&O Tail Policy" has the meaning set forth in Section 6.6.

"Damages" means, collectively, any and all losses, liabilities, expenses (including reasonable attorneys' fees), claims, fines and damages.

"Debt Commitment Letters" has the meaning set forth in Section 5.6.

"Debt Financing" has the meaning set forth in Section 5.6.

"Debt Financing Sources" means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing, including the Lender and any other parties to any debt commitment letters, engagement letters, joinder agreements, indentures, credit agreements or similar agreements entered into in connection with the Debt Financing or any Alternative Financing, together with their respective Affiliates, and their and their respective Affiliates' officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, agents and representatives of each of the foregoing, and their respective successors and assigns.

"Deficit Adjustment" has the meaning set forth in Section 2.7(c)(ii).

"DGCL" means the General Corporation Law of the State of Delaware, as amended.

"Disclosure Schedule" means the disclosure schedule being delivered by the Company to the Parent Parties contemporaneously with the execution of this Agreement.

"Dissenting Shares" has the meaning set forth in Section 2.3.

"DOJ" means the United States Department of Justice.

"Effective Time" has the meaning set forth in Section 3.2.

"Environmental Claim" means any claim (legal, equitable or administrative) or legal proceeding by any Person alleging liability or potential liability (including such liability for Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or administrative, civil or criminal penalties) arising out of, based on or resulting from (a) the presence, Release or threat of Release of any Hazardous Materials at any location, whether or not leased or operated by the Company or any Company Subsidiary, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or term or condition of any Permit held by the Company or any Company Subsidiary pursuant to applicable Environmental Laws.

"Environmental Laws" means all applicable Laws relating to (a) pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials, (b) the presence, manufacture, generation, production, processing, distribution, use, treatment, containment, storage, recycling, Release, disposal, transport, handling or remediation of Hazardous Materials or (c) record keeping, notification, disclosure or reporting requirements respecting Hazardous Materials.

"Equityholder Agreements" has the meaning set forth in Section 4.2(b).

"Equityholder Representative" has the meaning set forth in the Preamble.

"Equityholder Representative Expense Fund" means the Equityholder Representative Expense Fund Amount deposited in the Equityholder Representative Expense Fund Account, as such sum may increase or decrease from time to time in accordance with this Agreement.

"Equityholder Representative Expense Fund Account" has the meaning set forth in Section 2.11.

"Equityholder Representative Expense Fund Amount" means $5,000,000.

"Equityholders" means the Stockholders, holders of Warrants and holders of Stock Appreciation Rights, in each case, as of immediately prior to the Effective Time.

"ERISA" has the meaning set forth in Section 4.9(a).

"ERISA Affiliate" has the meaning set forth in Section 4.9(a).

"Escrow Agent" means Citibank, N.A., acting as escrow agent.

"Escrow Agreement" means an escrow agreement, substantially in the form of Exhibit D (with such changes as may be required by the Escrow Agent) to be entered into in accordance with Section 2.10 and Section 2.16.

"Escrow Amounts" means, collectively, the Purchase Price Adjustment Escrow Amount and the Tax Escrow Amount.

"Estimated Adjustment Amount" means the sum of (a) the Estimated Company Cash and Cash Equivalents, plus (b) the Estimated Tax Benefit Amount, plus (c) the amount, if any, by which Estimated Company Working Capital is in excess of the Company Working Capital Target, minus (d) the amount, if any, by which Estimated Company Working Capital is less than the Company Working Capital Target, minus (e) Estimated Company Fees and Expenses, minus (f) Estimated Indebtedness for Borrowed Money, minus (g) Estimated Current Income Taxes.
"Estimated Adjustment Items" means Estimated Company Cash and Cash Equivalents, Estimated Tax Benefit Amount, Estimated Company Working Capital, Estimated Company Fees and Expenses, Estimated Indebtedness for Borrowed Money and Estimated Current Income Taxes.

"Estimated Company Cash and Cash Equivalents" has the meaning set forth in Section 2.7(a).

"Estimated Company Fees and Expenses" has the meaning set forth in Section 2.7(a).

"Estimated Company Working Capital" has the meaning set forth in Section 2.7(a).

"Estimated Current Income Taxes" has the meaning set forth in Section 2.7(a).

"Estimated Indebtedness for Borrowed Money" has the meaning set forth in Section 2.7(a).

"Estimated Tax Benefit Amount" has the meaning set forth in Section 2.7(a).

"EWS" has the meaning set forth in the Preamble.

"EWS Class A Common Shares" means the Class A Common Shares, par value $0.01 per share, of EWS.

"EWS Common Shares" means the EWS Common Voting Shares and EWS Class A Common Shares.

"EWS Common Voting Shares" means the Common Voting Shares, $0.01 par value, of EWS.

"EWS Family Shareholder Meeting" has the meaning set forth in Section 6.15.

"EWS Family Shareholders" means those parties to the Amended and Restated Scripps Family Agreement, dated May 19, 2015, as amended on March 29, 2017.

"EWS Shareholder Approval" means the approval of the holders of outstanding EWS Common Voting Shares required by applicable Law, this Agreement or the rules or regulations of NASDAQ in connection with the Investor Financing and the issuance of securities contemplated thereby.

"EWS Shareholder Meeting" has the meaning set forth in Section 6.15.

"EWS Shareholders" means those holders of EWS Common Shares.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FCC" means the U.S. Federal Communications Commission.

"FCC Applications" means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

"FCC Consent" means the grant by the FCC (or its staff acting pursuant to delegated authority) of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

"FCC Divestitures" has the meaning set forth in Section 5.9.

"FCC Licenses" means the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Company Stations, or otherwise granted to or held by the Company or any of the Company Subsidiaries.

"FCC Renewal Policy" has the meaning set forth in Section 6.9(f).

"FCC Repack Reimbursement Amount" means the amount of any payment from the FCC received by Parent or the Surviving Company (or any of their respective Subsidiaries or Affiliates) after the Closing for costs actually incurred by the Company or any Company Subsidiary prior to the Closing in connection with the FCC's broadcast television spectrum incentive auction that were submitted for reimbursement to the TV Broadcaster Relocation Fund on FCC Form 2100 (Schedule 399).

"FCC Rules" means the rules, regulations, orders and promulgated and published policy statements of the FCC.

"FFCRA" means the Families First Corona Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Entity.

"Final Adjustment Amount" means the sum of (a) the Final Company Cash and Cash Equivalents, plus (b) the Final Tax Benefit Amount, plus (c) the amount, if any, by which Final Company Working Capital is in excess of the Estimated Company Working Capital, minus (d) the amount, if any, by which Final Company Working Capital is less than the Estimated Company Working Capital, minus (e) Final Company Fees and Expenses, minus (f) Final Indebtedness for Borrowed Money, minus (g) Final Current Income Taxes.

"Final Adjustment Items" means Final Company Cash and Cash Equivalents, Final Tax Benefit Amount, Final Company Working Capital, Final Company Fees and Expenses, Final Indebtedness for Borrowed Money and Final Current Income Taxes.

"Final Company Cash and Cash Equivalents" has the meaning set forth in Section 2.7(b).

"Final Company Fees and Expenses" has the meaning set forth in Section 2.7(b).

"Final Company Working Capital" has the meaning set forth in Section 2.7(b).

"Final Current Income Taxes" has the meaning set forth in Section 2.7(b).

"Final Indebtedness for Borrowed Money" has the meaning set forth in Section 2.7(b).

"Final Schedule I" has the meaning set forth in Section 2.9.

"Final Tax Benefit Amount" has the meaning set forth in Section 2.7(b).

"Financial Statements" has the meaning set forth in Section 4.6(a).

"Financing" has the meaning set forth in Section 5.6.

"Financing Provisions" means, collectively, Section 8.2(d), Section 9.3 (Amendment), Section 9.9 (Parties in Interest), Section 9.12 (Governing Law; Jurisdiction; Waiver of Jury Trial) and Section 9.18 (Non-Recourse Against Financing Sources; Waiver of Certain Claims) and, in each case, the defined terms used therein (solely for the purposes used therein).

"Financing Sources" means the Debt Financing Sources and the Investor.

"FIRPTA Certificate" has the meaning set forth in Section 2.14.

"Fraud" means the knowing and intentional making of a material misstatement in any representation or warranty set forth in Article IV or Article V of this Agreement (as applicable) by a party hereto, in each case, with a specific intent to deceive another party hereto and induce such other party to enter into this Agreement; provided, that such other party to whom such materially inaccurate representation is made acted justifiably in reliance on such representation and suffered injury as a result of such material inaccuracy. For the avoidance of doubt, the term "Fraud" does not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence or recklessness.

"Free Cash" means the Cash and Cash Equivalents held in the Company's account numbers 10105 (Cash – Payables Clearing), 10120 (Cash - Money Market Account) and 10125 (Cash - Operating Account).

"FTC" means the United States Federal Trade Commission.

"GAAP" means United States generally accepted accounting principles.

"Governmental Entity" means (a) any nation or government, any state or other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or any nation or any state of the United States or any political subdivision or territory thereof (or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, to the extent that the rules, regulations or orders of such organization or authority have the force of Law); or (c) any court or legally constituted tribunal or arbitrator.

"Gross Merger Consideration" means USD $2,650,000,000.

"Hazardous Materials" means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, any other substance, material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under any Environmental Laws, and any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HCERA" has the meaning set forth in Section 4.9(k).

"Health Care Reform Laws" has the meaning set forth in Section 4.9(k).

"Health Plan" has the meaning set forth in Section 4.9(k).

"HSR Act" has the meaning set forth in Section 4.4(b).

"Immigration Laws" has the meaning set forth in Section 4.16(e).

"Indebtedness for Borrowed Money" means, with respect to any Person, (a) all liabilities of such Person for borrowed money, whether secured or unsecured, (b) all liabilities of such Person evidenced by notes, debentures, bonds or similar instruments for the payment of which such Person is responsible, (c) all obligations in respect of letters of credit issued for the account of such Person, solely to the extent drawn and not paid, and excluding any obligations in respect of letters of credit to the extent not drawn or paid, (d) all obligations of such Person under any interest rate, currency or other hedging agreement (in each case, valued at the termination value thereof), (e) all obligations of such Person for the deferred purchase price of property or services (other than, in the case of the Company and the Company Subsidiaries, those included in the Current Liabilities taken into account in the calculation of Company Working Capital), (f) all capital lease obligations (other than, in the case of the Company and the Company Subsidiaries, those included in the Current Liabilities taken into account in the calculation of Company Working Capital), (g) all obligations of such Person in respect of guaranties, in any manner, of all or any part of any Indebtedness for Borrowed Money of any other Person, (h) declared but unpaid dividends of such Person, and (i) all obligations of such Person for any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the foregoing liabilities or obligations.

"Intellectual Property" means all: (a) copyrights, including copyrights in Software and in the content contained on any Internet site, and rights in works of authorship, whether or not copyrightable, and registrations and applications for any of the foregoing; (b) patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (c) trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing; (d) trade secrets, know-how and confidential information; (e) Internet domain names, rights in social media sites and pages, applications, and rights in all related content and data; and (f) other intellectual property and related proprietary rights.

"Investor" has the meaning set forth in Section 5.6.

"Investor Agreement" has the meaning set forth in Section 5.6.

"Investor Financing" has the meaning set forth in Section 5.6.

"IP Agreements" means all agreements, other than contracts for programming rights, to which the Company or any Company Subsidiary is a party or otherwise bound pursuant to which the Company or any Company Subsidiary has been granted rights to any Intellectual Property (excluding non-customized, off-the-shelf and generally available Software with an annual license fee or replacement value of less than $100,000) or has granted rights to any Company Owned Intellectual Property to a third party, in each case where the loss of which would constitute a Material Adverse Effect.

"IRS" means the United States Internal Revenue Service.

"Key Company Stockholder" means Media Holdco, LP.

"Knowledge of Parent" means the actual knowledge, after reasonable inquiry, of Adam Symson, Lisa Knutson, William Appleton, Robin Davis or Doug Lyons.

"Knowledge of the Company" means the actual knowledge, after reasonable inquiry (other than in the cases of Section 4.5(j), Section 4.13(c), Section 4.13(d), Section 4.13(e)(ii)

and Section 4.14(e), for which no inquiry shall be required), of R. Brandon Burgess, Dan Hsieh, Tim Clyne or David Christman.

"Laws" means all federal, state, local and foreign laws, statutes, codes, constitutions, treaties, ordinances, rules, regulations, orders, writs, injunctions, judgments and decrees.

"Leased Realty" has the meaning set forth in Section 4.14(b).

"Leases" has the meaning set forth in Section 4.14(c).

"Lender" has the meaning set forth in Section 5.6.

"Letter of Transmittal" means a letter of transmittal in the form attached as Exhibit A hereto.
"Liens" means any and all liens, encumbrances, security interests, mortgages, pledges, claims, options, rights of first refusal, rights of first offer, or restrictions of any kind whatsoever (other than restrictions under the Securities Act and applicable state securities Laws).

"Litigation" has the meaning set forth in Section 4.8(a).

"Majority Holders" has the meaning set forth in Section 6.12(c).

"Market" has the meaning set forth in Section 4.5(h).

"Marketing Period" means the first fifteen (15) consecutive Business Day period after the date of this Agreement beginning on the first day on which (a) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature can only be satisfied at Closing) and (b) the Parent Parties shall have received the Required Information and the Required Information is Compliant (provided, that the subsequent delivery of any financial statements referred to in clause (i) or (ii) of the definition of "Required Information" shall result in the "restart" of the Marketing Period); provided, that (i) for purposes of this definition, (u) November 27, 2020 shall not constitute a Business Day, (v) if such 15 Business Day period has not ended on or prior to December 18, 2020, then such period shall not commence prior to January 4, 2021, (w) July 5, 2021 shall not constitute a Business Day, (x) if such 15 Business Day period has not ended on or prior to August 20, 2021, then such period shall not commence prior to September 7, 2021, (y) November 26, 2021 shall not constitute a Business Day, and (z) if such 15 Business Day period has not ended on or prior to December 17, 2021, then such period shall not commence prior to January 3, 2022, (ii) if any Required Information provided prior to the commencement of, or during, the Marketing Period ceases to be Compliant or otherwise does not include the Required Information as defined during such 15 Business Day period, then the Marketing Period shall be deemed not to commence unless and until such Required Information is Compliant or has been delivered, as applicable, (iii) the Marketing Period shall end on any such earlier date on which the Debt Financing has been obtained in full and (iv) if the Company in good faith reasonably believes that it has delivered the applicable Required Information, it may deliver to Parent written notice to the effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information that Parent reasonably believes the Company has not delivered).

"Material Adverse Effect" means any effect, change, fact, event, condition, occurrence, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, none of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been or will be, a "Material Adverse Effect": (i) any effect, change, fact, event, condition, occurrence, development or circumstance affecting the commercial television broadcast, cable television and/or television advertising industries generally, (ii) natural disasters, earthquakes, floods, hurricanes, epidemics, pandemics, disease outbreaks (including the COVID-19 Pandemic or any COVID-19 Measures) or other acts of nature, (iii) global, national or regional political conditions, including the engagement in, or escalation or worsening of hostilities in any country, political instability, or acts of terrorism or war, (iv) any effect, change, fact, event, condition, occurrence, development or circumstance affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy anywhere else in the world generally, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the effects, changes, facts, events, conditions, occurrences, developments or circumstances giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vi) any action expressly permitted or required to be taken by the Company under the terms of this Agreement or any Ancillary Agreement, (vii) any effect, change, fact, event, condition, occurrence, development or circumstance that results from any action taken at the express prior written request of Parent or with Parent's prior written consent, (viii) the announcement of or the execution and delivery of this Agreement or any Ancillary Agreement or the pendency of the consummation of the Merger, including the effects of the transactions contemplated hereby on relationships with customers, suppliers, advertisers, Governmental Entities and other business relations, (ix) any change in Law or GAAP or interpretation thereof, (x) any breach by any of the Parent Parties of their respective representations, warranties or obligations under this Agreement or any Ancillary Agreement, (xi) any change in the cost or availability or other terms of any financing for the Company (it being understood that the effects, changes, facts, events, conditions, occurrences, developments or circumstances giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), or (xii) any rating fluctuations as a result of the aging or seasoning of existing content and changing of content in the ordinary course of business including through substitutions and acquisitions; provided, further, however, that any effect, change, fact, event, condition, occurrence, development or circumstance referred to in clauses (iii), (iv) or (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent that such effect, change, fact, event, condition, occurrence, development or circumstance has a material disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case only the incremental disproportionate adverse effect on the Company and the Company Subsidiaries (taken as a whole) may be taken into account in determining whether there has been or may be a Material Adverse Effect).

"Material Contracts" has the meaning set forth in Section 4.10(a).

"Merger" has the meaning set forth in Section 2.1.

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub Common Stock" means the common stock, $0.001 par value per share, of Merger Sub.

"MVPDs" has the meaning set forth in Section 4.5(h).

"NASDAQ" means the NASDAQ Global Select Market.

"Network Affiliation Agreements" has the meaning set forth in Section 6.9(c).

"Objection Notice" has the meaning set forth in Section 2.7(b).

"Organizational Documents" means: (a) with respect to a corporation, the certificate or articles of incorporation, as applicable, and the bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person; in each case, as amended and/or restated to date.

"Outside Date" has the meaning set forth in Section 8.1(c).

"Owned Realty" has the meaning set forth in Section 4.14(a).

"Parent" has the meaning set forth in the Preamble.

"Parent 401(k) Plan" has the meaning set forth in Section 6.7(d).

"Parent Bankers' Fees" means the aggregate amount of fees and expenses payable to the Parent's financial advisors, Morgan Stanley & Co. Inc. and Methuselah Advisors LLC, in connection with the transactions contemplated by this Agreement.

"Parent Disclosure Schedule" means the disclosure schedule being delivered by the Parent Parties to the Company contemporaneously with the execution of this Agreement.

"Parent Fees and Expenses Termination Fee" means all documented out-of-pocket legal and accounting (including tax advice) fees, costs and expenses incurred by the Company or any Company Subsidiary in connection with the negotiation, execution or potential consummation of this Agreement, the Ancillary Agreements and/or any transactions contemplated hereby or thereby.

"Parent Full Termination Fee" means USD $35,000,000.

"Parent Party" and "Parent Parties" have the meaning set forth in the Preamble.

"Parent Party Privileged Communications" has the meaning set forth in Section 9.17(d).

"Parent Plan" has the meaning set forth in Section 6.7(a).

"Parent Representatives" has the meaning set forth in Section 6.3.

"Parent Termination Fee" means either the Parent Full Termination Fee or the Parent Fees and Expenses Termination Fee, as applicable and without duplication.

"Paying Agent" means American Stock Transfer & Trust Company, LLC.

"Paying Agent Agreement" means the Paying Agent Agreement, substantially in the form of Exhibit E (with such changes as may be required by the Paying Agent) to be entered into in accordance with Section 2.5(a).

"Pending Tax Claim" means a claim or potential claim or liability for Specified Tax
Liabilities by the jurisdictions set forth on Section 2.16 of the Disclosure Schedule.

"Pending Tax Claim Escrow Amount" means, in respect of an applicable Pending Tax Claim in a jurisdiction, the amount set forth across from the jurisdiction of such Pending Tax Claim on Section 2.16 of the Disclosure Schedule.

"Per Share Price" means an amount equal to the quotient obtained by dividing (x) the Closing Date Merger Consideration, plus the Aggregate Exercise Amount, plus/minus the Aggregate SAR Base Price by (y) the Aggregate Share Number. An illustrative example of the components of the calculation of the Per Share Price is attached hereto as Schedule III.

"Permits" has the meaning set forth in Section 4.5(a).

"Permitted Liens" means (a) statutory Liens of landlords' and mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent or are being contested in good faith in appropriate proceedings, (b) statutory Liens for current taxes, assessments and other governmental charges that are not yet due and payable and/or the amount or validity of which is being contested in good faith (to the extent that, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, and other similar non-monetary matters affecting title to the applicable real property that do not materially impair the occupancy or use of such real property or the operation of the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business, (d) zoning, building, environmental and other land-use regulations imposed by Governmental Entities having jurisdiction over the applicable real property that are not violated in any material respect by the current use and operation of such real property, (e) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar Laws, (f) Liens that affect the underlying fee interest of any Leased Realty, (g) any set of facts an accurate, up-to-date real property survey would show and that do not materially impair the occupancy or use of the applicable real property or the operation of the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business, (h) Liens related to Indebtedness for Borrowed Money of the Company or any Company Subsidiary; provided, that such Liens shall be released and cease to have effect as of the Closing, and (i) licenses of Intellectual Property granted in the ordinary course of business.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

"Plan" and "Plans" have the respective meanings set forth in Section 4.9(a).

"PPP Loan" means a loan under Sections 1102 and 1106 of the CARES Act, which is subject to the SBA's 7(a) Loan Program.

"Purchase Price Adjustment Escrow Account" has the meaning set forth in Section 2.10.

"Purchase Price Adjustment Escrow Amount" means an amount equal to $28,000,000; provided, however, that the "Purchase Price Adjustment Escrow Amount" shall be $20,000,000 if there is no Specified SAR Liability.

"Purchase Price Adjustment Escrow Fund" means the Purchase Price Adjustment Escrow Amount deposited with the Escrow Agent in the Purchase Price Adjustment Escrow Account, as such sum may increase or decrease from time to time as provided in this Agreement and the Escrow Agreement.

"Qualified Plan" has the meaning set forth in Section 4.9(c).

"R&W Insurance Policy" has the meaning set forth in Section 6.8.

"Registered Company Owned Intellectual Property" has the meaning set forth in Section 4.17(a).

"Regulatory Laws" means the Communications Act, FCC Rules, the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, as amended, and the Federal Trade Commission Act of 1914, as amended, as amended, and the rules, regulations, and administrative and judicial decisions promulgated under any of the foregoing, as well as any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

"Renewal Application" has the meaning set forth in the Section 6.9(f).

"Required Information" means (i) the Financial Statements and the Audited Annual Financial Statements (if any), (ii) the Unaudited Interim Financial Statements and the Unaudited Quarterly Financial Statements and (iii) any other financial data and other financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act (which shall not include financial information or data as would be required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or executive compensation disclosures required by Regulation S-K Item 402) and are reasonably necessary for marketing, or otherwise of the type, form and substance reasonably necessary for an investment bank to receive customary comfort (including "negative assurance" comfort and change period comfort).

"Requisite Company Vote" has the meaning set forth in Section 4.3.

"Retention Bonuses" has the meaning set forth in Section 6.7(g).

"Retention Bonus Program" has the meaning set forth in Section 6.7(g).

"SBA" means the United States Small Business Administration.

"Section 409A" has the meaning set forth in Section 4.9(n).

"Securities Act" means the Securities Act of 1933, as amended.

"Securityholders' Agreement" has the meaning set forth in Section 4.2(b).

"Seller Parties" has the meaning set forth in Section 9.17(b).

"Seller Party Privileged Communications" has the meaning set forth in Section 9.17(d).

"Skadden" means Skadden, Arps, Slate, Meagher & Flom LLP.

"Software" means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.

"Solvent" has the meaning set forth in Section 5.7.

"Specified SAR Liability" shall have the meaning set forth in the definition of Current Liabilities.

"Specified Tax Liabilities" shall have the meaning set forth on Section 2.16 of the Disclosure Schedule.

"Specified Tax Liability Condition" shall have the meaning set forth on Section 2.16 of the Disclosure Schedule.

"Stock Appreciation Agreement" means each agreement pursuant to which a party thereto has the right to receive a payment from the Company in respect of a Stock Appreciation Right.

"Stock Appreciation Right" has the meaning set forth in Section 2.4(b).

"Stockholder Notice" has the meaning set forth in Section 6.14(b).

"Stockholders" means the holders of the Common Shares, as set forth on Schedule I attached hereto.

"Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

"Surviving Company" has the meaning set forth in Section 2.1.

"Tax Benefit Amount" means an amount equal to 20.4% multiplied by the Transaction Tax Deductions.

"Tax Escrow Account" has the meaning set forth in Section 2.16.

"Tax Escrow Amount" means an amount equal to USD $25,000,000.

"Tax Escrow Fund" means the Tax Escrow Amount deposited with the Escrow Agent in the Tax Escrow Account, as such sum may increase or decrease from time to time as provided in this Agreement and the Escrow Agreement.

"Tax Proceeding" has the meaning set forth in Section 2.16(c).

"Tax Returns" means all federal, state, local, foreign or other returns, declarations, statements, reports, claims for refund, schedules, information returns or other documents (including, in each case, any amendment thereto and any related supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the United States Internal Revenue Service or any other Governmental Entity or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

"Taxes" means (i) any federal, state, local or foreign taxes, levies or other similar assessments (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, levies or other similar assessments), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502‑6 or any analogous or similar state, local or foreign Law or regulation, and (iii) any and all liability for amounts described in clause (i) or (ii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

"Transaction Tax Deductions" means, without duplication, (a) the Company Fees and Expenses to the extent deductible for income Tax purposes, and (b) the capitalized financing costs and expenses that become deductible by the Company or its Subsidiaries for income Tax purposes as a result of the satisfaction of Indebtedness for Borrowed Money of the Company on the Closing Date or in connection with the Closing, in each case, to the extent not taken into account in the calculation and reduction of Current Income Taxes to zero or a positive number. For the purposes of this definition, Parent shall cause the Surviving Company and its Subsidiaries to make an election under Revenue Procedure 2011-29, 2011 18 IRB, to treat 70% of any success-based fees (within the meaning of Treasury Regulations Section 1.263(a)-5(f)) included in the Company Fees and Expenses as an amount that did not facilitate the transactions contemplated under this Agreement and, therefore, treat 70% of such costs as deductible.

"Transfer Taxes" has the meaning set forth in Section 2.13.

"Transmittal Documents" means (a) in the case of each Stockholder, a duly executed and properly completed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent and (b) in the case of holders of Warrants, a duly executed and properly completed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent.

"Unaudited Interim Financial Statements" has the meaning set forth in Section 4.6(a).

"Unaudited Quarterly Financial Statements" has the meaning set forth in Section 6.19.

"Voting Agreement" has the meaning set forth in recitals to this Agreement.

"Warrant" has the meaning set forth in Section 2.4(a).

"Written Consent" has the meaning set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER

2.1 Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company (the "Surviving Company"). From and after the Effective Time, the Surviving Company shall possess all the rights, privileges, immunities and franchises of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL. The certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time, copies of which are attached hereto as Exhibit B and Exhibit C, respectively, shall be the certificate of incorporation and the bylaws of the Surviving Company until amended in accordance with the respective terms thereof or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein may be changed to the name of the Company as determined by Parent. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until such director's or officer's successor is duly elected or appointed and qualified, or until such director's or officer's earlier death, resignation or removal in accordance with the Surviving Company's certificate of incorporation and bylaws.

2.2 Conversion of Shares.

(a) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, be converted into and thereafter evidence in the aggregate one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.2(a), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.
(b) At the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence the right to receive, without interest, the Per Share Price and a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with such definition (and sections referenced therein), upon delivery of the Transmittal Documents in accordance with Section 2.5. Each Common Share issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.2(b), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(c)As of and after the Effective Time, each Stockholder shall have no rights with respect to such Stockholder's Common Shares, including in such Stockholder's capacity as a Stockholder, except the right to receive, without interest, the Per Share Price in respect of each such Common Share and a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with such definition (and sections referenced therein), as applicable, upon delivery of the Transmittal Documents in accordance with Section 2.5.
(d) Notwithstanding anything to the contrary in this Section 2.2 or elsewhere in this Agreement, the right of each Stockholder (other than holders of Dissenting Shares) to receive payment of any portion of the Escrow Amounts and the Equityholder Representative Expense Fund Amount in respect of such Stockholder's Common Shares shall be a contingent right to receive any such payment in accordance with, and subject to, the applicable terms and provisions of this Agreement, including Section 2.7.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded such holder's right to appraisal for such shares in accordance with Section 262 of the DGCL (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) ("Dissenting Shares"), shall not be converted pursuant to Section 2.2(b) hereof into the right to receive the Per Share Price or a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with the definition thereof (and sections referenced therein) and the holder thereof shall be entitled only to such rights as are granted by the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Price and a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with the definition thereof (and sections referenced therein), to which such holder would have been entitled pursuant to Section 2.2(b), without interest thereon, subject to Section 2.5 hereof. The Company shall give Parent and Merger Sub prompt written notice of any demands received by the Company under Section 262 of the DGCL for appraisal of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands. Prior to the Closing, Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands. Parent acknowledges that the Company shall be permitted (in its sole discretion) to negotiate, settle or otherwise enforce rights with respect to any appraisal demand so long as (a) in any such case, none of Parent, the Company or any

Affiliate of Parent or the Company will have any liability or obligation related thereto at or after the Closing and (b) in the case of any such settlement, (i) the Company pays the entire amount and all related fees, costs and expenses thereof prior to the Closing, (ii) such settlement does not contain an admission of wrongdoing on the part of the Company or any Company Subsidiary, (iii) such settlement provides for the full and unconditional release of the Company in a reasonable form in connection with the underlying demand and (iv) the Company consults with Parent prior to such settlement and provides notice of such settlement to Parent.

2.4 Treatment of Warrants and Stock Appreciation Rights.

(a) At the Effective Time, each warrant to purchase Common Shares (a "Warrant") that is outstanding immediately prior to the Effective Time, whether then exercisable or vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to be exercised and converted into the right of the holder thereof to receive, as soon as reasonably practicable after the Effective Time and upon delivery of the Transmittal Documents in accordance with Section 2.5, an amount in cash, without interest, equal to (i) the excess, if any, of the Per Share Price over the exercise price per share under such Warrant(s) multiplied by (ii) the number of Common Shares subject to such Warrant(s) immediately prior to the Effective Time and a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with the definition thereof (and sections referenced therein). Each Warrant outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.4(a) and Section 2.4(f) of the Warrant Agreement, dated as of December 18, 2009, by and among the Company and American Stock Transfer & Trust Company, LLC, shall no longer be outstanding, shall automatically be canceled and shall cease to exist. Notwithstanding anything to the contrary in this Section 2.4(a) or elsewhere in this Agreement, the right of each holder of Warrants to receive payment of any portion of the Escrow Amounts and the Equityholder Representative Expense Fund Amount in respect of such holder's Warrants shall be a contingent right to receive any such payment in accordance with, and subject to, the applicable terms and provisions of this Agreement, including Section 2.7, Section 2.16, Section 2.17 and Section 6.12, and the Escrow Agreement, in each case as applicable.

(b) At the Effective Time, each stock appreciation right under a Stock Appreciation Agreement issued under a Company Stock Plan (each, a "Stock Appreciation Right") that is outstanding immediately prior to the Effective Time, whether vested or unvested, or exercised but unsettled, except with respect to any Specified SAR Liability, shall be converted into the right of the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to (i) the absolute amount, if any, by which the Per Share Price exceeds the per share base price of such Stock Appreciation Right (taking into account all applicable dividend adjustments) multiplied by (ii) the number of Common Shares subject to such Stock Appreciation Right immediately prior to the Effective Time and a contingent right to receive the applicable portion of the Additional Consideration Amount, if any, in accordance with the definition thereof (and sections referenced therein). Each Stock Appreciation Right outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.4(b), shall no longer be outstanding, shall automatically be canceled and shall cease to exist. Notwithstanding anything to the contrary in this Section 2.4(b) or elsewhere in this Agreement, the right of each holder of Stock

Appreciation Rights to receive payment of any portion of the Escrow Amounts and the Equityholder Representative Expense Fund Amount in respect of such holder's Stock Appreciation Rights shall be a contingent right to receive any such payment in accordance with, and subject to, the applicable terms and provisions of this Agreement, including Section 2.7, Section 2.16, Section 2.17 and Section 6.12, and the Escrow Agreement, in each case as applicable. For purposes of this Section 2.4(b) and Section 2.5, except in connection with a Specified SAR Liability, a Stock Appreciation Right that has been exercised but which remains unsettled as of immediately prior to the Effective Time shall be treated as outstanding immediately prior to the Effective Time. Prior to the Closing, the Company shall adopt a resolution of its board of directors and take all other necessary corporate actions to terminate the Company Stock Plans contingent upon the Closing and effective as of the Effective Time.

2.5 Payment of Merger Consideration.

(a)Prior to the Closing, Parent and the Equityholder Representative shall enter into the Paying Agent Agreement. On the Closing Date, Parent shall deliver (or cause to be delivered) the Closing Date Merger Consideration to the Paying Agent and the Surviving Company for further distribution, subject to Section 2.15, as follows:

(i)on behalf of and for further distribution to each Stockholder who delivers Transmittal Documents to the Paying Agent, an aggregate amount in cash equal to the number of Common Shares owned by such Stockholder multiplied by the Per Share Price;

(ii)on behalf of and for further distribution to each holder of Warrants who delivers Transmittal Documents to the Paying Agent, an aggregate amount in cash equal to the excess, if any, of the Per Share Price over the exercise price per share under such Warrant(s) multiplied by the number of Common Shares subject to such holder's Warrant(s) immediately prior to the Effective Time; and

(iii) to the Surviving Company, on behalf of and for further distribution to each holder of Stock Appreciation Rights, an aggregate amount in cash equal to the absolute amount, if any, by which the Per Share Price exceeds the per share base price of such Stock Appreciation Right (taking into account all applicable dividend adjustments) multiplied by the number of Common Shares subject to such Stock Appreciation Right.

(b)In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment may be made with respect to such shares to the Paying Agent, on behalf of and for further distribution to such a transferee, if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid have been provided to the Company, Parent and the Paying Agent.
(c)At the Effective Time, Parent shall pay and (i) deliver to the Escrow Agent the Purchase Price Adjustment Escrow Amount in accordance with Section 2.10, (ii) deliver to the Escrow Agent the Tax Escrow Amount in accordance with Section 2.16, and (iii) deposit into the Equityholder Representative Expense Fund Account the Equityholder Representative Expenses Fund Amount in accordance with Section 2.11.

2.6Certain Actions in Connection With the Merger.

(a)Provision to Stockholders. As promptly as practicable after the date hereof, the Company shall (or shall direct the Paying Agent to) provide to each Equityholder as of the applicable record date, (i) a Letter of Transmittal (if applicable) and (ii) instructions for effecting the surrender of its Common Shares, Warrants and/or Stock Appreciation Rights, as applicable, for payment.

(b)Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time.

(c)Unclaimed Merger Consideration. Any portion of the Closing Date Merger Consideration held by the Paying Agent that remains unclaimed by the Equityholders twelve (12) months after the Effective Time shall be returned to Parent upon demand and, thereafter, any Equityholder entitled to receive payment pursuant to Section 2.5 who has not theretofore delivered Transmittal Documents in accordance with Section 2.5, shall look only to Parent or the Surviving Company as a general creditor (subject to abandoned property, escheat or similar laws) for payment of any amount that may be payable upon delivery of Transmittal Documents in accordance with Section 2.5. Any portion of any Additional Consideration Amount held by the Paying Agent that remains unclaimed by the Equityholders twelve (12) months after the date on which the applicable Additional Consideration Amount is deposited with the Paying Agent shall be returned to Parent upon demand and, thereafter, any Equityholder entitled to receive payment pursuant to Section 2.7(c), Section 2.11, Section 2.16 or Section 2.17, as applicable, who has not theretofore delivered Transmittal Documents in accordance with Section 2.5, shall look only to Parent or the Surviving Company as a general creditor (subject to abandoned property, escheat or similar laws) for payment of any amount that may be payable upon delivery of Transmittal Documents in accordance with Section 2.7(c), Section 2.11, Section 2.16 or Section 2.17, as applicable.

(d)No Liability. None of the Company, the Surviving Company, Parent, the Equityholder Representative, any Affiliates of the foregoing or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)Payments by Surviving Company. In connection with any payments to be made by the Surviving Company to the holders of Stock Appreciation Rights hereunder, Parent agrees to cause the Surviving Company to make all such payments promptly and in accordance with this Agreement, subject to any withholding Taxes consistent with Section 2.15.

(f)Full Satisfaction. Except with respect to any Specified SAR Liability and subject to the contingent right to receive any portion of the Escrow Amounts and the Equityholder Representative Expense Fund Amount in accordance with, and subject to, the applicable terms and provisions of this Agreement, including Section 2.7, Section 2.16 and Section 2.17, and the Escrow Agreement, in each case as applicable, the Closing Date Merger Consideration paid to the Equityholders in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares, Warrants and Stock Appreciation Rights.

2.7Adjustments to the Closing Date Merger Consideration.

(a)Closing Date Adjustment. Not more than five (5) Business Days, but in no event less than one (1) Business Day, prior to the Closing Date, the Company shall prepare and deliver to Parent good faith estimates and reasonably detailed computations of Company Cash and Cash Equivalents; provided, however, that such amount will be reduced by the aggregate amount of Cash and Cash Equivalents paid by the Company or any Company Subsidiary pursuant to Section 2.12(a) ("Estimated Company Cash and Cash Equivalents"), the Tax Benefit Amount ("Estimated Tax Benefit Amount"), Company Working Capital ("Estimated Company Working Capital"), Company Fees and Expenses that will remain unpaid immediately prior to the Effective Time ("Estimated Company Fees and Expenses"), Indebtedness for Borrowed Money of the Company and the Company Subsidiaries that will remain unpaid immediately prior to the Effective Time; provided, however, that such amount will be reduced by the aggregate amount of Indebtedness for Borrowed Money paid by the Company or any Company Subsidiary pursuant to Section 2.12(a) ("Estimated Indebtedness for Borrowed Money") and Current Income Taxes that will remain unpaid immediately prior to the Effective Time ("Estimated Current Income Taxes"), each calculated in accordance with their respective definition herein, and, to the extent applicable, the Accounting Principles. The computations of the Estimated Adjustment Items calculated in accordance with this Section 2.7(a), absent manifest mathematical error, shall be conclusive for purposes of determining the Adjustment Items to be included in the calculation of the Closing Date Merger Consideration payable at the Closing, but shall be subject to adjustment after the Closing pursuant to this Section 2.7.

(b)Post-Closing Determination. Within the later of (i) ninety (90) calendar days after the Closing Date and, if applicable, (ii) within five (5) Business Days of the final determination of the Specified SAR Liability pursuant to the applicable award agreement referred to in Section 1.1(b) of the Disclosure Schedule, Parent shall prepare and deliver to the Equityholder Representative good faith determinations and reasonably detailed computations of the Adjustment Items, each calculated in accordance with their respective definition herein, and, to the extent applicable, the Accounting Principles. From the date of delivery of such computations by Parent until the Adjustment Items are finally determined pursuant to this Section 2.7(b), Parent shall make available to the Equityholder Representative, at reasonable times during normal business hours and with reasonable advance notice, all records, work papers and appropriate personnel used in preparing the computations of the Adjustment Items or necessary to understand a component of the computation thereof, in each case solely for purposes of Equityholder Representative's review of Parent's computations of the Adjustment Items. If the Equityholder Representative disagrees with the computation of the Adjustment Items as calculated by Parent, the Equityholder Representative may, within thirty (30) calendar days after receipt of such calculations in accordance with this Section 2.7(b), deliver a notice (an "Objection Notice") on behalf of the Equityholders to Parent providing reasonable detail of the reasons for such disagreement and setting forth the Equityholder Representative's calculation of the Adjustment Items in dispute to the extent then known. The Objection Notice shall specify all Adjustment Items and amounts thereof as to which the Equityholder

Representative disagrees, and the Equityholder Representative, on behalf of the Equityholders, shall be deemed to have agreed with all other Adjustment Items and amounts thereof as determined by Parent and such Adjustment Items and amounts shall be deemed to be finally determined and shall be final, conclusive and binding on the parties hereto and the Equityholders. If the Equityholder Representative does not deliver an Objection Notice within such thirty (30) calendar day period, then the Adjustment Items as determined by Parent shall be deemed to be finally determined and shall be final, conclusive and binding on the parties hereto and the Equityholders. If the Equityholder Representative delivers an Objection Notice to Parent within such thirty (30) calendar day period, the Equityholder Representative and Parent shall use their respective commercially reasonable efforts and shall reasonably cooperate in good faith to resolve any disagreement as to the computation of the Adjustment Items in dispute as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Parent has received the Objection Notice, Parent and the Equityholder Representative on behalf of the Equityholders shall, at the election of either party, jointly retain RSM US LLP or, if agreed to by Parent and the Equityholder Representative, a nationally recognized accounting firm of comparable stature acceptable to both the Equityholder Representative and Parent (the "Accounting Firm"). Parent and the Equityholder Representative shall direct the Accounting Firm to render a determination within thirty (30) calendar days after its retention and Parent and the Equityholder Representative and their respective agents shall reasonably cooperate in good faith with the Accounting Firm during its engagement. The Accounting Firm shall consider only those items and amounts set forth in the Objection Notice that Parent and the Equityholder Representative are unable to resolve. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. In rendering its determination, the Accounting Firm shall act as an expert and not as an arbitrator. The Accounting Firm's determination shall be based solely on (i) the definitions of the Adjustment Items set forth in this Agreement, (ii) the Accounting Principles and (iii) written materials submitted by the Equityholder Representative and Parent (or by in-person telephonic conferences if mutually agreed by Parent, the Equityholder Representative and the Accounting Firm) and not by independent review. The determination of the disputed Adjustment Items by the Accounting Firm shall be conclusive and binding upon the parties hereto and the Equityholders. Parent, on the one hand, and the Equityholder Representative, on the other hand, shall bear the costs and expenses of the Accounting Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party, as determined by the Accounting Firm. By way of example and not by way of limitation, if the Equityholder Representative seeks a $700,000 aggregate upward adjustment pursuant to this Section 2.7(b) and the Accounting Firm determines that there shall be a $400,000 upward adjustment thereto, then the Equityholder Representative shall be responsible for three-sevenths (3/7th) of the fees and expenses and Parent shall be responsible for four-sevenths (4/7th) of the fees and expenses. The Adjustment Items as finally determined pursuant to this Section 2.7(b), are referred to herein as the "Final Company Cash and Cash Equivalents," "Final Tax Benefit Amount," "Final Company Working Capital," "Final Company Fees and Expenses," "Final Indebtedness for Borrowed Money" and "Final Income Taxes," respectively.

(c)Payment From Adjustments.

(i)Payment by Parent and the Surviving Company. If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, Parent shall, within two (2) Business Days after the determination thereof, pay (or cause to be paid) by wire transfer of immediately available funds to the (A) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (B) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, an aggregate amount equal to the difference between the Final Adjustment Amount and the Estimated Adjustment Amount, and the Purchase Price Adjustment Escrow Fund (including any interest earned thereon except to the extent specified in the Escrow Agreement) shall be promptly distributed to the (A) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (B) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, in accordance herewith and with the Escrow Agreement, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (x) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (y) the Purchase Price Adjustment Escrow Fund (including any interest earned thereon except to the extent specified in the Escrow Agreement).

(ii)Payment to Parent. If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the amount of such deficit being the "Deficit Adjustment"), the amount of such difference, if less than or equal to the Purchase Price Adjustment Escrow Fund (including any interest earned thereon), shall be paid to Parent by withdrawal of such amount from the Purchase Price Adjustment Escrow Fund, and the remainder, if any, of the Purchase Price Adjustment Escrow Fund shall be immediately distributed to the (A) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (B) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (A) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (B) the Purchase Price Adjustment Escrow Fund (including any interest earned thereon), in each case, in accordance herewith and with the Escrow Agreement. If the Deficit Adjustment is greater than the Purchase Price Adjustment Escrow Fund, the Parent Parties shall be entitled only to the amount then in the Purchase Price Adjustment Escrow Fund and no further amount. The Purchase Price Adjustment Escrow Fund (including any interest earned thereon) shall be the sole recourse for, and the amount therein shall serve as the limit of, the Deficit Adjustment (other than any claim for actual and intentional fraud relating to the estimates delivered by the Company pursuant to Section 2.7(a)).

(d)Adjustment to Merger Consideration for Tax Purposes. The post-Closing adjustments set forth in this Section 2.7 and any payments pursuant to Section 2.16 and/or Section 2.17 shall be treated as an adjustment to the Closing Date Merger Consideration for income Tax purposes.

2.8 Company Fees and Expenses. From the date hereof until the Adjustment Calculation Time, the Company shall be entitled to utilize any and all available Cash and Cash Equivalents of the Company and the Company Subsidiaries to pay Company Fees and Expenses or repay outstanding Indebtedness for Borrowed Money of the Company and the Company Subsidiaries. Not more than five (5) Business Days, but in no event less than one (1) Business

Day, prior to the Closing Date, the Company shall deliver a schedule (the "Company Fees and Expenses Payment Schedule") to Parent that sets forth each Person entitled to payment of the Company Fees and Expenses that will remain unpaid immediately prior to the Effective Time, the amount of the payment due to such Person, the date that payment is due to such Person, and, as applicable, the wire transfer instructions for such Person. All Company Fees and Expenses that remain unpaid immediately prior to the Effective Time and which have been deducted from Closing Date Merger Consideration shall be paid by Parent or the Surviving Company to such Persons, in such amounts, on such dates, and, as applicable, to such bank accounts as specified in the Company Fees and Expenses Payment Schedule.

2.9Closing Schedule. (a) Not more than five (5) Business Days, but in no event less than one (1) Business Day, prior to the Closing Date, the Company shall deliver to Parent draft payoff letters from the lenders (followed by final payoff letters from such lenders at the Closing) with respect to all Indebtedness for Borrowed Money of the Company and the Company Subsidiaries that will remain unpaid immediately prior to the Effective Time, which payoff letters shall indicate that the lenders of such Indebtedness for Borrowed Money will agree to release all Liens in respect of such Indebtedness for Borrowed Money relating to the assets and properties of the Company and the Company Subsidiaries upon receipt of the amounts indicated in such payoff letters, and (b) at the Closing, the Company shall deliver to Parent a revised and final Schedule I (the "Final Schedule I"), substantially in the form attached hereto. The parties agree that the Parent Parties and the Surviving Company shall be entitled to rely on Final Schedule I in making payments to the Paying Agent and the Surviving Company for the benefit of the Equityholders pursuant to this Agreement and that the Parent Parties and the Surviving Company shall not be responsible for the calculations or the determinations regarding such calculations in such Final Schedule I.

2.10Purchase Price Adjustment Escrow. On or before the Closing Date, but no later than immediately prior to the Effective Time, Parent, the Escrow Agent and the Equityholder Representative shall enter into the Escrow Agreement, the cost of which shall be borne one-half by Parent and one-half by the Company. Simultaneously with the Closing, the Purchase Price Adjustment Escrow Amount shall be withheld from the Closing Date Merger Consideration otherwise payable in respect of the Common Shares, Warrants and Stock Appreciation Rights and deposited by Parent into a separate account (the "Purchase Price Adjustment Escrow Account") with the Escrow Agent, pursuant to the Escrow Agreement. The Escrow Agent shall hold the Purchase Price Adjustment Escrow Fund and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. The amount so withheld from each Equityholder shall be equal to (a) the Purchase Price Adjustment Escrow Amount multiplied by (b) such Equityholder's Applicable Percentage as set forth on Final Schedule I. The Purchase Price Adjustment Escrow Fund shall be distributed in accordance with Sections 2.7(c)(i) and (ii) and the terms of the Escrow Agreement.

2.11Equityholder Representative Expense Fund. Simultaneously with the Closing, the Equityholder Representative Expense Fund Amount shall be withheld from the Closing Date Merger Consideration otherwise payable in respect of the Common Shares, Warrants and Stock Appreciation Rights and deposited by Parent into a separate account designated by the Equityholder Representative (the "Equityholder Representative Expense Fund Account"). The amount so withheld from each Equityholder shall be equal to (i) the Equityholder

Representative Expense Fund Amount multiplied by (ii) such Equityholder's Applicable Percentage as set forth on Final Schedule I. The Equityholder Representative Expense Fund Amount will be retained by the Equityholder Representative until depleted or until such time or times as determined by the Equityholder Representative in its reasonable discretion (or delivered to a successor Equityholder Representative as provided herein), and the applicable portion of the Equityholder Representative Expense Fund Amount that the Equityholder Representative determines, in its reasonable discretion, may be released will be distributed to the (A) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (B) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (x) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (y) the aggregate amount being distributed from the Equityholder Representative Expense Fund Account at such time (including any interest earned thereon). In connection with any payments or calculations made pursuant to this Agreement (including the Per Share Price, any amounts calculated pursuant to Section 2.5, any amounts to be paid pursuant to Section 2.7(c), any amounts to be paid pursuant to Section 2.10 and any amounts to be paid pursuant to this Section 2.11), the Equityholder Representative, Parent or the Surviving Company, as applicable, shall be permitted, in its reasonable discretion, to round any individual amounts up or down by up to $0.01.

2.12Repayment of Indebtedness for Borrowed Money.

(a)The Company shall use reasonable best efforts to use Free Cash in excess of $15,000,000 (as of the Adjustment Calculation Time) to repay outstanding Indebtedness for Borrowed Money of the Company and the Company Subsidiaries at or prior to the Effective Time.
(b)Simultaneously with the Closing, Parent shall (i) repay, or cause to be repaid, on behalf of the Company and the Company Subsidiaries, the entire amount of outstanding principal, interest, fees and other amounts due and payable with respect to any Indebtedness for Borrowed Money of the Company and the Company Subsidiaries, including under the Credit Agreement, in accordance with the payoff letter(s) provided pursuant to Section 2.9, by wire transfer of immediately available funds to accounts designated by the agents, lender(s) and any issuing banks thereunder, (ii) terminate or cause the termination of all commitments with respect to all Indebtedness for Borrowed Money of the Company and the Company Subsidiaries, including the Credit Agreement, pursuant to such payoff letter(s), (iii) cause any letters of credit issued and outstanding under the Credit Agreement to be terminated and replaced, in each case, in accordance with the requirements and conditions of such payoff letter and (iv) cause all agreements and arrangements (other than those that, by their terms, survive termination) with respect to any Indebtedness for Borrowed Money of the Company and the Company Subsidiaries to be terminated and to cause all guarantees and Liens in respect thereof to be terminated or released, in each case, in accordance with the requirements and conditions of such payoff letter. The Company shall take all necessary action reasonably requested by Parent in writing prior to the Closing that is necessary to facilitate Parent effecting the foregoing provisions of this Section 2.12(b).

2.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar transaction Taxes and fees (including any penalties and interest), if any, imposed solely and directly by reason of the transactions contemplated by this Agreement ("Transfer Taxes") shall be borne entirely by Parent and shall be paid by the Surviving Company when due, and the Surviving Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Equityholder Representative, on behalf of the Equityholders, will join in the timely execution and timely filing of any such Tax Returns and other documentation.

2.14 FIRPTA. The Company shall deliver to Parent a certificate, dated as of the Closing Date, in form and substance consistent with the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), certifying that equity interests in the Company are not "United States real property interests," within the meaning of Section 897 of the Code (a "FIRPTA Certificate"); provided, that if the Company is unable to or does not deliver the certificate described in the preceding sentence, the Company shall be considered to have complied with its obligations under this Section 2.14 and Parent, the Surviving Company and the Paying Agent shall be permitted to withhold from the Gross Merger Consideration payable to any Equityholder who does not provide a duly completed United States Internal Revenue Service Form W-9, an amount equal to the amount of Taxes required to be withheld under Section 1445.

2.15Withholding. Except for (i) applicable employee withholding Taxes, (ii) U.S. federal income backup withholding Tax as a result of an Equityholder failing to provide a duly completed United States Internal Revenue Service Form W-9 or W-8, or (iii) any withholding Taxes required under Section 1445 that are required to be withheld from payments to any Equityholder not providing a United States Internal Revenue Service Form W-9 if the Company does not provide a FIRPTA Certificate, to the knowledge of the parties, after obtaining advice of qualified counsel, there is no requirement that any Taxes are required to be withheld by any Party, the Surviving Company or the Paying Agent under this Agreement, as of the date hereof. To the extent that Parent becomes aware of any such requirement (other than withholding described in clauses (i)-(iii) of the preceding sentence) it will notify the Company of such requirements as soon as reasonably possible, and in any event at least fifteen (15) Business Days prior to the Closing Date and provide a reasonable opportunity for the Company or applicable Equityholder to provide forms or evidence that would exempt such amounts from withholding. Parent, the Surviving Company (including through its payroll system) and the Paying Agent shall be entitled to deduct and withhold from the Gross Merger Consideration such amounts described in clauses (i)-(iii) of the first sentence of this Section 2.15, and any amounts required to be deducted and withheld from the Gross Merger Consideration as a result of any change in Laws after the date hereof, in each case, which Parent and the Company reasonably agree are required to be deducted and withheld with respect to payments hereunder. Any amounts withheld and paid over to the applicable Governmental Entity pursuant to the preceding sentence will be treated for all purposes of this Agreement as having been made to the Person in respect of which such deduction and withholding was made.

2.16Tax Escrow.

(a)Simultaneously with the Closing, if the Specified Tax Liability Condition has not been satisfied, the Tax Escrow Amount shall be withheld from the Closing Date Merger Consideration otherwise payable in respect of the Common Shares, Warrants and Stock

Appreciation Rights and deposited by Parent into a separate account (the "Tax Escrow Account") with the Escrow Agent, pursuant to the Escrow Agreement. The Escrow Agent shall hold the Tax Escrow Fund and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. The amount so withheld from each Equityholder shall be equal to (i) the Tax Escrow Amount multiplied by (ii) such Equityholder's Applicable Percentage as set forth on Final Schedule I. The Tax Escrow Fund shall be distributed in accordance with this Section 2.16 and the terms of the Escrow Agreement.

(b)Each of the parties hereto has determined that all the parties hereto share certain common interests in defending against the Pending Tax Claims. The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to satisfy in full the Specified Tax Liability Condition prior to Closing. The Company, at its sole expense (and any such expenses shall in no case be included in the definition of Specified Tax Liabilities), shall control (in its sole discretion) the defense, negotiation, compromise, and settlement of the Pending Tax Claims prior to the Closing, subject to the other requirements of this Section 2.16; provided, that Parent's prior written consent (not to be unreasonably withheld, delayed or conditioned) shall be required prior to the Company or any Company Subsidiary abandoning, compromising, settling or otherwise satisfying the Pending Tax Claims prior to Closing if the Specified Tax Liability Condition will not be satisfied prior to Closing. The Company shall use commercially reasonable efforts to provide regular updates to Parent on the status of the Pending Tax Claims as well as promptly provide copies of all emails, correspondence or other documentation received from, or provided to, the IRS or any Governmental Entity in connection with the Pending Tax Claims.

(c)Following the Closing, Parent and the Surviving Company shall provide to the Equityholder Representative prompt written notice of any written or oral communications from the IRS or any Governmental Entity related to the Specified Tax Liabilities; provided that any written communication relating both to the Specified Tax Liabilities and other Tax liabilities may be appropriately redacted to the extent relating solely to the other Tax liabilities when provided to the Equityholder Representative. Following the Closing, with respect to any audit, examination, contest, litigation or other judicial, administrative or arbitral action, suit, hearing or proceeding before the IRS, any division or bureau thereof, or any other Governmental Entity, in each case solely with respect to the Specified Tax Liabilities involving any of Company, Surviving Company or any Company Subsidiary or preparation and filing of any amended state income Tax Returns solely related to the Specified Tax Liabilities (each a "Tax Proceeding"), the Equityholder Representative shall have the exclusive right to control, settle, resolve or otherwise satisfy or dispose of any such Tax Proceeding for a period of one (1) year following the Closing Date; provided, that the Equityholder Representative shall use commercially reasonable efforts to promptly settle, resolve or otherwise satisfy or dispose of any such Tax Proceeding; provided, further, that the consent of Parent shall be required (not to be unreasonably withheld, conditioned or delayed) for any settlement, resolution or other satisfaction of a Tax Proceeding to the extent the amount of such settlement, resolution, satisfaction or disposition plus the actual amount or reasonably expected amount to settle, resolve, satisfy or dispose of all other Tax Proceedings exceeds or reasonably would exceed the Tax Escrow Amount. Beginning one year and one day after the Closing Date, Parent and the Company shall have the exclusive right to control, settle, resolve or otherwise or dispose of any Tax Proceeding.

(d)Following the Closing, promptly after any Pending Tax Claim has been settled, resolved or otherwise satisfied pursuant to this Section 2.16, Parent and the Equityholder Representative shall deliver a joint written instruction to the Escrow Agent, in the form required by the Escrow Agreement, instructing the Escrow Agent (i) to release from the Tax Escrow Account to the Surviving Company or any Company Subsidiary an amount equal to the lesser of (A) the Specified Tax Liabilities due and owing by the Surviving Company or any Company Subsidiary as a result of the resolution of the Pending Tax Claim and (B) the amount remaining in the Tax Escrow Account and (ii) to release from the Tax Escrow Account an amount equal to the excess, if any, of (A) the applicable Pending Tax Claim Escrow Amount (including a pro rata portion of any interest earned thereon except to the extent specified in the Escrow Agreement) over (B) the amount described in clause (i)(A) of this sentence, which shall be promptly distributed to the (I) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (II) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, in accordance herewith and with the Escrow Agreement, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (x) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (y) the aggregate amount being released for the benefit of the Equityholders pursuant to this Section; provided that, and notwithstanding the above, the amount to be released pursuant to clause (ii) with respect to a Pending Tax Claim for federal Taxes shall be no greater than the amount that will result in the remaining balance in the Tax Escrow Account to equal $1,000,000 following release of such clause (ii) amount. Following the earlier of (i) the settlement, resolution or other satisfaction of all Pending Tax Claims and (ii) the two (2) year anniversary of the Closing Date, and after any payments described in the first sentence of this Section 2.16(d) have been made, Parent and the Equityholder Representative shall deliver a joint written instruction to the Escrow Agent, in the form required by the Escrow Agreement, instructing the Escrow Agent to release any remaining funds from the Tax Escrow Account which shall be promptly distributed to the (I) Paying Agent, for further distribution to the Stockholders and the holders of Warrants and (II) Surviving Company, for further distribution to the holders of Stock Appreciation Rights, in accordance herewith and with the Escrow Agreement, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (x) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (y) the amount then remaining in the Tax Escrow Account

(e)Notwithstanding anything to the contrary contained herein, if the Specified Tax Liability Condition has been satisfied in full on or prior to the Closing Date, (i) the Tax Escrow Amount shall not be withheld from the Closing Date Merger Consideration and instead shall be paid to the Equityholders in accordance with this Agreement and (ii) the parties hereto shall promptly amend the form of Escrow Agreement attached hereto to reflect the deletion of the Tax Escrow Account.

2.17FCC Repack Reimbursement Amount. If, after the Closing, Parent or the Surviving Company (or any of their respective Subsidiaries or Affiliates) receives any of the FCC Repack Reimbursement Amount, Parent shall, within five (5) Business Days of the end of the fiscal quarter such amount was received, (a) pay (or cause the Surviving Company to pay) by wire transfer of immediately available funds to the Paying Agent, for further distribution to the Stockholders and the holders of Warrants, an amount equal to the portion of such FCC

Repack Reimbursement Amount that would enable the Paying Agent to distribute to each such Equityholder his, her or its pro rata amount thereof equal to (i) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (ii) such FCC Repack Reimbursement Amount and (b) cause the Surviving Company to distribute the remaining portion of such FCC Repack Reimbursement Amount to the holders of Stock Appreciation Rights in each case in an amount equal to (i) such Equityholder's Applicable Percentage as set forth on Final Schedule I multiplied by (ii) such FCC Repack Reimbursement Amount; provided, that the Parent Parties and the Surviving Company shall use their respective reasonable best efforts to collect all of the FCC Repack Reimbursement Amount.

ARTICLE III

CLOSING

3.1 Closing. The closing (the "Closing") of the Merger and the other transactions contemplated hereby shall take place electronically by the mutual exchange of portable document format (.pdf) or other electronic documents (i.e., DocuSign) (or at such other place, time and date as the parties hereto may mutually agree) on the third (3rd) Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or, to the extent permitted by applicable Law, waived; provided, however, that notwithstanding the foregoing, if the Marketing Period has not ended prior to the date on which the Closing would have otherwise been required to occur pursuant to the foregoing, the Parent Parties shall not be obligated to effect the Closing prior to the earlier of (a) the third (3rd) Business Day following the final day of the Marketing Period and (b) any Business Day during the Marketing Period, as specified by Parent, on no fewer than three (3) Business Days' prior written notice to the Company, in each case subject to the satisfaction or waiver of all of the conditions to Closing set forth herein (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to as the "Closing Date."

3.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company and the Parent Parties shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall so become effective is herein referred to as the "Effective Time."

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to the Parent Parties as follows:

4.1 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or limited liability company (as applicable) power and corporate or limited liability company (as applicable) authority to own, lease and operate its properties and assets and to carry on its business in all material respects as now being conducted, other than, in each case, where such failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties and assets makes such qualification necessary, other than where the failure to be so duly licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth a true and complete listing of each Company Subsidiary. Except as set forth in Section 4.1 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity interests in or of any Person. The Company has delivered or made available to Parent true and correct copies of the Organizational Documents for the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents, other than where any such violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2Capitalization.

(a)The authorized capital stock of the Company consists of (i) 2,080,000 Common Shares, of which as of the date hereof 1,663,050 Common Shares are issued and outstanding and (ii) 100,000 shares of preferred stock, of which no shares are issued and outstanding. No shares of capital stock of the Company are issued and held by the Company in its treasury and no Company Subsidiary owns any shares of capital stock of the Company. The Company has three issued and outstanding Warrants, and three Common Shares are reserved for issuance in respect of the Warrants. The Company has 105,748.975 issued and outstanding Stock Appreciation Rights.

(b)The Company has provided or made available to Parent true and complete copies of the following (collectively, the "Equityholder Agreements") (A) any contract or agreement with any Stockholder to which the Company is a party or bound, including (1) the Securityholders' Agreement, dated as of December 18, 2009, among the Company and certain Stockholders (as amended, the "Securityholders' Agreement") and (2) the Registration Rights Agreement, dated as of December 18, 2009, among the Company and certain Stockholders, (B) the Warrants (or a form thereof) and the Warrant Agreement, dated as of December 18, 2009, by and among the Company and American Stock Transfer & Trust Company, LLC and (C) the Stock Appreciation Agreements (or forms thereof) and the Company Stock Plans.

(c)All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights, are free of any Liens created by the Company in respect thereof, and are uncertificated shares held in book-entry form by the Paying Agent in its capacity as the transfer agent for the Company. All issued and outstanding Common Shares and Warrants were issued or entered into, as applicable, in compliance with applicable Law. Each of the Stock Appreciation Rights were issued in compliance with applicable Law and the applicable Company Stock Plan under terms that are either exempt from or in compliance with Section 409A except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Warrant was granted to a Person in exchange for the performance of services or as an inducement to perform future services to the Company or any Company Subsidiary by such Person.

(d)Schedule I sets forth, as of the date hereof, and Final Schedule I shall set forth, as of the Closing Date, true and complete lists (in the case of the names of the Equityholders, by American Stock Transfer & Trust Company, LLC account number or other identifier, as applicable) as of such respective dates of (i) the Stockholders and the number of Common Shares owned by each such Stockholder, (ii) the holders of outstanding Warrants and the number of Common Shares subject to each such Warrant, the exercise price therefor, the extent to which such Warrant is exercisable and the date on which such Warrant expires and (iii) the holders of outstanding Stock Appreciation Rights and whether such Stock Appreciation Rights are vested or unvested, the number of Common Shares subject to each such Stock Appreciation Right and the base price therefor.

(e) Section 4.2(e) of the Disclosure Schedule sets forth the following information with respect to each Company Subsidiary as of the date hereof: (i) its jurisdiction of organization and (ii) the percentage and type of such capital stock or other equity interests owned by the Company or any Company Subsidiary. Each issued and outstanding share of capital stock or other equity interests of each Company Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable (to the extent applicable) and is free of preemptive rights. All such shares of capital stock or other equity interests of each Company Subsidiary that are owned by the Company or any Company Subsidiary are owned free and clear of any and all Liens (other than Permitted Liens).

(f)Except for the transactions expressly contemplated by this Agreement in respect of the Common Shares, Warrants and Stock Appreciation Rights and except for the Credit Agreement, Warrants and Stock Appreciation Rights or as set forth in Section 4.2(f) of the Disclosure Schedule: (i) there are no options, warrants, convertible or exchangeable securities, or other rights (including registration rights) authorized or outstanding, nor any agreements, arrangements or commitments to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, issue or sell any shares of the capital stock or other equity interests (or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security, stock appreciation right or other such right) of the Company or any Company Subsidiary or subjecting any such share of capital stock or other equity interest to any vesting, forfeiture, right of first refusal, right of first offer, tag-along right, drag-along right or similar right; (ii) there are no rights or obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any Company Subsidiary or to distribute to holders of any such shares or equity interest any evidence of indebtedness or assets; (iii) there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company, any Company Subsidiary or any of their respective securities; (iv) there are no issued or outstanding bonds, debentures, notes or other indebtedness issued by the Company or any Company Subsidiary having the right to vote on any matters on which stockholders or equityholders of the Company or any Company Subsidiary may vote (or which are convertible into, or exchangeable for, securities having such right) or the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any Company Subsidiary; (v) there are no declared or accrued unpaid dividends with respect to any shares of capital stock of the Company; and (vi) there are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting, transfer or registration of any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Since January 1, 2016, other than as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all distributions, dividends, repurchases and redemptions of the capital stock or other equity interests of the Company or any Company Subsidiary were undertaken in compliance with the Organizational Documents of the Company or the Company Subsidiary (as applicable) then in effect and in compliance with applicable Law.

4.3Authority; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, upon adoption of this Agreement by the affirmative vote or consent of Stockholders representing a majority of the outstanding Common Shares (the "Requisite Company Vote"), to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby (including the Merger) and thereby have been duly authorized and approved by all necessary corporate action on the part of the Company, including its board of directors and, upon delivery of the Written Consent promptly following the execution and delivery of this Agreement by the Company pursuant to Section 6.14(a), no other action or corporate proceeding on the part of the Stockholders or the Company will be necessary to authorize or approve this Agreement or any of the Ancillary Agreements to which the Company is a party or to consummate the transactions contemplated hereby (including the Merger) or thereby. This Agreement has been duly executed and delivered by the Company and each of the Ancillary Agreements to which it is a party will be duly executed and delivered by the Company. This Agreement constitutes, and each of the Ancillary Agreements to which the Company is a party, when duly executed and delivered by the Company will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

4.4No Conflict; Required Filings and Consents.

(a)The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate in any respect the Organizational Documents of the Company or any Company Subsidiary, (ii) subject to obtaining or making, as applicable, the Consents listed in clauses (i) through (iv) of Section 4.4(b) and any Consents listed in Section 4.4(b) of the Disclosure Schedule and subject to the FCC Divestitures, conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by or to which any of their respective properties or assets is bound or subject, (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, give to any Person any right of termination, amendment, acceleration, purchase, sale or cancellation of, or require material payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or subject or (iv) result in the creation of a material Lien (other than a Permitted Lien) on any of the assets or properties of the Company or any Company Subsidiary, in each case of (ii), (iii) and (iv) above, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, and the performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Company or any Company Subsidiary to obtain any consent, approval, order, authorization or permit of, or to make any filing with or notification to ("Consent"), any Governmental Entity or any third party, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) as may be necessary as a result of any fact or circumstance relating solely to any Parent Party (including its sources of financing); and (v) Consents, the failure of which to be obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5Permits; Compliance.

(a)The Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted (collectively, the "Permits") and such Permits are valid and in full force and effect, other than such exceptions as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding suspension, cancellation, non-renewal, or adverse modification of any of the Permits, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of the Permits will lapse, terminate or expire as a result of the consummation of the transactions contemplated hereby. The Company and each Company Subsidiary has, in all respects, filed all necessary reports, paid all fees and charges and maintained and retained all necessary records pertaining to the Permits, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary is, and has been, in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The Company and the Company Subsidiaries are, and have been, in compliance with all Laws applicable to the Company or any Company Subsidiary or any of their respective businesses or properties, except where the failure to be in such compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) The Company or one of the Company Subsidiaries is the holder of each Company Station License, which collectively constitute all of the FCC Licenses material to the operation of the Company Stations. The Company Station Licenses are in effect in accordance with their terms, have not been revoked, suspended, canceled, rescinded, terminated or expired, and are not subject to any condition except for those conditions appearing on the face of the Company Station Licenses, conditions generally applicable to television broadcast station licenses or conditions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)Except as set forth in Section 4.5(d) of the Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries (i) operate, and throughout the current renewal term of the relevant Company Station License have operated, each Company Station in compliance with the Communications Act and the FCC Rules and the applicable Company Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Company Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Company Station License, (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Company Station Licenses or construction permits issued to modify the Company Station Licenses to the extent required to be completed as of the date hereof and (v) have sought reimbursement from the TV Broadcaster Relocation Fund only for expenses actually incurred and eligible for reimbursement under the FCC Rules.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of the Company, threatened before the FCC relating to the Company Stations, other than proceedings affecting broadcast stations generally, and (ii) neither the Company nor any of the Company Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(f) Except as set forth in Section 4.5(f) of the Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any Company Station License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Company Stations, the Company or any of the Company Subsidiaries with respect to the Company Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Company Station Licenses.

(g) Except as set forth in Section 4.5(g) of the Disclosure Schedule, none of the Company Stations is a party or subject to any outstanding local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement or other similar agreement.

(h)Section 4.5(h) of the Disclosure Schedule sets forth a list of the multi-channel video programming distributors, including cable systems, telephone companies and direct broadcast satellite systems, that, to the Knowledge of the Company, carry any Company Station (together, "MVPDs") and have more than 10,000 subscribers with respect to each such Company Station outside such Company Station's Nielsen Designated Market Area ("Market"). Except as set forth in Section 4.5(h) of the Disclosure Schedule, the Company or a Company Subsidiary will make a timely election for must-carry rights, pursuant to the FCC Rules, for the 2021-2023 must-carry/retransmission consent election cycle for each Company Station with respect to each MVPD with more than 10,000 subscribers in such Company Station's Market. To the Knowledge of the Company, no market modification proceeding is pending at the FCC with respect to any Company Station. Since January 1, 2019, except as set forth in Section 4.5(h) of the Disclosure Schedule, (1) no headend with more than 10,000 subscribers covered by an MVPD (that does not carry an alternative source for the applicable Company television service) in any Market of any Company Station has provided written notice to the Company or to any Company Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, has sought any form of relief from carriage of a Company Station from the FCC and (2) neither the Company nor any Company Subsidiary has received any written notice (x) from any MVPD with more than 10,000 subscribers in the Market of a Company Station of such MVPD's intention to delete such Company Station from carriage or to change such Company Station's channel position or (y) of a petition seeking FCC modification of any Company Station's Market.

(i)An antenna structure registration is on file with the FCC for each Company Station License for which such registration is required under the FCC Rules, and the coordinates listed thereon are consistent with the associated Company Station License in accordance with the FCC Rules.

(j) Except as set forth in Section 4.5(j) of the Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each antenna structure owned or, to the Knowledge of the Company, leased by the Company or a Company Subsidiary and used in connection with a Company Station (i) has been maintained in accord with good engineering practices customary in the television broadcast industry, (ii) meets the ANSI/TIA-222-G standard for a Class II structure, and (iii) is painted and lighted in accord with the FCC Rules.

4.6Financial Statements; Undisclosed Liabilities.

(a)The Company has previously made available to Parent (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, and the audited consolidated statements of income, stockholders' equity and cash flows of the Company and the Company Subsidiaries for the fiscal years then ended, including footnotes thereto (collectively, the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2020 (the "Base Balance Sheet") and the unaudited interim consolidated statements of income, stockholders' equity and cash flows of the Company and the Company Subsidiaries for the first, second and third fiscal quarters and year-to-date period then ended during 2018, 2019 and during 2020 through June 30, 2020, including footnotes thereto (collectively, the "Unaudited Interim Financial Statements"). Each of the Financial Statements and the Unaudited Interim Financial Statements (i) presents fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods then ended, (ii) has been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except, in the case of Unaudited Interim Financial Statements, as to normal and recurring adjustments that were not or are not expected to be in a material amount), (iii) is derived from the books and records of the Company and the Company Subsidiaries and (iv) are in a form sufficient to comply with Rule 3-05 of Regulation S-X under the Securities Act. The Company and each of the Company Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.

(b)Neither the Company nor any Company Subsidiary has any liabilities of any kind that would be required to be reflected in or reserved against on a balance sheet (or disclosed in the notes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected or reserved against in the Base Balance Sheet, (ii) liabilities incurred in the ordinary course of business after the date of the Base Balance Sheet, (iii) liabilities incurred in connection with the transactions contemplated hereby and (iv) liabilities that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)All material escheat and customs duties liabilities of the Company and the Company Subsidiaries have been paid in accordance with applicable Law in all material respects.

4.7Absence of Certain Changes or Events. Since the date of the Base Balance Sheet (a) the Company and each Company Subsidiary have conducted their respective businesses in the ordinary course, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) there has not occurred, nor has there been any effect, change, fact, event, condition, occurrence, development or circumstance which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8Absence of Litigation.

(a)There is no claim, action, suit, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity ("Litigation") pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, which in any such case, (i) if adversely determined or concluded, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) as of the date hereof, challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or would reasonably be expected to affect the Company's ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Subject to any applicable deductible, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all pending Litigation against the Company or any Company Subsidiary is subject to insurance coverage under the insurance policies of the Company and the Company Subsidiaries.

(b)Neither the Company nor any Company Subsidiary is a party or subject to or in default under any material judgment, order or decree of any Governmental Entity.

4.9 Employee Benefit Plans; ERISA.

(a)Section 4.9(a) of the Disclosure Schedule contains a true and complete list of (i) each bonus, commission, deferred compensation, incentive compensation, stock purchase, phantom equity, change in control, restricted equity, or stock option, including any equity compensation plan, program, agreement, contract or arrangement, whether in writing or oral; (ii) each severance or termination pay, retention, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, and other "welfare" plan, fund, program, policy, practice or procedure (within the meaning of Section 3(1) of ERISA), whether written or oral; (iii) each profit sharing, pension or retirement plan, program, agreement or arrangement (within the meaning of Section 3(2) of ERISA), whether in writing or oral; and (iv) each other material employee benefit plan, program, agreement or arrangement, whether in writing or oral; in each case sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company or any Company Subsidiary (individually, a "Plan" and, collectively, the "Plans"). No ERISA Affiliate sponsors or maintains a Plan.

(b) With respect to each of the Plans, the Company has heretofore made available to the Parent true and complete copies of each of the following documents, to the extent applicable: (i) each Plan (including all amendments thereto); (ii) the most recent annual report, if required under ERISA; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto), the two most recent financial statements required by the Code; (iv) the most recent determination letter received from the Internal Revenue Service with respect to each tax-qualified Plan, which may be the letter provided to the prototype provider; (v) the most recent Summary Plan Description; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor, or any other Governmental Entity relating to any compliance issues in respect of any Plan.

(c)No Plan is, or within the last six years, has ever been, subject to Title IV of ERISA or Section 412 of the Code. No liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, except where such failure to satisfy would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and no condition exists that presents a risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA other than conditions that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification of such Plan.

(d) Each Plan has been operated and administered in accordance with its terms and applicable Law in all respects, including ERISA, the Code and other applicable Laws relating to Taxes, except where failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Except as set forth in Section 4.9(e) of the Disclosure Schedule or as required by applicable Law, no Plan provides benefits, including death or medical benefits

(whether or not insured), with respect to current or former employees, directors or contractors of the Company or any Company Subsidiary beyond their retirement or other termination of service other than as required by applicable Law.

(f)Except as set forth in Section 4.9(f) of the Disclosure Schedule, neither the performance by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will (i) entitle any current or former director, officer, contractor or employee of the Company or any ERISA Affiliate to severance pay, retention pay, unemployment compensation or any other payment (whether during or after employment) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer, contractor or employee. Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, result in the excise tax imposed by Section 4999 of the Code, or result in a requirement to pay a Tax gross-up or similar make-whole payment to any officer, employee, director or contractor.

(g)All reports and disclosures relating to each Plan required to be filed with or furnished to any Governmental Entity (including the Internal Revenue Service, the Pension Benefit Guaranty Corporation and the Department of Labor), Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable Law.

(h)No litigation or governmental administrative proceeding, audit, claim or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Plan or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Plans either have been made in full and on a timely basis or have been accrued in accordance with the terms of the applicable Plan and applicable Law.

(i) Except as set forth in Section 4.9(i) of the Disclosure Schedule, no Plan that is a "welfare plan" within the meaning of Section 3(1) of ERISA is a self-insured arrangement, and, with respect to each such Plan that is funded in whole or in part through an insurance policy, the Company does not have any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing.

(j) Except as contemplated by this Agreement, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Qualified Plan or adopt any arrangement or plan which, once established, would come within the definition of a Qualified Plan. Each asset held under each Qualified Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(k) Except as could not reasonably be expected to result in a Material Adverse Effect, the Company, each ERISA Affiliate and each Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA (each, a "Health Plan") (i) is currently in compliance in all material respects with the Patient Protection Affordable Care Act, Pub. L. No. 111-148 ("ACA"), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 ("HCERA"), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the "Health Care Reform Laws") and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. Neither the Company nor any ERISA Affiliate or Health Plan has incurred (and to the Knowledge of the Company, nothing has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to) any penalty or excise Tax under Sections 4980D, 4980H or 4980I of the Code or any other provision of the Health Care Reform Laws.

(l)Except as could not be reasonably be expected to result in a Material Adverse Effect, the Company has not engaged in any "prohibited transaction," as defined in Section 4975 of the Code or ERISA Section 406 with respect to the Plans, and, to the Knowledge of the Company, all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Plans, have complied with the requirements of Section 404 of ERISA. The Company has in effect fiduciary liability insurance covering each fiduciary of the Plans.

(m) Except as would not result in any material liability to the Company and the Company Subsidiaries (taken as a whole), each individual who renders services to the Company or any Company Subsidiary and who is classified by the Company or any Company Subsidiary as having the status of an independent contractor or consultant is and has at all times been properly characterized as such for Tax withholding purposes, federal income Tax purposes and Plan eligibility purposes.

(n)(i) Each Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since such Plan's inception in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, "Section 409A") and has been since such Plan's inception, in documentary compliance with the applicable provisions of Section 409A; (ii) the Company (A) has not been required to report to any Governmental Entity any corrections made or Taxes due as a result of a failure to comply with Section 409A and (B) does not have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) except as would not be material to the Company and the Company Subsidiaries (taken as a whole), any arrangement that is intended to meet the short-term deferral requirements of Treasury Regulation Section 1.409A-1(b)(4) so meets such requirements.

(o)Except as set forth in Section 4.9(o) of the Disclosure Schedule, no changes to any Plans have been made, nor are changed contemplated, due to disruptions caused by the COVID-19 Pandemic or COVID-19 Measures.

(p) As of the date hereof, neither the Company nor any Company Subsidiary has obtained any PPP Loan.

4.10Contracts.

(a)Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of the following contracts to which the Company or any Company Subsidiary is a party or bound as of the date hereof ("Material Contracts"):

(i)any contract, including any employment, compensation, loan or severance agreement, with any current Stockholder, director, manager, officer or employee of the Company or any Company Subsidiary providing for annual compensation in excess of $250,000;

(ii)any contract that limits or purports to limit, in any material respect, the ability of the Company or any Company Subsidiaries to compete in any line of business or with any Person in any geographical area or during any period of time;

(iii) any contract relating to the acquisition by the Company or any of the Company Subsidiaries of any business or Person, whether by merger, consolidation or other business combination or by the acquisition of the equity securities, or a material portion of the assets of, such business or Person with ongoing payment obligations;

(iv)any contract providing for the sale, transfer or other disposition of any equity securities of the Company or any Company Subsidiary or any material properties or assets of the Company or any of the Company Subsidiaries;

(v)any contract under which the Company or any Company Subsidiary has incurred Indebtedness for Borrowed Money;

(vi)any joint venture, product development, research and development or limited partnership agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(vii) any marketing contract involving aggregate annual payments in excess of $500,000;

(viii)any contract entered into in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any Person (including any Governmental Entity) providing for aggregate future payments after the date hereof, and solely in the case of any such agreement entered into with a Person other than a Governmental Entity, in excess of $250,000;

(ix)any contract, other than Leases, distribution agreements, over the air affiliation agreements and contracts for programming rights, with any supplier, vendor, contractor or other Person for the acquisition of goods or services pursuant to which the

Company or any Company Subsidiary is committed to make aggregate annual payments in excess of $1,000,000;

(x) any contract relating to capital lease obligations of the Company or any Company Subsidiary;

(xi)any contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involves payments in excess of $250,000;

(xii)any contract that involves payments in excess of $250,000 per year relating to the use of one of the Company's or a Company Subsidiary's station's digital bit stream other than in connection with broadcast television services;

(xiii) any third party broadcast affiliation agreement that involves payments in excess of $250,000 per year;

(xiv)any contract for programming rights involving payments in excess of $1,000,000 over the remaining term of such contract, (including payments for any exercised rights for renewal or additional runs exercised before the date hereof, but assuming no future exercise of any rights for renewal or additional runs);

(xv)any broadcast retransmission consent agreement involving more than 50,000 subscribers and payments in excess of $250,000 per year;

(xvi)for each of the Company's and each Company Subsidiary's networks, any distribution agreement with a cable or satellite television operator involving more than 250,000 subscribers or payments in excess of $500,000 per year;

(xvii)any IP Agreement;

(xviii)any contract that is a local marketing agreement or time brokerage agreement, joint sales agreement or shared services agreement;

(xix)any contract (other than any contract of the type described in clauses (i) through (xviii) above) that is not terminable by the Company or any Company Subsidiary, as applicable, without penalty on ninety (90) calendar days' notice or less, which is reasonably expected to involve the payment by the Company or any Company Subsidiary after the date hereof of more than $500,000 during any twelve (12) month period or the remaining term of such contract; and

(xx)any other contract the loss or termination of which would reasonably be expected to have a Material Adverse Effect.

(b)Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in material breach or default under any Material Contract and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a material breach or default except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received a written notice of default or material breach or event that with notice or lapse of time, or both, would constitute a default or material breach by either the Company or a Company Subsidiary, which in any such case has not been cured. Neither the Company nor any Company Subsidiary has provided or received, as of the date hereof, any written notice of any intention to terminate any Material Contract. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of the Material Contracts is the subject of any pending or, to the Knowledge of the Company, threatened Litigation. Except as set forth on Schedule 4.10(b), the Company has made available to Parent true and complete copies of all written Material Contracts (including all material amendments thereto) in all material respects and summaries of the material terms of all oral Material Contracts. Each of the Material Contracts constitutes the valid and binding obligation of the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

4.11 Taxes.

(a)Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and each Company Subsidiary has (i) duly and timely (taking into account any valid extensions of time to file) filed or caused to be filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed by it and all such Tax Returns were true, correct and complete and prepared in accordance with applicable Laws, and (ii) paid (or accrued in accordance with GAAP in the case of Taxes that are not yet due and payable) all Taxes due to any Governmental Entity whether or not shown on any Tax Return, except for those being contested in good faith and for which adequate reserves have been made in accordance with GAAP.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule or except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) the Company and each Company Subsidiary has timely withheld and paid (or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Entity) to the appropriate Governmental Entity all amounts required to have been withheld and paid (or set aside) in accordance with applicable Law in connection with amounts paid or owing to, or required to be shown on any information return provided to, any member, employee, creditor, independent contractor or other third Person and all required information returns with respect to any such amounts have been correctly prepared and timely filed, and (ii) the Company and each Company Subsidiary has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(c)There are no Liens on any assets of the Company or any Company Subsidiary that arose in connection with the failure to pay any material amount of Tax other than Permitted Liens.

(d)There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, no claim, action, suit, proceeding, arbitration, Audit, inquiry, investigation, request for a private letter ruling or other formal or informal Tax guidance has been commenced or requested since January 1, 2016 or is presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary.

(f)None of the Company nor any Company Subsidiaries has been a member of an Affiliated Group (other than a group the parent of which is the Company or any Company Subsidiary).

(g)Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, sharing or apportionment of any material liability for Taxes except for (i) any agreement between and among solely the Company and Company Subsidiaries and (ii) customary provisions regarding Taxes in commercial contracts the primary subject matter of which is not Taxes.

(h)Neither the Company nor any Company Subsidiary will be required to include a material amount of income in, or exclude a material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date, (vi) any election under Section 108(i) of the Code, or (vii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1504 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law).

(i)Neither the Company nor any Company Subsidiary (i) is a party to any "listed transaction" within the meaning of Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which each such entity is organized, and (iii) has been subject to material adjustment under section 482 of the Code (including any similar provision of state, local, or foreign Tax Law).

(j)Within the past three (3) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)Neither the Company nor any Company Subsidiary uses the cash receipts and disbursements method of accounting for federal or applicable state, local or non-U.S. Tax purposes.

(m) Neither the Company nor any Company Subsidiary has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the "deferral method" of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law) or (ii) the method described in Treasury Regulations Section 1.451-5(b)(1)(ii) (or any similar method under state, local or non-U.S. Law).

(n)Neither the Company nor any Company Subsidiary has allowed any deferral of the withholding, deposit and payment of employee payroll Taxes pursuant to IRS Notice 2020-65.

4.12 Related Party Agreements. Except for (a) normal advances to employees in the ordinary course of business, (b) indemnification agreements (i) between the Company and/or any of the Company Subsidiaries and their respective current or former directors as set forth in Section 4.12 of the Disclosure Schedule or (ii) related to former directors of the Company and/or any of the Company Subsidiaries and which were entered into prior to December 18, 2009, (c) indemnification or advancement of expenses (i) pursuant to the Organizational Documents of the Company and/or its Subsidiaries as in effect on the date hereof or (ii) prior to December 18, 2009, (d) payment of compensation for employment to employees in the ordinary course of business or (e) participation by employees, officers and directors in any Plans set forth in Section 4.9(a) of the Disclosure Schedule, no current or former director, manager, officer, stockholder or employee of the Company or any Company Subsidiary, or any Affiliate or Associate of any such director, manager, officer, stockholder or employee, is a party to any material agreement, arrangement, contract or other commitment to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties is bound, or, to the Knowledge of the Company, has a material interest in any agreement, arrangement, contract or other commitment, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any Company Subsidiary.

4.13Environmental Matters.

(a)The Company and each Company Subsidiary are, and have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse

Effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Permits and other governmental authorizations currently held by the Company or any Company Subsidiary pursuant to applicable Environmental Laws are in full force and effect, and, to the Knowledge of the Company, no appeal or any other proceeding is pending to revoke any such Permit or governmental authorization.

(b)There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim has been retained or assumed by the Company or any Company Subsidiary, either by agreement or by operation of law, except in each case where the adverse result or conclusion of such Environmental Claim would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)No condition exists at any Owned Realty or, to the Knowledge of the Company, any Leased Realty that would reasonably be expected to result in the Company or any Company Subsidiary incurring any liability under Environmental Laws other than any liability that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there has been no Release of Hazardous Materials at, from, to, on or under any Owned Realty or, to the Knowledge of the Company, any Leased Realty in contravention of Environmental Law.

(e)Except as set forth on Section 4.13(e) of the Disclosure Schedule, to the Knowledge of the Company, there are no underground storage tanks at (i) the Owned Realty or (ii) the Leased Realty.

(f)The Company has made available for inspection to Parent true and complete copies and results of any material reports, studies, analyses, tests or monitoring (if any) in the possession or control of the Company or any Company Subsidiary pertaining to Hazardous Materials in, on, beneath or adjacent to any Owned Realty or Leased Realty (or any real property formerly owned, leased or operated by the Company or any Company Subsidiary) or pertaining to compliance with or liability under applicable Environmental Laws.

4.14Real Property.

(a)Section 4.14(a) of the Disclosure Schedule sets forth a true and complete in all material respects list of all real property owned in fee by the Company or any Company Subsidiary as of the date of this Agreement (the "Owned Realty"). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of the Company Subsidiaries has good and valid fee simple title to the Owned Realty, free and clear of any and all Liens except Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary: (i) leases or grants any Person the right to use or occupy any part of the Owned Realty; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Realty or any portion thereof or interest therein; or (iii) has received written notice of any pending or threatened condemnation proceeding affecting any Owned Realty Estate or any portion thereof or interest therein. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)Section 4.14(b) of the Disclosure Schedule sets forth a true and complete in all material respects list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary as of the date of this Agreement (the "Leased Realty"). The Company has provided Parent with true and correct in all material respects copies of all Leases (including all material amendments thereto).

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of the Company Subsidiaries possesses valid and binding leasehold interests in the Leased Realty pursuant to the leases required to be listed in Section 4.14(c) of the Disclosure Schedule (the "Leases"), free and clear of any and all Liens except Permitted Liens, and the Company or the applicable Company Subsidiary enjoys peaceful and undisturbed possession of the Leased Realty. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Lease is in full force and effect and enforceable against the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles. There is not under any Lease any threatened (in writing) or existing breach or default by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, or, to the Knowledge of the Company, any condition, event or act which, with notice or lapse of time or both, would constitute such a breach or default, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has provided or received any written notice of any intention to terminate any Lease, (ii) none of the Leases is the subject of any pending or, to the Knowledge of the Company, threatened Litigation, and (iii) neither the Company nor any of the Company Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of the Company Subsidiaries subleased, licensed, or otherwise granted any Person (other than another Company Subsidiary) a right to use or occupy the Leased Realty or any portion thereof.

(d)The Company and the Company Subsidiaries are, and have been, in compliance with all Laws applicable to their respective use and occupancy of the Owned Realty and the Leased Realty, except where the failure to be in such compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) To the Knowledge of the Company, the Company has made available to Parent true and complete, in all material respects, copies of any existing title commitments, title policies and surveys in the possession or control of the Company or any Company Subsidiary pertaining to any Owned Realty or Leased Realty.

4.15Personal Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of the Company Subsidiaries has good and valid title to, or a valid and enforceable right to use, all tangible personal property reflected on the Base Balance Sheet and all tangible personal property acquired by the Company or any Company Subsidiary since the date of the Base Balance Sheet (except such personal property as has been disposed of in the ordinary course of business since such date), in each case, free and clear of any and all Liens except Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and (b) none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

4.16Labor Matters.

(a)Except as set forth in Section 4.16(a) of the Disclosure Schedule or except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2018, there has not been, nor is there pending or, to the Knowledge of the Company, threatened in writing (A) any labor dispute between the Company or any Company Subsidiary and any labor organization, or any strike, slowdown, work stoppage or other similar organized disruptive labor activity involving any employee of, or affecting the Company or any Company Subsidiary or (B) any union organizing or election activity involving any employee of the Company or any Company Subsidiary; (ii) there is no grievance or unfair labor practice charge pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity and neither the Company nor any Company Subsidiary is, or has, engaged in any unfair labor practice; (iii) neither the Company nor any Company Subsidiary has received written notice of the intent of any Governmental Entity responsible for the enforcement of any federal, state, local or foreign laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health and wages and hours, including any bargaining or other obligations under the National Labor Relations Act, to conduct an investigation with respect to or relating to the Company or any Company Subsidiary and no such investigation is in progress; and (iv) the Company and the Company Subsidiaries have complied with all applicable labor and employment Laws in connection with the employment of their respective employees. None of the Company nor any Company Subsidiary is party to any collective bargaining agreement or other contract with any labor union, no labor organization claims to represent any group of employees of the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no activity involving any employee of the Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in any other organizing activity.

(b)Except as set forth in Section 4.16(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened proceeding to which the Company or any Company Subsidiary is or is threatened to be made a party, involving any Company Employee or former employee of the Company (including workers' compensation claims).

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and each Company Subsidiary (i) has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary, (ii) is not liable for any arrears of wages, penalties or other sums (excluding Taxes, which are the subject of Section 4.11 hereof) for failure to comply with any applicable Law relating to the employment of labor and (iii) has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(e)Except as set forth in Section 4.16(e) of the Disclosure Schedule, the Company and each Company Subsidiary has been in material compliance with and has not materially violated the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, or any related regulations promulgated thereunder (the "Immigration Laws"). With respect to each applicable employee of the Company or any Company Subsidiary as of the date hereof, the Company has collected and maintained, in all material respects, Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are required to be retained with the Form I-9 by the Company or any Company Subsidiary pursuant to the Immigration Laws as of the date hereof. Except as set forth in Section 4.16(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has been warned, fined or otherwise penalized by reason of its failure to comply with the Immigration Laws in the past three (3) years, nor is any such action pending or, to the Knowledge of the Company, threatened.

(f)All consultants, independent contractors, and other non-employee service providers retained by the Company or any Company Subsidiary have, for employment Law purposes, been properly classified as such and, with particularity, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company has properly classified workers as employees in compliance with A.B. 5, Ch. 296 2019-2020 Reg. Sess. (Cal 2019); Cal. Lab. Code Section 2750.3.

4.17 Intellectual Property.

(a)Section 4.17(a) of the Disclosure Schedule sets forth, for all of the following included in Company Owned Intellectual Property, a true and complete list of all material United States, foreign, international and state: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications (collectively, "Registered Company Owned Intellectual Property"). The Company or a Company Subsidiary is the sole owner of the Registered Company Owned Intellectual Property. All Registered Company Owned Intellectual Property (A) has been duly maintained, (B) has not been cancelled, expired or abandoned and (C) is valid, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Except as set forth in Section 4.17(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Litigation against the Company or any Company Subsidiary (i) alleging any infringement, misappropriation, or violation by the Company or any Company Subsidiary of any Person's Intellectual Property or (ii) challenging the validity, enforceability or ownership of any Company Owned Intellectual Property or the Company's or any Company Subsidiary's rights with respect to any Company Used Intellectual Property, in each case the adverse result or conclusion of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or threatened claim by the Company or any Company Subsidiary against any Person alleging an infringement, misappropriation or other violation by others of any Company Owned Intellectual Property, which infringement, misappropriation or other violation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)Except as set forth in Section 4.17(c) of the Disclosure Schedule, (i) the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate, and, since January 1, 2018, has not infringed, misappropriated, or otherwise violated, any Person's Intellectual Property and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or other violating any Company Owned Intellectual Property, in each case which infringement, misappropriation or other violation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)The Company or a Company Subsidiary owns all Registered Company Owned Intellectual Property or has the valid and enforceable right to use all Company Used Intellectual Property, free and clear of all Liens except for any Permitted Liens, provided that none of the foregoing shall be deemed to be a representation that the Company has not infringed, misappropriated or otherwise violated or is not infringing, misappropriating or otherwise violating the Intellectual Property of any third party (which is addressed in Section 4.17(c)).

(e)The Company and the Company Subsidiaries are, and have been, in compliance with all applicable Laws and their own binding or enforceable internal or publicly posted policies concerning the collection, processing, storage, transfer, distribution, security and use of personal information, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, the Company and the Company Subsidiaries have not: (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in their possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Litigation by any Governmental Entity or other Person concerning the Company's or any Company Subsidiary's collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data security or data breach notification, in the case of clause (i) or (ii) above, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)Since January 1, 2018, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.18Brokers. Except for the Bankers' Fees, no broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any their respective Affiliates.

4.19Insurance. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law; (b) neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; (c) to the Knowledge of the Company, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (d) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by the Company or any Company Subsidiary with respect to any such policy.

4.20 Disclaimer of the Company. (A) EXCEPT FOR THE REPRESENTATIONS OF THE COMPANY EXPRESSLY SET FORTH IN THIS Article IV, NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE OR IS AUTHORIZED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR THE COMPANY SUBSIDIARIES, THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OR THE ASSETS OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO (I) THEIR FINANCIAL CONDITION, BUSINESS, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES OR PROSPECTS, (II) THEIR MERCHANTABILITY OR FITNESS

FOR ANY PARTICULAR PURPOSE OR (III) THE ACCURACY AND COMPLETENESS OF ANY MATERIALS OR INFORMATION MADE AVAILABLE OR OTHERWISE PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders) or representatives OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each Parent Party hereby represents and warrants to the Company as follows:

5.1Organization. Each Parent Party is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2Authority; Enforceability. Each Parent Party has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the EWS Shareholder Approval, to consummate the transactions contemplated hereby and thereby (including the Investor Financing and the issuance of securities contemplated thereby). The execution and delivery by each Parent Party of this Agreement and each of the Ancillary Agreements to which it is a party, and the performance by each Parent Party of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by each Parent Party, and no other corporate proceeding on the part of any Parent Party is necessary to authorize this Agreement and each of the Ancillary Agreements to which it is a party, or to consummate the transactions contemplated hereby or thereby except for the EWS Shareholder Approval. This Agreement has been duly executed and delivered by each Parent Party and each of the Ancillary Agreements to which it is a party will be duly executed and delivered by such Parent Party. This Agreement constitutes, and each of the Ancillary Agreements to which any Parent Party is a party when duly executed and delivered by such Parent Party will constitute, the valid and binding obligation of the applicable Parent Party, enforceable against the applicable Parent Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

5.3 No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each Parent Party does not, and performance by each Parent Party of this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining the EWS Shareholder Approval, the consummation of the transactions contemplated hereby and thereby (including the Investor Financing and the issuance of securities contemplated thereby) will not, (i) conflict with or violate the Organizational Documents of any Parent Party, (ii) subject to obtaining or making, as applicable, the Consents listed in clauses (i) through (iii) of Section 5.3(b) and subject to the FCC Divestitures, conflict with or violate any Laws applicable to any Parent Party or by or to which any of Parent Party's properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on, any of the properties or assets of any Parent Party, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective properties or assets is bound or subject, except, in each case of (i), (ii) and (iii), as would not reasonably be expected to prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party, including the Merger.

(b)The execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by each Parent Party does not, and the performance by each Parent Party of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby (including the Investor Financing and the issuance of securities contemplated thereby) will not, require any Parent Party to obtain or make any Consent with or of any Governmental Entity or third party except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) applicable requirements of the HSR Act; and (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules.

5.4Brokers. Except for the Parent Bankers' Fees, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Parent Party or any of their respective Affiliates.

5.5Litigation. As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Parent, threatened in writing against any Parent Party, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, (a) would prevent or materially delay the consummation by any Parent Party of the transactions contemplated by this Agreement or (b) would have, either individually or in the aggregate, a material adverse effect on the ability of any Parent Party to perform its obligations under this Agreement.

5.6Funding. (a) Parent has the ability to obtain sufficient funds, (b) at the Closing, Parent will have sufficient funds available and (c) the net proceeds contemplated by the Commitment Letters/Agreement (as hereinafter defined), when funded in accordance with their terms on the Closing Date and when taken together with other cash on hand of the Parent Parties or other sources of cash to become available to the Parent Parties on the Closing Date (including, if applicable, any Alternative Financing), will provide the Parent Parties with sufficient immediately available cash funds, in the case of clauses (a), (b) and (c) above, to enable the Parent Parties to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations under this Agreement, including for the Parent Parties to pay all amounts contemplated by Article II and the payment of all fees, costs and expenses to be paid by any Parent Party related to the transactions contemplated by this Agreement. Parent acknowledges and agrees that its obligations under this Agreement are not subject to any conditions regarding Parent's, its Affiliates' or any other Person's ability to obtain financing or funding for the consummation of the transactions contemplated hereby. Parent has delivered to the Company true, correct, and complete copies of (a) the fully executed commitment letter from Morgan Stanley Senior Funding, Inc. (the "Lender") and the related fee letters referred to therein, which may be redacted for provisions related to fees and other economic terms so long as no redaction covers terms that would adversely affect the conditionality, availability or termination of the Debt Financing (as hereinafter defined) (such commitment letter and fee letters, as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the "Debt Commitment Letters"), pursuant to which the Lender has committed, subject only to the terms and conditions set forth therein, to provide debt financing to the Parent Parties for the purpose of consummating the transactions contemplated by this Agreement in the aggregate amounts set forth therein (the "Debt Financing") and (b) the definitive securities purchase agreement dated as of the date hereof between EWS and Berkshire Hathaway, Inc. (the "Investor" and such definitive agreement, the "Investor Agreement," and together with the Debt Commitment Letters, the "Commitment Letters/Agreement"), pursuant to which the Investor has committed to invest in EWS through the purchase of preferred shares and warrants from EWS, subject only to the terms and conditions set forth therein, for the purpose of consummating the transactions contemplated by this Agreement in the aggregate amount set forth therein (the "Investor Financing," and together with the Debt Financing, the "Financing"). As of the date hereof, the Commitment Letters/Agreement (i) are in full force and effect without amendment or modification (and no amendment or modification is contemplated as of the date hereof) or any breach or default (and no other event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default) by Parent or, to the Knowledge of Parent, any other party thereto; (ii) are, in the form so delivered, the valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles; (iii) include all material terms relating to the Debt Financing and the Investor Financing; and (iv) have not been withdrawn, terminated or rescinded in any respect. All commitment or other fees required to be paid thereunder have been paid or will be paid in full when due. Except as set forth in the Commitment Letters/Agreement, there are no side letters or other agreements, contracts or arrangements relating to, or other conditions or contingencies to, the consummation of the Debt Financing or the Investor Financing, and as of the date hereof each of the Parent Parties have no reason to believe that (A) any term or condition to the Commitment Letters/Agreement will not be satisfied or waived on a timely basis on or prior to the Closing Date or (B) the Debt Financing and the Investor Financing will not be consummated on or prior to the Closing Date.

5.7Solvency. As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Gross Merger Consideration, any repayment or refinancing of indebtedness contemplated in this Agreement and payment of all related fees and expenses, and assuming for these purposes (a) the satisfaction of the conditions set forth in Sections 7.1 and 7.2 and (b) the accuracy in all material respects of the Company's representations and warranties contained in Article IV, each Parent Party (including the Surviving Company) will be Solvent. For the purposes of this Section 5.7, the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (i) the "fair saleable value" of the assets of such Person, on a consolidated basis, will, as of such date, exceed (A) the value of all "liabilities of such Person, including contingent and other liabilities," on a consolidated basis, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person, on a consolidated basis, will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person, on a consolidated basis, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

5.8Ownership; Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, directly owned by Parent. Parent, as sole stockholder of Merger Sub, will adopt this Agreement immediately following its execution. All of the issued and outstanding capital stock of Parent is, and at the Effective Time will be, directly owned by EWS. The EWS Common Voting Shares are the only class of equity of EWS entitled to vote on the EWS Shareholder Approval. No Person other than the holders of the EWS Common Voting Shares is entitled to vote on the EWS Shareholder Approval. Merger Sub has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and pursuant to the Ancillary Agreements or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby and thereby.

5.9 Legal Requirements and Consents. There is no Consent of, or any filing or registration with, any Governmental Entity that will be required to be obtained or made by any Parent Party to consummate the transactions contemplated by this Agreement or any Ancillary Agreement that it will not be able to obtain or make, or that it may obtain only after substantial delay, or any requirement of any Governmental Entity that it will be unable to satisfy in connection with the transactions contemplated hereby or thereby. Subject to appropriate divestitures required by the FCC Rules set forth in Section 5.9 of the Parent Disclosure Schedules (as such Section 5.9 of the Parent Disclosure Schedules may, from time to time prior to the Closing, be supplemented or amended by the Parent Parties to properly reflect matters arising after the date hereof that (a) are required by a Governmental Entity or (b) are required by any agreement between Parent and any prospective buyer in respect of any divestiture

(provided, that, with respect to the preceding clause (b), subject to Parent receiving the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed if any such supplement or amendment is not adverse to the Company)) the "FCC Divestitures"), each Parent Party is legally, financially and otherwise qualified to acquire the Company and to control and operate the Company Stations under the Communications Act and the FCC Rules, including the provisions relating to media ownership and attribution, foreign ownership and control and character qualifications, and there are no facts or circumstances that would, under the Communications Act and the FCC Rules and the existing procedures of the FCC, disqualify any Parent Party as the owner and operator of the Company Stations or as the transferee of control of the Company and the FCC Licenses. No waiver of or exemption from any provision of the Communications Act, the FCC Rules or policies of the FCC is necessary for the FCC Consent to be obtained; and there are no facts or circumstances related to any Parent Party that might reasonably be expected to (i) result in the FCC's refusal to grant the FCC Consent or otherwise disqualify any Parent Party, (ii) materially delay or impede obtaining the FCC Consent or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

5.10Inspection; No Other Representations. Each Parent Party is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company and the Company Subsidiaries as contemplated hereunder and pursuant to the Ancillary Agreements. The Parent Parties have undertaken such investigation, have had an opportunity to request and have been provided with access to management of the Company and such documents, information, facilities, equipment, contracts and other assets of the Company and its Subsidiaries as they have deemed adequate and sufficient to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. In making its decision to enter into this Agreement and consummate the transactions contemplated hereby, each Parent Party has relied solely on its own investigation, analysis and evaluation of the Company and its Subsidiaries and the representations and warranties of the Company set forth in Article IV. The Parent Parties represent and warrant that they are entering into this Agreement and will consummate the transactions contemplated hereby without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, the Company Subsidiaries or any of their respective officers, directors, managers, members, stockholders, Affiliates, employees or representatives, except as expressly set forth in Article IV. Without limiting the generality of the foregoing, each Parent Party acknowledges and agrees (for itself and on behalf of its Affiliates and representatives) that (a) except as expressly set forth in Article IV (or in the Transmittal Documents executed and delivered by the Equityholders in accordance with this Agreement), none of the Company, the Company Subsidiaries or any of their respective officers, directors, managers, members stockholders, Affiliates, employees or representatives makes or has made or is authorized or has been authorized to make any representation or warranty, express or implied, at law or in equity, in respect of the Company or the Company Subsidiaries, the capital stock or other equity interests or the assets of the Company or any of the Company Subsidiaries, including, without limitation, with respect to (i) their financial condition, business, operations, results of operations, properties, assets, liabilities or prospects, (ii) their merchantability or fitness for any particular purpose or (iii) the accuracy and completeness of any materials or information made available or otherwise provided in connection with this Agreement, including any projections, estimates or budgets delivered to or made available to any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries and (b) except as expressly set forth in this Agreement (or in the Transmittal Documents executed and delivered by the Equityholders in accordance with this Agreement), none of the Company, the Company Subsidiaries or any of their respective officers, directors, managers, members stockholders, Affiliates, employees or representatives will have or be subject to any liability or indemnification obligations to any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders) or representatives or to any other Person resulting from the distribution or use of, any information relating to the Company or any Company Subsidiary, including any information, documents or material made available to any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders) or representatives, whether orally or in writing, in management presentations, functional "break-out" discussions, responses to questions or requests submitted by or on behalf of any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders) or representatives or in any other form in consideration or investigation of the transactions contemplated by this Agreement. Any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to any Parent Party or any of their respective Affiliates (including for purposes of this Section 5.10, the EWS Family Shareholders) or representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company's management, are not and shall not be deemed to be or include representations or warranties, except as otherwise expressly set forth in Article IV (or in the Transmittal Documents executed and delivered by the Equityholders in accordance with this Agreement).
ARTICLE VI
COVENANTS

6.1Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, except (a) as required by applicable Law (including any COVID-19 Measures), (b) for actions taken during any period of full or partial suspension of operations in response to the COVID-19 Pandemic or any COVID-19 Measures that are reasonably necessary to (x) protect the health and safety of the employees of the Company or any Company Subsidiary or other business counterparties of the Company or any of its Subsidiaries or (y) respond to third-party disruptions caused by the COVID-19 Pandemic or any COVID-19 Measures or (c) as otherwise expressly contemplated by this Agreement or consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (i) the Company shall, and the Company shall cause each of the Company Subsidiaries to, (A) operate its business only in the usual and ordinary course and (B) preserve intact its business organizations and maintain its rights and franchises, including by exercising must-carry rights for the 2021-2023 must carry/retransmission consent election cycle, and (ii)

the Company shall use commercially reasonable efforts, and the Company shall cause each of the Company Subsidiaries to use commercially reasonable efforts, to retain the services of its officers and key employees and maintain its relationships and goodwill with its customers, suppliers, advertisers and others with which it has business relationships. Notwithstanding the foregoing, during the period from the date hereof until the Adjustment Calculation Time, the Company and each of the Company Subsidiaries shall be permitted to declare and pay dividends or other distributions out of funds legally available for such purpose at such times and in such amounts as the Company and the applicable Company Subsidiary shall deem necessary, appropriate or desirable, provided that any such dividend or distribution by the Company would not reasonably be expected to impair or adversely impact the operation of the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business.

6.2 Negative Covenants of the Company. Without limiting the generality of Section 6.1 and except as (i) set forth in Section 6.2 of the Disclosure Schedule, (ii) required by applicable Law (including any COVID-19 Measures), (iii) expressly contemplated in this Agreement, (iv) consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed) or (v) for actions taken during any period of full or partial suspension of operations in response to the COVID-19 Pandemic or any COVID-19 Measures that are reasonably necessary to (A) protect the health and safety of the employees of the Company or any Company Subsidiary or other business counterparties of the Company or any of its Subsidiaries or (B) respond to third-party disruptions caused by the COVID-19 Pandemic or any COVID-19 Measures, the Company hereby covenants that, from the date of this Agreement until the Effective Time, the Company shall not, and the Company shall cause the Company Subsidiaries not to, do any of the following:

(a)(i) increase in any material respect the compensation (including wages, salaries, bonuses or incentives) or benefits payable to or to become payable to any of its directors, managers, officers or employees (other than pursuant to employment agreements in effect on the date of this Agreement or increases in the ordinary course of business consistent with past practice that do not exceed more than 2% per annum in the case of cash compensation, and other than in connection with the conduct of its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practices), (ii) grant any material additional severance, retention or termination pay to (other than pursuant to its normal severance policy as in effect on the date of this Agreement), or enter into any material employment or additional material severance agreement with, any director, manager, officer or employee (other than employment agreements entered into in the ordinary course of business with non-officer employees), or (iii) establish, adopt, enter into or amend in any material respect any Plan, except as may be required by applicable Law;

(b)(i) effect any reorganization or recapitalization; provided, that any Liens associated with a refinancing of any existing Indebtedness for Borrowed Money will be released at the Closing or (ii) split, combine or reclassify any of its capital stock (or other equity interests of any Company Subsidiary) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (or such other equity interests);

(c)issue, deliver, pledge, dispose of, encumber, award, grant or sell, or authorize or propose the issuance, delivery, pledge, disposition, encumbrance, award, grant or sale of, any shares of any class of its capital stock (or other equity interests of any Company Subsidiary), any securities convertible into or exercisable or exchangeable for any such shares (or other equity interests) or any rights, warrants or options to acquire any such shares (or other equity interests), other than the issuance of Common Shares in connection with any exercise of Stock Appreciation Rights or Warrants outstanding as of the date hereof in accordance with their respective terms;

(d) except for Liens granted pursuant to the Credit Agreement and any amendments thereto, sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets (other than obsolete equipment or other assets being replaced, licenses of assets, or any renewal of the foregoing, in each case in the ordinary course of business consistent with past practice);

(e)(i) adopt or change any method of accounting for Tax purposes in effect as of the most recent fiscal year end prior to the Effective Time or change in any material respect any of its other methods, practices, policies or procedures of accounting, except as may be required by Law or changes in GAAP, (ii) make or rescind any express or deemed material election relating to Taxes, (iii) amend any Tax Returns in any material respect, (iv) settle, compromise or surrender any right to any material claim, Litigation, Audit, controversy offset or other reduction in Tax liability relating to Taxes, (v) change any annual accounting period for Tax purposes, (vi) enter into any closing agreement with respect to a material amount of Taxes, (vii) consent to any extension or waiver of the limitations period applicable to any material claim or material assessment, (viii) allow any deferral of the withholding, deposit and payment of employee payroll Taxes pursuant to IRS Notice 2020-65, or (ix) with respect to any Law that takes effect on or after the date of this Agreement, otherwise allow the deferral of any withholding, deposit or payment of Taxes, in each case, unless required by Law or unless the resulting liability is taken into account in the definition of Current Liabilities or Current Income Taxes;

(f)incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture, guarantee or similar instrument or enter into any swap or other off-balance-sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing, other than ordinary course borrowings under the Credit Agreement and other borrowings permitted under the Credit Agreement as in effect on the date hereof; provided that any such borrowings (i) shall be prepayable or redeemable on terms no more onerous than the terms of the Credit Agreement (as in effect on the date hereof) and (ii) do not otherwise prohibit the consummation of the Closing.

(g)cancel, forgive, settle or compromise any indebtedness or Litigation in any amount in excess of $500,000 in the aggregate, except settlement of Litigation reserved against on the Base Balance Sheet; provided, that neither the Company nor any Company Subsidiary shall settle any Litigation which settlement involves a conduct remedy or injunctive or similar relief or has a material restrictive impact on the Company's or any Company Subsidiary's business (other than confidentiality, non-disparagement and other customary ordinary course restrictions);

(h)(i) permit, allow or suffer any of its material properties or assets to be subjected to any Lien, restriction or charge, other than Permitted Liens, (ii) acquire any broadcast station other than the acquisition of the broadcast station set forth in Schedule V on the terms set forth in Schedule V or (iii) acquire any other properties or assets in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(i)enter into or adopt any collective bargaining agreement or voluntarily recognize any labor union as the collective bargaining representative of any employee of the Company or any Company Subsidiary;

(j)acquire by merging or consolidating with, or by purchasing material assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity except for acquisitions permitted pursuant to Section 6.2(h)(iii);

(k)make any loans, advances or capital contributions to or investments in any Person, in each case, in excess of $250,000, individually or in the aggregate;

(l)during the Company's 2020 fiscal year, make or authorize any capital expenditures or commitment for capital expenditures in excess of 110% of the amounts set forth in the Company's 2020 annual capital expenditure budget set forth in Section 6.2 of the Disclosure Schedule (excluding any acquisitions permitted by Section 6.2(h));

(m)during the Company's 2021 fiscal year, make or authorize any capital expenditures or commitment for capital expenditures in excess of 140% of the amounts set forth in the Company's 2020 annual capital expenditure budget set forth in Section 6.2 of the Disclosure Schedule (excluding any acquisitions permitted by Section 6.2(h));

(n)permit the Company or any Company Subsidiary to dissolve, wind-up or liquidate;

(o)(i) enter into any contract that, if in effect as of the date hereof, would constitute a Material Contract or Lease unless such contract (A) is entered into in the ordinary course of business, (B) does not involve payments by the Company or any Company Subsidiary greater than $1,000,000 annually, (C) is not of a type described in Section 4.10(a)(ii) or Section 4.10(a)(xviii) and (D) does not contemplate the consummation of any other transaction, or the taking of any other action, by the Company or any Company Subsidiary that is set forth in any other subsection of this Section 6.2; or (ii) amend in any respect that would have a material adverse effect on the Company or any Company Subsidiary, consent to the termination of (other than at its stated expiry date), or accelerate, any Material Contract or Lease;

(p)enter into or amend any contract or instrument with respect to any Common Shares, Warrants, Stock Appreciation Rights, or other equity interests that would be adverse to the Parent Parties;

(q)amend any of its Organizational Documents in any material respect;

(r)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(s)enter into any agreement, commitment or transaction with respect to taking any of the foregoing actions; or

(t)agree or resolve to do any of the foregoing.

6.3Access and Information.

(a)Subject to Section 6.4, the Company shall, and the Company shall cause each Company Subsidiary to, afford to Parent and its employees, accountants, actuaries, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times to (and the right to inspect, as applicable) the officers, employees, accountants, agents, properties, offices, facilities, books and records, and contracts of the Company and each Company Subsidiary and furnish promptly to Parent and the Parent Representatives such information (including, in the case of the contracts, copies thereof) concerning the business, operations, financial condition, properties, contracts, records and personnel of the Company and each Company Subsidiary (including financial, marketing, operating and other data and information) as may be reasonably requested, from time to time, by Parent. Notwithstanding the foregoing, the Company may limit the access provided for in this Section 6.3 the extent such access, as reasonably determined by the Company in light of the COVID-19 Pandemic or any COVID-19 Measures, could jeopardize the health and safety of any of the employees or other representatives of the Company or any Company Subsidiary.

(b)Parent shall have the right to perform reasonable non-intrusive Phase I environmental investigations, assessments and compliance audits of any Owned Realty or Leased Realty (in the case of Leased Realty, solely to the extent the Company or any Company Subsidiary owns or is responsible for a generator or fuel tank on such Leased Realty and subject to receipt of any required landlord consent), but shall not have the right to perform any intrusive or evasive sampling, testing or assessments, including any type of activities commonly referred to as a Phase II environmental investigation.

(c)Notwithstanding anything to the contrary contained herein, Parent shall (i) provide the Company with reasonable advance notice of any request for access pursuant to this Section 6.3, (ii) not contact any customer, supplier or employee of the Company or of any Company Subsidiary without the Company's prior consent thereto in writing and (iii) avoid any undue disruption to the business operations of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary contained in this Section 6.3, this Section 6.3 shall not apply with respect to any information or access the disclosure of which the Company reasonably determines (based on the advice of counsel, including the Company's internal counsel, and after consultation with Parent and its counsel) would cause the Company to waive any attorney-client privilege or breach any duty of confidentiality owed to any Person under any agreement to which the Company is a party (provided that, in either case, the

Company and Parent shall reasonably cooperate in seeking alternative means (including through entering into a common interest agreement or such other means to allow disclosure but not waive attorney-client privilege) whereby such information will be disclosed to Parent without violating any such agreement or waiving such attorney-client privilege).

6.4Confidentiality. From the date hereof until the Closing Date, each of the Company and Parent shall continue to comply with all of their respective obligations under the Confidentiality Agreement, dated as of November 6, 2019, by and between the Company and EWS (the "Confidentiality Agreement"); provided, that pursuant to Section 18 of the Confidentiality Agreement, the Company and EWS hereby agree to extend the expiration date of the Confidentiality Agreement by one (1) year from the date provided in Section 21 thereof.

6.5Continuation of Indemnification. Parent and the Company agree that after the Closing, the Surviving Company shall continue to indemnify and hold harmless, to the fullest extent now provided in the applicable Organizational Documents of the Company and the Company Subsidiaries and permitted by applicable Law, each of the Company's and the Company Subsidiaries' present and former directors, managers, officers, employees and agents, in each case in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of the Company or its Subsidiaries or the status of such individual as a director, officer, employee or agent at or prior to the Closing. The Surviving Company shall retain or include in its certificate of incorporation and bylaws and the comparable Organizational Documents of its Subsidiaries any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect as of the date hereof for the benefit of the Company's and the Company Subsidiaries' officers, directors, managers, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors, managers, employees and agents). If the Surviving Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, the Surviving Company shall make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of the Surviving Company under this Section 6.5. The obligations set forth in this Section 6.5 shall continue for a period of six (6) years following the Closing, and shall continue in effect thereafter with respect to any action, suit or proceeding commenced prior to the sixth (6th) anniversary of the Closing Date, and are intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Company or any of its Subsidiaries or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Organizational Documents of the Company or any of the Company Subsidiaries as of the date hereof.

6.6Continuation of Insurance. At or prior to the Closing, the Company shall purchase one or more "tail" policies (collectively, the "D&O Tail Policy") providing directors' and officers' liability insurance coverage, for the benefit of those Persons who are covered by the Company's and the Company Subsidiaries' directors' and officers' liability insurance policies as of the date hereof, or at the Closing, for a claims period of six (6) years following the Closing with respect to matters occurring prior to the Closing, that is at least equal to the coverage provided under the Company's or the Company Subsidiaries' current directors' and officers' liability insurance policies. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company and any of its Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7Employee Matters.

(a)At least five (5) Business Days prior to the Closing Date, the Company will deliver to Parent an updated list of the employees of the Company or any Company Subsidiary containing the information set forth in clauses (i) through (ix) of Section 6.7(j) as of a then-recent date. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the "Continuation Period"), Parent shall provide each employee of the Company who is employed as of immediately prior to the Closing Date (the "Company Employees"), in each case while the Company Employee is employed by the Company during the Continuation Period, (i) a base salary (or hourly base wage rate) that is at least equal to the base salary (or hourly base wage rate) provided to the Company Employee immediately prior to the Closing Date, (ii) incentive compensation opportunities, through 2021, that are no less favorable in the aggregate, on average, for the years 2018 through 2020, than such incentive compensation opportunities provided to the Company Employee for such three years and (iii) employee health, welfare, retirement and fringe benefits and perquisites that are no less favorable in the aggregate than the employee health, welfare, retirement and fringe benefits and perquisites provided by Parent to its similarly situated employees. The Company Employees shall be permitted to enroll in and participate, as of the Closing Date, in the health and welfare, retirement, and fringe benefit plans of Parent (each, a "Parent Plan") according to the eligibility and coverage rules of each such Parent Plan, subject to Section 6.7(c) below.

(b)Parent shall provide severance payments and benefits to any Company Employee whose employment with Parent or the Company terminates during the Continuation Period consistent with the Scripps "Severance Practice" set forth in Section 6.7(b) of the Disclosure Schedule.

(c)Parent shall provide each Company Employee with full credit for such Company Employee's service with the Company (including any predecessors thereto to the extent that this information is provided to Parent by the Company before Closing) prior to the Closing Date for all purposes, including for purposes of eligibility, vesting, benefit accruals and determination of the level of benefits (including for purposes of paid time off, severance and retirement benefits) under any Parent Plan in which such Company Employee is eligible to participate following the Closing Date; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Parent Plan that is a health or welfare plan, Parent shall (i) waive any limitation on health and welfare coverage of such Company Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) credit each such Company Employee with all deductible payments, co-payments and co-

insurance paid by such Company Employee under any Plan prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such Company Employee has satisfied any applicable deductible and whether such Company Employee has reached the out-of-pocket maximum for such year.

(d)The Company shall take all actions necessary to terminate the Company's tax-qualified defined contribution retirement plan (the "Company 401(k) Plan"), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Parent or one of its Subsidiaries (the "Parent 401(k) Plan") that will cover Company Employees effective as of the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the "direct rollover" of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(e)Parent shall permit the Company Employees to participate in the Parent's paid time off (PTO) plan and holiday policy according to the eligibility rules of each immediately as of the Closing Date. Parent shall recognize, as of the Closing Date, all accrued but unused PTO of each Company Employee and shall permit the Company Employees to use such carried over accrued, but unused PTO in accordance with the PTO policy of Parent. Three (3) Business Days prior to the Closing Date, the Company shall deliver Section 6.7(e) of the Disclosure Schedule to Parent, which shall set forth the accrued but unused PTO time projected to be carried over to Parent's PTO plan.

(f)Prior to the Closing Date, Parent and the Company agree to cooperate as reasonably necessary to determine the appropriate method for transitioning payroll to Parent. Notwithstanding the foregoing, prior to the Closing Date, the Company shall exercise commercially reasonable efforts to cause its current payroll service provider to agree or acknowledge in writing that it will file all payroll Tax Returns, pay, and withhold all applicable income and employment Tax withholding, issue all IRS Form W-2's, and otherwise assume responsibility for all related federal, state, and local Tax filing issues for all periods of time prior to the Closing Date.

(g)Prior to the Closing Date, the Company may establish and implement a retention bonus program for certain employees of the Company consistent with Section 6.7(g) of the Disclosure Schedule (such terms, the "Retention Bonus Program", and such retention bonuses in the aggregate, the "Retention Bonuses").

(h)Parent and the Company agree to cooperate as reasonably necessary to implement the provisions of this Section 6.7 and agree to provide each other with such records and information as may be necessary and appropriate to carry out their respective obligations under this Section 6.7, including, without limitation, to permit and implement, prior to the

Closing Date, open enrollment for the Company Employees for participation in the Parent Plans as contemplated by Section 6.7(a) and to otherwise avoid gaps in coverage.

(i)With respect to each applicable Company Employee hired after the date hereof, prior to the Closing the Company will collect and maintain, in all material respects, Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are required to be retained with the Form I-9 by the Company or any Company Subsidiary pursuant to the Immigration Laws.

(j)The Company will make available to Parent a true and complete list of all employees of the Company or any Company Subsidiary as of a date no later than ten (10) Business Days after the date hereof, including their (i) job titles; (ii) dates of hire; (iii) current rates of compensation; (iv) 2019 and 2020 bonus and commission opportunities and payments; (v) work locations; (vi) employment statuses (i.e., active, disabled or on authorized leave and the reason therefor); (vii) accrued but unused vacation and sick leave; (viii) services credited for purposes of vesting and eligibility to participate in the Plans; and (ix) whether full-time, part-time or per-diem.

(k)Nothing in this Section 6.7 shall be treated as an amendment, establishment or termination of, or undertaking to amend, establish or terminate, any Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. The provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 6.7, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Company Employee or other Person under a Plan that such Company Employee or beneficiary or other Person would not otherwise have under the terms of that Plan.

(l)Prior to the Closing Date, the Company shall determine whether Section 280G of the Code is or would become applicable to any payment(s) to be made to any Company Employee by reason of any plan, arrangement, grant or agreement between such Company Employee and the Company or any Company Subsidiary, or by reason of any plan, arrangement, grant, or arrangement with the Company or any Company Subsidiary (which is required to be aggregated with any such payments made by the Company or any Company Subsidiary, for purposes of Section 280G of the Code) or pursuant to arrangements proposed by Parent in writing (which shall be disclosed to the Company at least ten (10) Business Days prior to Closing). In the event Section 280G of the Code is or becomes applicable to any such payment(s), then, prior to the Closing, the Company shall seek, and the Key Company Stockholder shall give, the stockholder approval contemplated under Section 280G(b)(5)(B) of the Code and obtain the exemption from the application of Section 280G of the Code to any "excess parachute payments". The Company shall provide copies of all solicitation, proxy, and communication materials to obtains such stockholder approval at least three (3) Business Days prior to such solicitation of stockholder approval.

6.8R&W Insurance Policy. As of the date hereof, Parent has entered into a buy-side representations and warranties insurance policy (the "R&W Insurance Policy") and has delivered to the Company a true and complete copy thereof. Parent shall not (and shall cause its Subsidiaries and Affiliates not to) amend or modify in any material respect, or otherwise novate, assign, waive or terminate, any waiver of subrogation or do anything that would otherwise cause any right or obligation set forth in the R&W Insurance Policy not to have full force and effect and be materially adverse to the Equityholders, without the prior written consent of the Equityholder Representative; provided that each of the Parent Parties agrees that any absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect the Equityholders' liability under this Agreement. The cost of the R&W Insurance Policy shall be borne entirely by Parent.

6.9Appropriate Action; Consents; Filings.

(a)Each party agrees to reasonably cooperate with each other in determining whether any filings are required to be made with any Governmental Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby and agrees to make as promptly as practicable any such filing that may be required with respect to the transactions contemplated by this Agreement or any Ancillary Agreement under any applicable antitrust, competition, foreign investment or trade regulation Law, and to promptly supply any additional information or documentary material that may be requested by any Governmental Entity; provided, however, notwithstanding anything to the contrary contained herein, the Company and the Parent Parties agree any filings, information or documentation relating to any divestiture obligations set forth in Section 6.9(c) shall be solely the obligations of the Parent Parties; provided, further, however, that the immediately preceding proviso shall not apply to the Company's obligations in Section 6.9(h) or any information or document request from any Governmental Entity directed to the Company or any Company Subsidiary in respect of any Company Station to be divested with respect to any information or documentation in the possession or control of the Company that has not been provided to Parent or that the Governmental Entity will not accept from Parent. Any filing fees payable by any party hereto to any Governmental Entity in connection with any required authorizations, consents, orders or approvals shall be borne one-half (1/2) by Parent and one-half (1/2) by the Company, in each case irrespective of whether the transactions are consummated.

(b)Each of the Company and the Parent Parties shall, and the Company shall cause each of the Company Subsidiaries to, use their respective reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) obtain from any third parties any Consents required to be obtained or made by any Parent Party, the Company or any Company Subsidiary in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; provided, however, notwithstanding anything to the contrary contained herein, the Company and the Parent Parties agree that the foregoing shall not impose any obligations with respect to any divestitures on the Company and any divestiture obligations shall be solely the obligations of the Parent Parties; provided, further, however, that the immediately preceding proviso shall not apply to the Company's obligations in Section 6.9(h) or any information or document request from any Governmental Entity directed to the Company or any Company Subsidiary in respect of any Company Station to be divested with respect to any information or documentation in the possession or control of the Company that has not been provided to Parent or that the Governmental Entity will not accept from Parent and (iii) make all necessary filings and thereafter make any other submissions with respect to this Agreement and the Ancillary Agreements as may be required under the HSR Act, the Communications Act, the FCC Rules and any other applicable Law; provided, that the Company and Parent Parties shall reasonably cooperate with each other in connection with the making of all such filings, including (but subject to applicable Laws relating to the exchange of information) providing copies of all such documents to the non-filing party and its advisors prior to filing and furnishing all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)In furtherance of the foregoing and not in limitation of Section 6.9(b), to the extent not filed prior to the date hereof, the Parent Parties and the Company shall reasonably cooperate with each other and shall use their respective reasonable best efforts to (i) file required Notification and Report Forms under the HSR Act with the FTC and the DOJ as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days from and after the date hereof and (ii) file the FCC Applications with respect to the transactions contemplated by this Agreement (including the FCC Applications for the FCC Divestitures) as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days from and after the date hereof; provided, however, notwithstanding anything to the contrary contained herein, the Company and Parent Parties agree, subject to the Company's obligations in Section 6.9(h), any divestiture obligations set forth in this Section 6.9(c) shall be solely the obligations of the Parent Parties; provided, further, however, that the immediately preceding proviso shall not apply to any information or document request from any Governmental Entity directed to the Company or any Company Subsidiary in respect of any Company Station to be divested with respect to any information or documentation in the possession or control of the Company that has not been provided to Parent or that the Governmental Entity will not accept from Parent. The Company, Parent and Merger Sub shall each request early termination of the waiting period with respect to the Merger under the HSR Act. The Company and the Parent Parties shall respond as promptly as practicable to all requests or inquiries received from any Governmental Entity for additional documentation or information; provided, however, notwithstanding anything to the contrary contained herein, the Company and the Parent Parties agree any information or documentation relating to any divestiture obligations set forth in this Section 6.9(c) shall be solely the obligations of the Parent Parties; provided, further, however, that the immediately preceding provision shall not apply to the Company's obligations in Section 6.9(h) or any information or document request from any Governmental Entity directed to the Company or any Company Subsidiary in respect of any Company Station to be divested with respect to any information or documentation in the possession or control of the Company that has not been provided to Parent or that the Governmental Entity will not accept from Parent. Notwithstanding anything to the contrary set forth in this Agreement or any of the Ancillary Agreements, in furtherance of and without limiting the generality of the foregoing, it is expressly understood and agreed that each of the

Parent Parties shall promptly take any and all steps not prohibited by applicable Law to (A) avoid the entry of, or to have vacated, lifted, reversed or overturned any order that would restrain, prevent or delay the Closing on or before the Closing Date, including defending (with sufficient time for resolution in advance of the Closing Date) through litigation on the merits any claim asserted in any court with respect to the Merger and the other transactions contemplated by this Agreement by the FTC, the DOJ, the FCC or any other applicable Governmental Entity or any private party under any Regulatory Law or any other applicable Law and (B) avoid or eliminate each and every impediment under any applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and obtain all consents under applicable Law (including the Communications Act and FCC Rules) that may be required by any Governmental Entity including the FTC, DOJ and FCC so as to enable the Closing to occur as soon as possible (and in any event no later than the Closing Date), including (1) as promptly as practicable, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of the FCC Divestitures and any such other businesses, product lines or assets of any Parent Party, the Company and/or any Company Subsidiary and (2) otherwise taking or committing to take actions that after the Closing would limit Parent's and/or its Affiliates', including the Company's and the Company Subsidiaries', freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of any Parent Party, the Company and/or any Company Subsidiary; provided, however, that any action contemplated by clauses (1) and (2) above is conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement; and provided, further, however, (i) with respect to any divestitures required by the FCC (but not with respect to any divestitures required by the DOJ, which are instead subject to clause (ii) below), that Parent's obligations pursuant to this Section 6.9(c) are subject to the prospective buyer(s) under any such sale, divestiture or disposition contemplated hereby being permitted by the FCC to enter into with Parent or any Affiliate thereof (which shall include, for purposes of this proviso, the Company and the Company Subsidiaries as of or after the Closing) a network affiliation agreement providing for, among other things, the carriage of ION programming or other programming distributed by Parent or any Affiliate thereof in the form set forth on Exhibit F hereto, with such changes or modifications as may be requested by the FCC that are not materially adverse to EWS and its Subsidiaries (taken as a whole) (subject to Section 6.9(c) of the Disclosure Schedule, collectively, the "Network Affiliation Agreements") and (ii) with respect to any divestitures required by the DOJ, that Parent's obligations pursuant to this Section 6.9(c) are subject to (A) Parent not being required to divest a number of television broadcast stations affiliated with the ABC, NBC, CBS and/or Fox television networks that, in the aggregate, are material to EWS and its Subsidiaries (taken as a whole); (B) any such divestitures not being material and adverse to the Company's and its Subsidiaries' (taken as a whole) ability to provide programming at a national level (including the sale and retention of advertising revenue for such programming) to the Company Stations subject to the FCC Divestitures; and (C) Parent not being required to divest one or more Katz national digital network(s) (which term, for the avoidance of doubt, shall exclude any television broadcast stations). Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action, including (w) any action with respect to any actions or filings that would be required to be made pursuant to the HSR Act (or any other Competition Law), the

Communications Act and the FCC Rules, (x) acquiring any rights, assets, business or Person or merging or consolidating with any other Person or entering into any binding share exchange, business combination or similar transaction with another Person, (y) restructuring, reorganizing or completely or partially liquidating or (z) making any loan, advance or capital contribution to, or investment in, any other Person, that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

(d)Prior to the Closing, neither the Company nor Parent nor any of their respective Affiliates nor any of their respective representatives or advisors shall have any material contact or communication or any meeting with any Governmental Entity in connection with any of the transactions contemplated hereby or pursuant to any Ancillary Agreement, without the prior written consent (not to be unreasonably withheld, delayed or conditioned) and participation of the Company or Parent, as applicable. Subject to applicable legal limitations and instructions of any Governmental Entity, the parties to this Agreement shall: (i) provide each other with copies of all written correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of such agency's staff, on the other hand, with respect to this Agreement, any of the Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) to the extent reasonably practicable, prior to submitting any substantive and material written communication to any Governmental Entity, permit the other party and its counsel a reasonable opportunity (but in no event longer than three (3) calendar days) to review in advance, and consider in good faith the views of the other party provided in a timely manner, in connection with any such communication; provided, however, that materials may be redacted as necessary to (A) comply with contractual arrangements and (B) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC License with respect to any Company Station and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement.

(f)The Company Station Licenses of the Company Stations expire on the dates corresponding thereto as set forth on Schedule IV. The Company or its applicable Subsidiary shall prosecute each application for renewal of any Company Station License (a "Renewal Application") that is pending on the date hereof, and shall timely file and prosecute any Renewal Application that is required to be filed prior to or on the Closing Date. To avoid disruption or delay in the processing of the FCC Application, Parent and Merger Sub agree, as part of the FCC Application, to request that the FCC apply its policy permitting the transfer of control of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the "FCC Renewal Policy"). Parent and Merger Sub shall make such representations and agree to such undertakings as are required to be made to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. The Parent Parties acknowledge that, to the extent reasonably necessary to expedite grant by the FCC of any Renewal Application and thereby to facilitate grant of the FCC Application, the Company and/or its Subsidiaries, without regard to the application of the FCC Renewal Policy, shall be permitted to enter into tolling, assignment and assumption or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against any of the Company Stations in connection with (i) any pending complaints that the Company Stations aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Company Stations with respect to which the FCC may permit the Company and/or its Subsidiaries to enter into tolling, assignment and assumption or similar agreements, and, if and to the extent required by the FCC, Parent and Merger Sub agree to become a party to and to execute such agreements.

(g)If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, the Company and Parent shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of the Company and Parent to terminate this Agreement pursuant to the terms hereof.

(h)Notwithstanding anything to the contrary contained herein, the Company and the Parent Parties agree that nothing set forth in this Section 6.9 shall impose any obligations with respect to any divestitures on the Company and any divestiture obligations set forth in Section 6.9(c) shall be solely the obligations of the Parent Parties; provided, however, that the Company shall file (but shall not be responsible for the content, or any other aspect, of) any FCC Applications for the FCC Divestitures substantially as directed by the Parent Parties as a result of the Parent Parties' determination that the filing of such FCC Applications by the Company are necessary for the Parent Parties to comply with its divestiture obligations set forth in this Section 6.9 (solely with respect to any Company Station to be divested).

6.10Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter from the date hereof until the Closing Date, none of the Company, the Equityholder Representative or the Parent Parties shall, and the parties shall cause their respective Affiliates (including, with respect to the Parent Parties, the EWS Family Shareholders) not to, issue or file any report, statement, press release or announcement or otherwise make or file any public statement regarding this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case such party shall advise the other parties hereto and discuss, and reasonably cooperate in good faith with respect to, the contents before issuing or filing any such report, statement, press release, other announcement or other public statement. In addition, except as otherwise required by Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits (in which case such party shall advise the other parties hereto and discuss, and reasonably cooperate in good faith with respect to, the contents before issuing or filing any report, statement, press release, announcement or other public statement), no press release, report, statement, announcement or other public statement shall state the amount of any consideration payable hereunder or thereunder or any other material terms set forth in this Agreement or in any of the Ancillary Agreements without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent and the Company (if prior to Closing) or, if after the Closing, Parent and the Equityholder Representative.

6.11Access to Records. For a period of six (6) years following the Closing Date, the Parent Parties shall maintain all books and records of the Company and the Company Subsidiaries relating to periods ending on or prior to the Closing Date (provided, that Parent may destroy or otherwise dispose of any such books and records during such six-year period if it first offers the surrender thereof to the Equityholder Representative and the Equityholder Representative does not take possession of them within a reasonable period of time following such offer) and, subject to any restrictions imposed by applicable Law or from time to time in good faith upon advice of counsel respecting the provision of privileged communications or competitively sensitive information and any applicable confidentiality agreement with any Person, shall make them available to the Equityholder Representative (for the purpose of examining and copying at the Equityholder Representative's sole cost) upon reasonable advance notice for a reasonable business purpose and during normal business hours; provided, that such inspection and copying shall be conducted in a manner that will not unreasonably disrupt the normal course of the respective businesses of Parent, the Surviving Company and their Affiliates.

6.12Appointment of Equityholder Representative.

(a)Each Equityholder, by virtue of his, her or its approval of this Agreement and of the Merger and by virtue of his, her or its execution of a Letter of Transmittal (and/or other document(s) delivered pursuant to Section 2.4 or Section 2.5) and acceptance of any portion of the Gross Merger Consideration, shall, to the fullest extent permitted by applicable Law be deemed to have agreed to hereby irrevocably designate Equityholder Representative as his, her or its agent and attorney-in-fact and as the Equityholder Representative in order to efficiently administer (i) the determination of the Final Adjustment Amount, (ii) the settlement, resolution or other satisfaction of any Specified Tax Liability pursuant to Section 2.16 and (iii) the distribution of any amounts payable or distributable to the Equityholders or Parent under this Agreement and/or any Ancillary Agreement.

(b)The Equityholder Representative as attorney-in-fact for and on behalf of the Equityholders is authorized to: (i) make all decisions on behalf of the Equityholders relating to the determination of the Final Adjustment Amount, (ii) settle, resolve or otherwise satisfy any

Specified Tax Liability pursuant to Section 2.16, (iii) make all decisions relating to the distribution of any amounts payable or distributable to the Equityholders or Parent under this Agreement and/or any Ancillary Agreement, (iv) give and receive all notices required to be given or received by the Equityholders under this Agreement and/or any Ancillary Agreement, (v) take any and all additional action as is contemplated to be taken by or on behalf of the Equityholders by the terms of this Agreement and/or any Ancillary Agreement, (vi) agree to, negotiate, execute and deliver on behalf of the Equityholders any amendment or waiver of the provisions of this Agreement and/or any Ancillary Agreement, (vii) receive service of process with respect to any claim under this Agreement and/or any Ancillary Agreement, (viii) withhold funds to pay Equityholder-related expenses and obligations under this Agreement and/or any Ancillary Agreement, (ix) withhold additional funds as determined by the Equityholder Representative in its discretion to pay future or contingent Equityholder expenses and obligations under this Agreement and/or any Ancillary Agreement and (x) take any and all other actions to be taken by or on behalf of the Equityholders in connection with this Agreement and/or any Ancillary Agreement. The Equityholder Representative shall be entitled to retain counsel and accountants and to incur such costs and expenses (including court costs and reasonable attorneys' fees and expenses) as the Equityholder Representative deems in its sole discretion to be necessary or appropriate in connection with the performance of its obligations under this Agreement and under any Ancillary Agreement. All such costs and expenses incurred by the Equityholder Representative shall be borne by each Equityholder on a pro rata basis based on his, her or its respective Applicable Percentage as set forth on Final Schedule I. No bond shall be required of the Equityholder Representative.

(c)In the event that the Equityholder Representative is dissolved, becomes unable to perform its responsibilities hereunder or resigns from such position, Equityholders holding, prior to the Effective Time, a majority of the aggregate Applicable Percentage, as set forth on Final Schedule I (the "Majority Holders"), shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Equityholder Representative for all purposes of this Agreement and each of the Ancillary Agreements effective upon the later of the date indicated in the consent of the Majority Holders or the date such notice is received by Parent (provided, that until such notice is received, the Parent Parties shall be entitled to rely on the decisions and actions of the prior Equityholder Representative); provided, however, in no event shall the Equityholder Representative dissolve or resign without the Majority Holders having first appointed a new Equityholder Representative.

(d)Notwithstanding anything to the contrary in this Agreement (including in Section 9.9), following the Closing, the Parent Parties shall be entitled to deal exclusively with the Equityholder Representative on all matters relating to this Agreement, including any dispute, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Equityholder Representative, and on any other decision or action taken or purported to be taken on behalf of any Equityholder by the Equityholder Representative, as being fully binding upon such Person. All decisions and actions by the Equityholder Representative, including any agreement between the Equityholder Representative and Parent or the Surviving Company relating to (x) the determination of the Final Adjustment Amount and distributions from the Purchase Price Adjustment Escrow Account or (y) distributions from the Tax Escrow Account, shall (i) constitute a decision of the Equityholders and (ii) be final, binding and conclusive upon all of the Equityholders, in each case, to the fullest extent permitted by Law, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)The Equityholder Representative shall have the right, at its sole discretion, to withdraw from the Equityholder Representative Expense Fund, prior to any distribution to the applicable Equityholders therefrom, (i) the Equityholder Representative's expenses incurred in serving in such capacity, and any costs and expenses incurred by the Equityholder Representative pursuant to this Section 6.12 ("Charges") and (ii) Damages for which the Equityholder Representative is entitled to be indemnified pursuant to Section 6.12(g). If the Equityholder Representative Expense Fund is insufficient to satisfy the Charges or Damages, as applicable, then the Equityholder Representative may recover such Charges or Damages, as applicable, from any proceeds of the Purchase Price Adjustment Escrow Fund or the Tax Escrow Fund that are distributable to the Paying Agent and the Surviving Company (for further distribution to the Equityholders) pursuant to Section 2.7(c), Section 2.16 or Section 2.17, as applicable, prior to the distribution thereof to the Paying Agent and the Surviving Company (for further distribution to the Equityholders) pursuant to Section 2.7(c), Section 2.16 or Section 2.17, as applicable. If the proceeds of the Purchase Price Adjustment Escrow Fund or the Tax Escrow Fund that are distributable to the Paying Agent and the Surviving Company (for further distribution to the Equityholders) pursuant to Section 2.7(c), Section 2.16 or Section 2.17, as applicable, are also insufficient to satisfy the Charges or Damages, as applicable, then all such Charges or Damages, as applicable, shall be borne by each Equityholder on a pro rata basis based on his, her or its respective Applicable Percentage as set forth on Final Schedule I.

(f)The Equityholder Representative shall have no duty, fiduciary or otherwise, to the Equityholders, and for the avoidance of doubt, shall have no duty to consider the individual circumstances of any Equityholder. The Equityholder Representative shall incur no liability to the Equityholders with respect to any action taken or omitted to be taken by the Equityholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by the Equityholder Representative to be genuinely and duly authorized, nor for any other action or inaction, except in the event of the Equityholder Representative's willful misconduct or gross negligence. Without limiting the foregoing, the Equityholder Representative may, in all questions arising under this Agreement, any Ancillary Agreement or any other agreement in connection with this Agreement or any Ancillary Agreement, rely on the advice of counsel, and the Equityholder Representative shall not be liable to the Equityholders for any action taken or omitted to be taken in good faith by the Equityholder Representative based on such advice. The Equityholder Representative is authorized by the Equityholders to incur expenses reasonably necessary or appropriate on behalf of the Equityholders in acting hereunder or pursuant to any Ancillary Agreement, including expenses of legal counsel. The parties hereto understand and agree that the Equityholder Representative is acting solely on behalf of and as attorney-in-fact and agent for the Equityholders and not in its personal capacity, and in no event shall the Equityholder Representative be personally liable to the Equityholders hereunder or pursuant to any Ancillary Agreement, except in the event of the Equityholder Representative's willful misconduct or gross negligence.

(g)Each Equityholder, by virtue of his, her or its approval of this Agreement and of the Merger, execution of a Letter of Transmittal (and/or other document(s) delivered pursuant to Section 2.4 or Section 2.5), as applicable, and acceptance of any portion of the Gross Merger Consideration, shall indemnify the Equityholder Representative for such Equityholder's respective pro rata amount, based on his, her or its respective Applicable Percentage as set forth on Final Schedule I, of any and all Damages that may at any time be imposed on, incurred by or asserted against the Equityholder Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Equityholder Representative's duties under this Agreement and/or any Ancillary Agreement, and/or any documents contemplated by or referred to herein or therein, and/or the transactions contemplated hereby or thereby, and/or the enforcement of any of the terms hereof or thereof; provided, however, that no Equityholder shall be liable for any such Damages to the extent they arise from the Equityholder Representative's gross negligence or willful misconduct.

(h)All notices or other communications required to be made or delivered by Parent to the Equityholders shall be made to the Equityholder Representative for the benefit of the Equityholders and any notices so made shall discharge in full all notice requirements of Parent to the Equityholders with respect thereto. All notices or other communications required to be made or delivered by any Equityholders to Parent shall be made by the Equityholder Representative for the benefit of such Equityholders and any notices so made shall discharge in full all notice requirements of such Equityholders to Parent with respect thereto. The agreements in this Section 6.12 shall survive termination of this Agreement and of the Ancillary Agreements.

(i)The provisions of this Section 6.12, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Equityholders, or by operation of Law.

6.13No Solicitation. From the date hereof until the Closing, the Company, the Company Subsidiaries and the Key Company Stockholder shall not, and shall not permit any of their respective Affiliates, directors, officers, investment bankers or agents to, directly or indirectly, (a) solicit, initiate, encourage, entertain, consider or accept any inquiries, proposals or offers from any Person (other than the Parent Parties and Parent Representatives) or (b) discuss, negotiate or communicate with, provide any information to, or enter into any agreements or other instruments with, any Person (other than the Parent Parties and Parent Representatives) in each case relating to (i) any acquisition or purchase of shares of capital stock of the Company (or other securities or ownership interests of any Company Subsidiary), (ii) any merger, consolidation, business combination, amalgamation, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary, (iii) any sale, lease, license, exchange or other disposition of all or a significant portion of the assets of the Company or any Company Subsidiary, or (iv) other similar transaction involving the Company or any Company Subsidiary. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal or offer. The

Company agrees not to, and to cause the Company Subsidiaries not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality agreement relating to a proposed transaction with the Company or any standstill agreement to which the Company or any Company Subsidiary is a party.

6.14Company Stockholder Approval and Notice.

(a)The Company shall obtain and deliver to Parent, within twenty-four (24) hours following the execution and delivery of this Agreement, the Written Consent, which shall contain (i) the Requisite Company Vote and (ii) resolutions of the Key Company Stockholder (A) resolving to exercise the drag-along rights under Section 1.02 of the Securityholders' Agreement to require each Stockholder to, among the other applicable requirements set forth in such Section 1.02 of the Securityholders' Agreement, waive any dissenters, appraisal or similar rights in connection with the Merger and (B) directing the Company to deliver to such Stockholders the Drag Along Notice (as defined in the Securityholders' Agreement) in accordance with the Securityholders' Agreement. From the date hereof until the Closing, the Company and the Key Company Stockholder shall not take any action that would facilitate or cause the Written Consent (or any action, adoption or approval set forth therein) to be withdrawn, rescinded or amended in any manner.

(b)Promptly following the date hereof, the Company shall prepare and mail a notice (the "Stockholder Notice") to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the board of directors of the Company determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including (A) the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (B) the Key Company Stockholder resolving to exercise the drag-along rights under Section 1.02 of the Securityholders' Agreement to require each Stockholder to, among the other applicable requirements set forth in such Section 1.02 of the Securityholders' Agreement, waive any dissenters, appraisal or similar rights in connection with the Merger (but shall indicate that the Drag Along Notice (as defined in the Securityholders' Agreement) shall be delivered at a later date) and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request, and be provided in such form reasonably expected to be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder's Common Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.14(b) shall be subject to Parent's reasonable advance review.

6.15EWS Family Shareholder Approval.
(a)EWS shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the EWS Family Shareholders for the purpose of seeking the EWS

Shareholder Approval as soon as reasonably practicable after the date of this Agreement, but in any event shall (i) call and give notice of such meeting within three (3) calendar days following the execution and delivery of this Agreement and (ii) convene and hold such meeting within thirty (30) calendar days following the execution and delivery of this Agreement (the "EWS Family Shareholder Meeting"). EWS shall not, without the prior written consent of the Company, adjourn, cancel or otherwise delay the date of the EWS Family Shareholder Meeting as set forth in the notice of meeting contemplated by the preceding sentence. EWS, through its board of directors, shall recommend to the EWS Family Shareholders that they give the EWS Shareholder Approval at the EWS Family Shareholder Meeting. EWS shall not, without the prior written consent of the Company, (i) withhold, withdraw or modify or qualify, or propose to withhold, withdraw or modify or qualify the recommendation to give the EWS Shareholder Approval at the EWS Family Shareholder Meeting or (ii) take any other action or make any other statement in connection with the EWS Family Shareholder Meeting inconsistent with the recommendation to give the EWS Shareholder Approval at the EWS Family Shareholder Meeting. EWS shall (i) take all lawful action to solicit from the EWS Family Shareholders proxies in favor of the EWS Shareholder Approval at the EWS Family Shareholder Meeting and (ii) take all other actions necessary or advisable to secure the vote or consent of the EWS Family Shareholders required by applicable Law, this Agreement or the rules or regulations of NASDAQ to as promptly as practicable obtain the EWS Shareholder Approval at the EWS Family Shareholder Meeting. EWS shall provide prompt written notice to the Company upon (i) issuing the applicable notice of the EWS Family Shareholder Meeting and (ii) holding of the EWS Family Shareholder Meeting (including the results of the vote in respect thereof). EWS agrees that it has an unqualified obligation to submit for consideration the EWS Shareholder Approval to the EWS Family Shareholders at the EWS Family Shareholder Meeting.

(b)Promptly following the conclusion of the EWS Family Shareholder Meeting, EWS shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the EWS Shareholders for the purpose of seeking the EWS Shareholder Approval as soon as reasonably practicable after the date of the EWS Family Shareholder Meeting, but in any event shall (i) call and give notice of such meeting within three (3) calendar days following the date of the EWS Family Shareholder Meeting and (ii) convene and hold such meeting within fifty-five (55) calendar days following the date of the EWS Family Shareholder Meeting (the "EWS Shareholder Meeting"). EWS shall not, without the prior written consent of the Company, adjourn, cancel or otherwise delay the date of the EWS Shareholder Meeting as set forth in the notice of meeting contemplated by the preceding sentence. EWS, through its board of directors, shall recommend to the holders of EWS Common Voting Shares that they give the EWS Shareholder Approval at the EWS Shareholder Meeting. EWS shall not, without the prior written consent of the Company, (i) withhold, withdraw or modify or qualify, or propose to withhold, withdraw or modify or qualify the recommendation to give the EWS Shareholder Approval at the EWS Shareholder Meeting or (ii) take any other action or make any other statement in connection with the EWS Shareholder Meeting inconsistent with the recommendation to give the EWS Shareholder Approval at the EWS Shareholder Meeting. EWS shall (i) take all lawful action to solicit from the EWS Family Shareholders proxies in favor of the EWS Shareholder Approval at the EWS Shareholder Meeting and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of EWS Common Voting Shares required by applicable Law, this Agreement or the rules or regulations of NASDAQ to as promptly as practicable obtain the EWS Shareholder Approval at the EWS

Shareholder Meeting. EWS shall provide prompt written notice to the Company upon (i) issuing the applicable notice of the EWS Shareholder Meeting and (ii) holding of the EWS Shareholder Meeting (including the results of the vote in respect thereof). EWS agrees that it has an unqualified obligation to submit for consideration the EWS Shareholder Approval to the holders of EWS Common Voting Shares at the EWS Shareholder Meeting.

6.16Financing.

(a)Parent shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to (i) maintain in effect the Commitment Letters/Agreement and arrange and obtain the Debt Financing and the Investor Financing on the terms and conditions described in the Commitment Letters/Agreement (or on terms no less favorable in any material respect to Parent); (ii) negotiate, finalize and enter into definitive agreements with respect thereto on the terms and conditions no less favorable in any material respect to any Parent Party than contained in the Commitment Letters/Agreement; (iii) satisfy on a timely basis all conditions in such definitive agreements that are within its control applicable to Parent; (iv) consummate the Debt Financing and the Investor Financing no later than the Closing Date and (v) in the event all conditions to the Debt Financing or the Investor Financing have been satisfied or waived, enforce its rights under the Debt Commitment Letter and the Investor Agreement to the extent available in the event of a breach by the applicable Financing Sources.

(b)The Parent Parties shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Commitment Letters without the prior written consent of the Company if such amendments, modifications or waivers would reduce or would reasonably be expected to reduce the aggregate amount of the applicable Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) below the amount necessary to consummate the Merger and the other transactions contemplated by this Agreement when taken together with other cash on hand of the Parent Parties or other sources of cash to become available to the Parent Parties on the Closing Date (including, if applicable, any Alternative Financing), impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Commitment Letters/Agreement that would be reasonably likely to (i) prevent, delay or impair the ability of the Parent Parties to consummate the Merger and the other transactions contemplated by this Agreement or (ii) adversely impact the ability of the Parent Parties to enforce their rights against the other parties to the Commitment Letters/Agreement. The Parent Parties shall not release or consent to the termination of the obligations of the Lender under the Debt Commitment Letters, except in each case for (I) assignments and replacements of an individual Lender under the terms of, and only in connection with, the syndication of the Debt Financing pursuant to the Debt Commitment Letters or (II) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to this Section 6.16(b) (an "Alternative Financing"). In the event that any portion of the Debt Financing (x) becomes unavailable or (y) would reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (i) Parent shall promptly notify the Company and (ii) in the case of subclause (x), the Parent Parties shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into finance commitments and definitive agreements with respect to, an Alternative Financing from alternative financial institutions in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement when taken together with other cash on hand of the Parent Parties or other sources of cash to become available to the Parent Parties on the Closing Date (including, if applicable, any other Alternative Financing) upon terms and conditions no less favorable in all material respects, taken as a whole, to the Parent Parties than those in the Debt Commitment Letters as in effect on the date of this Agreement, as promptly as practicable following the occurrence of such event (and, in any event, no later than the expiration of the Marketing Period). Parent shall (x) furnish to the Company complete, correct and executed copies of the definitive documents with respect to the Debt Financing promptly upon their execution, (y) give the Company prompt notice of any breach or default by any party to any of the Commitment Letters/Agreement or any Alternative Financing commitment with respect to the Debt Financing or any termination thereof or any material dispute or disagreement between or among any parties to the Commitment Letters/Agreement with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (z) otherwise keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of Parent's efforts to arrange the Financing (or any replacement thereof) and all material developments concerning the status thereof. Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that its obligations hereunder are not subject to or conditioned in any manner on the Parent Parties obtaining any financing (including the Financing).

(c)Prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause the Company Subsidiaries to use reasonable best efforts to provide, such cooperation as is reasonably requested by Parent in connection with the arrangement of the Financing (provided, that such requested cooperation does not (w) interfere unreasonably with the business or operations of the Company and the Company Subsidiaries, (x) require the Company or any Company Subsidiaries to take any action that would conflict with or violate any applicable Law, any of the Organizational Documents of the Company or any Company Subsidiaries or any Material Contract, (y) cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiaries or (z) result in any director, manager, employee, officer, accountants, legal counsel or other representatives of the Company or any Company Subsidiaries incurring any actual or potential personal liability), including by using reasonable best efforts to: (i) participate in a reasonable number of meetings (including meetings with prospective lenders and investors), presentations, road shows, drafting sessions and due diligence sessions, including using reasonable best efforts to coordinate direct contact between senior management and the independent auditors of the Company and the Company Subsidiaries, on the one hand, and the actual and potential lenders or investors, on the other hand (which may include one-on-one meetings with potential lenders or investors), and sessions with rating agencies, in each case at reasonable times and locations and with reasonable advance notice, (ii) furnish to Parent as promptly as reasonably practicable (A) the Required Information in a form so that such Required Information (I) is Compliant and (II) meets the applicable requirements set forth in the definition of "Required Information" and (B) such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Commitment Letters/Agreement to consummate the Financing (provided, that neither the Company nor any Company Subsidiaries shall be required to prepare or deliver (x) any financial statements other than the financial statements included in the definition of

"Required Information" or provide any financial information or other information that does not relate to the Company or the Company Subsidiaries, (y) any pro forma financial information or pro forma financial statements or any projections or other information relating to (I) the proposed Financing or any fees or expenses relating thereto or to the Merger, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other adjustments desired to be incorporated into any information used in connection with the Financing or (III) any financial information relating to the Parent Parties or any of their Affiliates), (iii) cause the independent auditors of the Company and the Company Subsidiaries to (A) reasonably cooperate with Parent in connection with the Financing, including by providing customary "comfort letters" (including "negative assurance" comfort) and (B) to provide customary assistance with the due diligence activities of Parent and the Financing Sources and the preparation of the documents referred to in clauses (iv) and (v) below, including any pro forma financial statements to be included therein, and customary consents to the use of audit reports in any disclosure and marketing materials relating to the Financing and related government filings, (iv) provide upon the reasonable request of Parent such information reasonably required to prepare a customary confidential information memorandum (including a version that does not include material non-public information) and other customary materials reasonably required to complete the syndication, including a customary authorization letter, (v) assist Parent in the preparation of (A) customary materials for rating agency and investor presentations (including "roadshow" or investor meeting slides), registration statements, offering memoranda, prospectuses, private placement memoranda, and other customary marketing materials and (B) definitive documentation for the Financing, including any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the provision of guarantees and pledging of collateral contemplated by the Debt Financing, (vi) provide at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable "know your customer" and anti-money laundering rules and regulations including the USA PATRIOT Act and the beneficial ownership regulations pursuant to 31 C.F.R. §1010.230 and is reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date and (vii) notwithstanding anything to the contrary in Section 6.2(f), ensure that prior to the Closing Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of the Company and the Company Subsidiaries, being offered, placed or arranged without the written consent of the Debt Financing Sources.

(d)Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other fee or incur any other liability or obligation (except for the obligations set forth in Section 6.16(c)) in connection with the Financing prior to the Closing, (ii) no obligation of the Company or any Company Subsidiary under any document, certificate or instrument executed pursuant to Section 6.16(c) shall be effective until the Closing or be effective if the Closing does not occur, (iii) neither the Company nor any Company Subsidiary shall be required to execute or deliver or have any liability or obligation under any loan agreement or any related document or any other agreement or document (including any certificates, legal opinions or pledge or security documents) or any other action requested hereunder related to the Financing prior to the Closing, except for the customary authorization letter referenced in Section 6.16(c)(iv), and (iv) neither the Company nor any Company Subsidiary shall be required to provide access to or disclose any information or document except in accordance with Section 6.3. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses (including reasonable attorneys' fees) incurred by the Company or any Company Subsidiary or any of their respective representatives in connection with the cooperation of the Company and their Affiliates contemplated by Section 6.16(c). All non-public or other confidential information provided by the Company or its representatives pursuant to Section 6.16(c) will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective officers, employees, representatives and advisors) or ratings agencies as contemplated by the Debt Commitment Letters so long as such information shall be kept confidential by them in accordance with customary confidentiality protections.

(e)The Company hereby consents to the inclusion of the Financial Statements, the Unaudited Interim Financial Statements and the Required Information, as applicable, prior to the Closing in connection with the Financing in (i) any registration statement filed by EWS in connection with an offering or exchange of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms) under the Securities Act in compliance with the requirements of Regulation S-X and Regulation S-K, as applicable, and (ii) any prospectuses, private placement memoranda, lender and investor presentations, offering documents, bank information memoranda, rating agency presentations and similar documents customarily used in connection with the Financing, including, any customary "offering memoranda" in connection with a debt securities offering, whether public or private.

(f)The Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with EWS to permit EWS and its Affiliates to prepare such unaudited pro forma financial statements for the Company and the Company Subsidiaries for such time periods as required by the Exchange Act, the rules and regulations of the SEC or any rule or regulation of any securities exchange upon which the securities of EWS are listed or traded and as may be determined by EWS or the Financing Sources to be required or appropriate in connection with the Financing. Without limiting the generality of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, at EWS's sole cost and expense, (i) provide EWS and its accountants with reasonable access during normal business hours to financial and other information reasonably requested by EWS in connection with the preparation of such financial statements, including access to work papers of the Company, the Company Subsidiaries and their respective accountants reasonably requested by EWS in connection therewith and (ii) provide reasonable assistance to EWS and its accountants in the preparation of such financial statements.

6.17Notice of Certain Events. The Company shall notify Parent, and Parent shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement and (ii) any Litigation instituted or threatened against such party or any of its Affiliates (including, with respect to the Parent, the EWS Family Shareholders) to restrain, prohibit or otherwise challenge the legality of the transactions contemplated by this Agreement.

6.18Termination of Equityholder Agreements. Prior to the Closing, the Company shall take all necessary actions to terminate the Securityholders' Agreement and the Registration Rights Agreement, dated as of December 18, 2009, among the Company and certain Stockholders, effective as of the Effective Time, without liability thereafter to any Parent Party or the Surviving Company.

6.19Reports. Within sixty (60) calendar days after the end of each fiscal quarter (other than the fourth quarter) during the period from the date of the Base Balance Sheet through the Closing, the Company shall provide to Parent the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and year-to-date period ended and the corresponding quarter or year-to-date period in the prior year, including footnotes thereto (the "Unaudited Quarterly Financial Statements"). Within ninety (90) calendar days after the end of each fiscal year during the period from the date of the Base Balance Sheet through the Closing, the Company shall provide to Parent the audited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, stockholders' equity and cash flows for such fiscal year ended, including footnotes thereto (the "Audited Annual Financial Statements"). The Unaudited Quarterly Financial Statements shall be prepared on the same basis as the Unaudited Interim Financial Statements.

ARTICLE VII

CLOSING CONDITIONS

7.1Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the transactions contemplated hereby, including the Merger, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company, Parent and Merger Sub:

(a)No Order. No Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order which (i) is in effect and (ii) has the effect of making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)Regulatory Approval. (i) The applicable waiting period under the HSR Act shall have expired or been terminated and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.

7.2Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent:

(a)Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than in Section 4.7(b)) shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, however, that the representation and warranty of the Company set forth in Section 4.7(b) (giving effect to the "Material Adverse Effect" qualifier set forth therein) shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time. Parent and Merger Sub shall have received a certificate of a duly authorized officer or other authorized person of the Company as to the satisfaction of this Section 7.2(a).

(b)Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Parent and Merger Sub shall have received a certificate of a duly authorized officer or other authorized person of the Company as to the satisfaction of this Section 7.2(b).

(c)Dissenting Shares. Holders of no more than one percent (1%) of the outstanding Common Shares as of immediately prior to the Effective Time, in the aggregate, shall have validly exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Common Shares.

(d)Company Stockholder Approval. The Key Company Stockholder shall have approved the Merger and adopted this Agreement in accordance with Section 251 of the DGCL.

7.3Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company:

(a)Representations and Warranties. The representations and warranties of the Parent Parties contained in this Agreement shall be true and correct (without giving effect to any "materiality" or "material adverse effect" qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "material adverse effect" qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated hereby. The Company shall have received a certificate of a duly authorized officer or other authorized person of the Parent Parties as to the satisfaction of this Section 7.3(a).

(b)Agreements and Covenants. The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Parent Parties on or prior to the Closing Date. The Company shall have received a certificate of a duly authorized officer or other authorized person of the Parent Parties as to the satisfaction of this Section 7.3(b).

(c) EWS Shareholder Approval. The EWS Shareholder Approval shall have been obtained.

ARTICLE VIII

TERMINATION

8.1Termination. This Agreement may be terminated by giving written notice at any time prior to the Closing as follows:

(a)by mutual consent of Parent and the Company;

(b)by either Parent or the Company, if there shall be any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity of competent jurisdiction which is final and nonappealable preventing the consummation of the transactions contemplated hereby for any reason other than the failure of the party seeking to terminate this Agreement to comply with any covenant or agreement of such party set forth herein.

(c)by Parent or the Company, at any time after twelve (12) months after the date of this Agreement (such date or such later date, if any, as is provided in the proviso to this Section 8.1(c), the "Outside Date"), if the transactions contemplated hereby to occur at the Closing shall not have been consummated for any reason other than the failure of the party seeking to terminate this Agreement to comply with any covenant or agreement of such party set forth herein; provided, however, that in the event the condition set forth in Section 7.1(b) shall not have been satisfied on or before the Outside Date but all of the other conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), either the Company or Parent may extend the Outside Date, on one or more occasions, by notice delivered to the other parties, until a date no later than the 18-month anniversary of the date of this Agreement, in which case the Outside Date shall be deemed for all purposes to be the latest of any such dates.

(d)by Parent, if the Company shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach or violation shall not have been cured within thirty (30) calendar days after written notice thereof has been given by Parent to the Company;

(e)by the Company, if any Parent Party shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to the Closing set forth in Section 7.3(a) or Section 7.3(b), and such breach or violation shall not have been cured within thirty (30) calendar days after notice thereof has been given by the Company to Parent;

(f)by Parent, if within 24 hours following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(f) more than 48 hours following the execution and delivery of this Agreement by all of the parties hereto; or

(g)by the Company, (i) if, within thirty (30) calendar days of the date of this Agreement, the EWS Shareholder Approval shall not have been obtained at the EWS Family Shareholder Meeting and evidence thereof delivered to the Company pursuant to Section 6.15; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(g)(i) more than 48 hours following such date or (ii) if, within fifty-five (55) calendar days of the date of the EWS Family Shareholder Meeting described in clause (g)(i) above, the EWS Shareholder Approval shall not have been obtained at the EWS Shareholder Meeting and evidence thereof delivered to the Company pursuant to Section 6.15; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(g)(ii) more than 48 hours following such date.

8.2Effect of Termination.

(a)In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void, there shall be no liability on the part of Parent, the Company, the Equityholder Representative or any of their respective partners, officers, directors, managers, Subsidiaries, Affiliates or Associates to any other party and all rights and obligations of any party hereto shall cease, except that (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement or the Confidentiality Agreement or for Fraud and (ii) Section 6.12, Section 8.2 and Article IX hereof shall survive any such termination of this Agreement.

(b)

(i)In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(c) (if at such time there is a failure of the condition set forth in Section 7.1(b) to be satisfied) where (A) there has been an Assumed Change in Law and (B) the FCC Consent has not been obtained, then Parent shall, if the Company so elects by written notice to Parent within twenty (20) calendar days following the Company's delivery or receipt, as applicable, of the termination notice, within five (5) Business Days following its receipt of any such written election notice from the Company and the documentation referred to in the definition of "Parent Fees and Expenses Termination Fee," pay (or cause to be paid) by wire transfer of immediately available funds, to an account designated by the Company, the Parent Fees and Expenses Termination Fee; provided, however, that no Parent Termination Fee shall be owed pursuant to this Section 8.2(b)(i) if the Parent Parties have established that the FCC has not directly or indirectly identified to any Parent Party or any of their respective representatives any issues, conditions or concerns to be addressed or resolved that would require changes, modifications or amendments to the Network Affiliation Agreement form attached hereto (other than if the FCC indicates they are satisfied with the form attached hereto) in order to facilitate FCC action on the FCC Applications or to obtain the FCC Consent.

(ii) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(c) (if at such time there is a failure of the condition set forth in Section 7.1(b) to be satisfied) where (A) there has not been an Assumed Change in Law and (B) the FCC Consent has not been obtained, then Parent shall, if the Company so elects by written notice to Parent within twenty (20) calendar days following the Company's delivery or receipt, as applicable, of the termination notice, within five (5) Business Days of its receipt of any such written election notice from the Company, pay (or cause to be paid) by wire transfer of immediately available funds, to an account designated by the Company, the Parent Full Termination Fee; provided, however, that no Parent Termination Fee shall be owed pursuant to this Section 8.2(b)(ii) if the Parent Parties have established that the FCC has not directly or indirectly identified to any Parent Party or any of their respective representatives any issues, conditions or concerns to be addressed or resolved that would require changes, modifications or amendments to the Network Affiliation Agreement form attached hereto (other than if the FCC indicates they are satisfied with the form attached hereto) in order to facilitate FCC action on the FCC Applications or to obtain the FCC Consent.

(iii)In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(c) (if at such time there is a failure of the condition set forth in Section 7.1(b) to be satisfied) where the DOJ has required (A) divestitures of a number of television broadcast stations affiliated with the ABC, NBC, CBS and/or Fox television networks that, in the aggregate, are material to EWS and its Subsidiaries (taken as a whole); (B) divestitures that are material and adverse to the Company's and its Subsidiaries' (taken as a whole) ability to provide programming at a national level (including the sale and retention of advertising revenue for such programming) to the Company Stations subject to the FCC Divestitures; or (C) divestiture of one or more Katz national digital network(s) (which term, for the avoidance of doubt, shall exclude any television broadcast stations), then, in any case, if the Company so elects by written notice to Parent within twenty (20) calendar days following the Company's delivery or receipt, as applicable, of the termination notice, Parent shall, within five (5) Business Days of its receipt of any such written election notice from the Company, pay (or cause to be paid) by wire transfer of immediately available funds, to an account designated by the Company, the Parent Full Termination Fee.

(c)Parent and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of this Agreement and the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this

Agreement; accordingly, if Parent fails to promptly pay or cause to be paid any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in Section 8.2(b) or any portion thereof, Parent shall pay or cause to be paid to the Company its reasonable out-of-pocket costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the applicable Parent Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made.

(d)Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that (i) nothing in this Section 8.2 shall limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.11; provided that in no case shall the Company be entitled to receive both a grant of specific performance, on the one hand, and the payment of the applicable Parent Termination Fee, on the other hand, (ii) except as set forth in clause (iii) below, (A) nothing in this Section 8.2 shall relieve any Parent Party from any liability for any breach of this Agreement and (B) each Parent Party waives any argument that a Parent Termination Fee establishes the maximum amount of damages in the event of any breach of this Agreement and (iii) solely where a Parent Termination Fee has been paid to the Company pursuant to Section 8.2(b) and irrespective of whether there has been any breach of this Agreement by any Parent Party, (A) the Company's receipt of a Parent Termination Fee pursuant to Section 8.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and any other Person against Parent Parties and the Debt Financing Sources, (B) in no case shall the Company be entitled to receive both the Parent Full Termination Fee and the Parent Fees and Expenses Termination Fee, (C) the applicable Parent Termination Fee shall only be paid once and in no case shall the Company be entitled to receive a Parent Termination Fee under more than one subsection of Section 8.2(b) and (D) in the event of a termination of this Agreement that would give rise to Parent's obligation to pay the Company a Parent Termination Fee under either Section 8.2(b)(i) or Section 8.2(b)(iii), the Company shall only be entitled to receive the Parent Termination Fee payable under Section 8.2(b)(i).

ARTICLE IX
GENERAL PROVISIONS

9.1Non-Survival; Exclusive Remedy.

(a)None of the representations, warranties and covenants in this Agreement or in any Ancillary Agreement, or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement or any Ancillary Agreement, pertaining to or in respect of any period prior to the Closing shall survive the Closing or the earlier termination of this Agreement, regardless of any applicable statute of limitations. This Section 9.1 shall not limit any covenant or agreement contained herein or in any Ancillary Agreement that by its terms is to be performed in whole or in part after the Effective Time, including any post-Closing adjustments to the Closing Date Merger Consideration and related covenants contemplated by Section 2.7 hereof, or any provision or liability that survives the termination of this Agreement pursuant to Section 8.2.

(b)Notwithstanding anything to the contrary contained herein, the Parent Parties agree that the R&W Insurance Policy shall be the sole and exclusive remedy of the Parent Parties for any inaccuracy, misrepresentation or breach of any representation or warranty contained in this Agreement or in any Ancillary Agreement other than any claim for Fraud. Nothing in this Section 9.1 or elsewhere in this Agreement or in any Ancillary Agreement shall limit any rights of the Parent Parties under the R&W Insurance Policy.

9.2Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third (3rd) Business Day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the next Business Day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent by electronic transmission (if between 9:00 am and 6:00 pm ET on a Business Day, or, if after 6:00 pm ET on a Business Day or if not on a Business Day, the next Business Day), to the email address specified below (or at such other address or email address for a party as shall be specified by notice given in accordance with this Section) (provided, that the sending party does not receive an automatically generated message from the recipient's e-mail server that such e-mail could not be delivered to such recipient):

If to any Parent Party:

Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention:
William Appleton, Executive Vice President and General Counsel
Robin Davis, Vice President/Strategy and Corporate Development Email:
appleton@scripps.com
robin.davis@scripps.com

with a copy to:

Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111
Attention: Steven H. Goldberg
Robert F. Morwood
Email: sgoldberg@bakerlaw.com
rmorwood@bakerlaw.com

If to the Company:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401

Attention: General Counsel
Email: IONlegal@ionmedia.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Dr., Suite 2700
Chicago, Illinois 60606
Attention: Kimberly deBeers
Email: kimberly.debeers@skadden.com

If to the Equityholder Representative:

BD ION Equityholder Rep LLC
c/o Black Diamond Capital Management, L.L.C.
1 Sound Shore Dr #200
Greenwich, CT 06830
Attention: Christopher W. Parker
Email: cparker@bdcm.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Dr., Suite 2700
Chicago, Illinois 60606
Attention: Kimberly deBeers
Email: kimberly.debeers@skadden.com

9.3Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing; provided, however, that this Agreement may not be amended except by an instrument signed by the Company, the Parent Parties and the Equityholder Representative. Notwithstanding anything to the contrary herein, none of the Financing Provisions may be amended, modified, altered or waived in a manner materially adverse to the Debt Financing Sources without the prior consent of the Debt Financing Sources.

9.4Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company (or, after the Closing, the Equityholder Representative), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby.

9.5Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

9.7Entire Agreement. This Agreement (together with the Exhibits and Schedules attached hereto and the Disclosure Schedule), the Confidentiality Agreement, the Ancillary Agreements and any other agreement executed by any of the Parent Parties and the Company on the date hereof constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

9.8Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto.

9.9Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Other than the provisions of (a) after the Closing, Sections 6.5 and 6.6 to the extent they apply to current or former directors, managers, officers, employees and agents of the Company or the Company Subsidiaries, (b) after the Closing, Article II to the extent it applies to the Equityholders' respective rights to receive Closing Date Merger Consideration (but subject to Section 6.12 and Section 2.3) and (c) after the Closing, Section 9.17 to the extent it applies to Skadden or Baker & Hostetler LLP, no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Debt Financing Sources shall be third-party beneficiaries of each of the Financing Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources). In addition, the Parent Parties acknowledge the right of the Company and the Equityholder Representative, on behalf of the Equityholders, to pursue Damages suffered by its Equityholders as a group in the event of any Parent Party's failure to consummate the Merger in breach of this Agreement.

9.10Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of proof of actual damages or the posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Nothing contained in this Section 9.11 shall require any party to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 9.11 before exercising any termination right under Article VIII (and pursuing damages after such termination to the extent permitted by this Agreement) nor shall the commencement of any action pursuant to this Section 9.11 or anything contained in this Section 9.11 restrict or limit any party's right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the parties under this Agreement.

9.12Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.2 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Notwithstanding the foregoing in Section 9.12(a), each of the parties agrees that it will not bring or support any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance of the transactions related thereto, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York located in the County of New York (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 9.12(a) mutatis mutandis but with respect to the courts specified in this Section 9.12(b).

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(C).

9.13Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or by e-mail delivery of a ".pdf" format data file, each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

9.14Interpretation. (a) As used in this Agreement, (i) the term "including" means "including, without limitation" and "including, but not limited to," and (ii) the word "or" is not exclusive, unless the context otherwise requires. (b) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. (c) All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. (d) Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. (e) When a reference is made in this Agreement to a section, article, exhibit or schedule, such reference shall be to a section or article of, or an exhibit or schedule to, this Agreement unless otherwise indicated. (f) The terms "hereof," "herein," "hereby," "hereto,"

"hereunder" and derivative or similar words refer to this entire Agreement. (g) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates. (h) All references in this Agreement to "dollars" or "$" shall mean United States Dollars. (i) References to the "ordinary course" or "ordinary course of business" shall refer to the ordinary manner in which the Company and the Company Subsidiaries operate their respective businesses consistent with reasonable past practices; provided, that, solely for purposes of determining whether the Company has complied with its covenants and other agreements contained in this Agreement and for purposes of determining whether the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b) have been satisfied, "ordinary course" and "ordinary course of business" shall include any action reasonably taken or omitted to be taken directly or indirectly in response to any effect, condition, development or circumstance resulting from the COVID-19 Pandemic, any COVID-19 Measures or as required by any applicable Law. (j) References to a contract, agreement or instrument means such contract, agreement or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Notwithstanding anything in this Agreement to the contrary, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms and solely for purposes of determining whether the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b) have been satisfied, any action reasonably taken or omitted to be taken by the Company or any of the Company Subsidiaries that (i) is substantively consistent with the reasonable policies of the Company or any of the Company Subsidiaries in respect of responses to the COVID-19 Pandemic or any COVID-19 Measures generally or (ii) the Company or its Affiliates reasonably believes in good faith is necessary to comply with any applicable Law, in each case will be deemed to comply with the Company's and its Affiliates' representations, warranties, covenants and agreements contained in this Agreement.

9.15Fees, Expenses and Other Payments. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective attorneys, accountants, investment bankers, brokers and other representatives.

9.16Disclosure Schedule. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, (a) the information and disclosures contained in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedule as though fully set forth in such other section or subsection for which it could reasonably be concluded that it applies to such other section or subsection of the Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule, (b) the disclosure of any matter in the Disclosure Schedule shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Schedule is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any party except to the extent expressly set forth herein, and (d) the inclusion of any item in the Disclosure Schedule shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of the Company or any of the Company Subsidiaries, nor an admission of any obligation or liability to any third party.

9.17Waiver of Conflict; Privilege.

(a)Acknowledgment of Prior Representation. Each of the parties hereto acknowledges and agrees that Skadden has acted as counsel to the Company and the Equityholder Representative in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and in that connection not as counsel for any other person, including any Parent Party or the Surviving Company. The parties agree that Skadden is an intended third-party beneficiary of this Section 9.17 and is entitled to enforce such section as if it were a party hereto.

(b)Consent to Future Representation. The Parent Parties hereby consent and agree to, and agree to cause the Surviving Company and its Affiliates (including, with respect to the Parent Parties for purposes of this Section 9.17, the EWS Family Shareholders) to consent and agree to, Skadden representing the Equityholder Representative and/or any of the Equityholders (collectively, the "Seller Parties") after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to any Parent Party or any of their respective Affiliates (including for purposes of this Section, the EWS Family Shareholders and the Surviving Company), and even though Skadden may have represented the Company or its Affiliates in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. The Parent Parties further consent and agree to, and agree to cause the Surviving Company and its Affiliates to consent and agree to, the communication by Skadden to the Seller Parties in connection with any such representation of any fact known to Skadden arising by reason of Skadden's prior representation of the Company or any of its Affiliates.

(c)Waiver of Conflicts. In connection with the foregoing, each of the Parent Parties hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company and its Affiliates to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Skadden's prior representation of the Company or any of its Affiliates and (ii) Skadden's representation of the Equityholder Representative and/or any other Seller Parties prior to and after the Closing.

(d)Definition and Ownership of Privileged Communications.

(i)Each of the Parent Parties further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Company and its Affiliates, that (A) all communications in any form or format whatsoever that occurred prior to the Closing between or among Skadden, on the one hand, and the Company or any of its directors, officers, employees or other representatives, on the other hand, and (B) all communications in any form or format whatsoever that occurred prior to or following the Closing between or among Skadden, on the one hand, and any Seller Party or any of such Seller Party's directors, officers, employees or other representatives, on the other hand, in each case that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, including any files or other materials that contain such information, the "Seller Party Privileged Communications") shall be deemed to be attorney-client privileged and that the Seller Party Privileged Communications and the expectation of client confidence relating thereto belong solely to the Seller Parties, shall be controlled by the Equityholder Representative on behalf of the other Seller Parties and shall not pass to or be claimed by any Parent Party, the Surviving Company or any of their Affiliates, or any insurance carrier providing the R&W Insurance Policy.

(ii)(A) All communications in any form or format whatsoever that occurred prior to or following the Closing between or among Baker & Hostetler LLP, on the one hand, and any Parent Party or any of such Parent Party's directors, officers, employees or other representatives, on the other hand, and (B) all communications in any form or format whatsoever that occurred following the Closing between or among Baker & Hostetler LLP, on the one hand, and the Surviving Company or any of its directors, officers, employees or other representatives, on the other hand, in each case that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, including any files or other materials that contain such information, the "Parent Party Privileged Communications") shall be deemed to be attorney-client privileged and the Parent Party Privileged Communications and the expectation of client confidence relating thereto belong solely to the Parent Parties, shall be controlled by the Parent on behalf of the other Parent Parties and the Surviving Company and shall not pass to or be claimed by any Seller Party or any of their post-Closing Affiliates.

(e)Exclusions for Third-Party Claims and Legally Required Disclosure. Notwithstanding the foregoing, in the event that a dispute arises between any Parent Party or the Surviving Company or any of their respective Affiliates, on the one hand, and a third-party other than a Seller Party, on the other hand, a Parent Party or the Surviving Company may assert the attorney-client privilege to prevent the disclosure of the Seller Party Privileged Communications to such third-party; provided, however, that none of the Parent Parties or the Surviving Company or any of their respective Affiliates may waive such privilege without the prior written consent of the Equityholder Representative. In the event that a Parent Party or the Surviving Company or any of their respective Affiliates is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Seller Party Privileged Communications, Parent shall promptly (and, in any event, within five (5) Business Days), to the extent not legally prohibited, notify the Equityholder Representative in writing (including by making specific reference to this Section) so that the Equityholder Representative can seek a protective order at its sole cost and expense and the Parent Parties agree to, and to cause the Surviving Company to, use all commercially reasonable efforts to assist therewith.

(f) No Duty to Disclose Privileged Communications. To the extent that any Seller Party Privileged Communications maintained by Skadden constitute property of the Company or any of the Company Subsidiaries, only the Seller Parties shall hold such property rights and Skadden shall have no duty to reveal or disclose any such Seller Party Privileged Communications by reason of any attorney-client relationship between Skadden, on the one hand, and the Parent Parties or the Surviving Company or any of their Affiliates, on the other hand. To the extent that any Parent Party Privileged Communications maintained by Baker & Hostetler LLP constitute property of any Parent Party or any Subsidiary thereof, only the Parent

Parties shall hold such property rights and Baker & Hostetler LLP shall have no duty to reveal or disclose any such Parent Party Privileged Communications by reason of any attorney-client relationship between Baker & Hostetler LLP, on the one hand, and any of the Seller Parties or any Affiliate thereof, on the other hand.

(g)Prohibition on Access to or Use of Privileged Communications. Each of the Parent Parties agrees that it will not, and that it will cause the Surviving Company and its Affiliates, and its and their respective employees, directors, officers, agents and representatives not to, (i) access or use the Seller Party Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller Party waive the attorney-client or other privilege, or by otherwise asserting that a Parent Party, the Surviving Company or any of their respective Affiliates has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Seller Party Privileged Communications from Skadden or any Seller Parties. Each of the Seller Parties agrees that it will not, and that it will cause its Affiliates, and its and their respective employees, directors, officers, agents and representatives not to, seek to obtain the Parent Party Privileged Communications from Baker & Hostetler LLP or any Parent Parties.

(h)Consent to Baker & Hostetler Future Representation. The parties acknowledge that Baker & Hostetler LLP has represented the Parent Parties in connection with the transactions contemplated by this Agreement. The parties hereby consent to the representation by Baker & Hostetler LLP of the Parent Parties or any of their Affiliates (including, following the Closing, the Surviving Company and the Company Subsidiaries) in any future matter, including any post-Closing dispute concerning this Agreement or any of the other Ancillary Agreements.

9.18 Non-Recourse Against Debt Financing Sources; Waiver of Certain Claims. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that, subject to the rights of any Parent Party under the Commitment Letters/Agreement and any definitive agreements entered into in connection with the Debt Financing or any Alternative Financing, (a) no Debt Financing Source shall have any liability to the Company, the Equityholder Representative, the Equityholders or any of their respective Affiliates or any other Person relating to or arising out of the Merger, this Agreement, any of the Ancillary Agreements or the Debt Financing or any Alternative Financing, or any transactions contemplated by, or document related to, the foregoing (including any willful breach thereof, or the failure of the transactions contemplated hereby to be consummated), whether at law or equity, in contract or in tort or otherwise, and (b) none of the Company, the Equityholder Representative, the Equityholders or any of their respective Affiliates shall have any rights or claims whatsoever against any of the Debt Financing Sources under this Agreement, any of the Ancillary Agreements or in connection with the Debt Financing or any Alternative Financing, or otherwise in respect of the Merger or any of the other transactions contemplated by any of the foregoing, whether at law or equity, in contract or in tort, or otherwise. Each of the Company, on behalf of itself and its Affiliates, and the Equityholder Representative, on behalf of itself and the Equityholders, hereby agrees that none of the Debt Financing Sources shall have any liability or obligations to the Company, the Equityholder Representative, the Equityholders or any of their respective Affiliates relating to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby (including with respect to the Debt

Financing or any Alternative Financing). Each of the Company, on behalf of itself and its Affiliates, and the Equityholder Representative, on behalf of itself and the Equityholders, hereby waives any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, any of the Ancillary Agreements, any debt financing commitment or the transactions contemplated hereby or thereby (including the Debt Financing or any Alternative Financing). This Section 9.18 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary and is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company and the Equityholder Representative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

THE E.W. SCRIPPS COMPANY

By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

SCRIPPS MEDIA, INC.

By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

SCRIPPS FARADAY INC.

By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

ION MEDIA NETWORKS, INC.

By: /s/ David A. Christman
Name:	David A. Christman
Title:	Executive Vice President and General Counsel

BD ION Equityholder Rep LLC, solely in its capacity as the Equityholder Representative hereunder

By: /s/ Christopher W. Parker
Name:	Christopher W. Parker
Title:	Vice President

[Signature Page to Merger Agreement]